    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 2001
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               F.N.B. CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


          PENNSYLVANIA                               6711                         25-1255406
(State or Other Jurisdiction of          (Primary Standard Industrial         (I.R.S. Employer
 Incorporation or Organization)           Classification Code Number)          Identification No.)

           ONE F.N.B. BOULEVARD                                     JOHN D. WATERS
      HERMITAGE, PENNSYLVANIA 16148                               F.N.B. CORPORATION
               (724) 981-6000                                     ONE F.N.B. BOULEVARD
   (Address, Including Zip Code, and                           HERMITAGE, PENNSYLVANIA 16148
   Telephone Number, Including Area Code,                             (724) 981-6000
of Registrant's Principal Executive Offices)       (Name, Address, Including Zip Code and Telephone.
                                                   Number, Including Area Code of Agent for Service).

                                 ---------------
                                   COPIES TO:

       ROBERT C. SCHWARTZ, ESQ.                       A. GEORGE IGLER, ESQ.
    SMITH, GAMBRELL & RUSSELL, LLP                    IGLER & DOUGHERTY, P.A.
1230 Peachtree Street, N.E., Suite 3100                1501 Park Avenue East
        Atlanta, Georgia 30309                       Tallahassee, Florida 32301
           (404) 815-3500                                  (850) 878-2411

                                 ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    Upon the effective date of the merger of Citizens Community Bancorp, Inc.
                           with and into Registrant.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================
                                                         PROPOSED       PROPOSED
                                       AMOUNT            MAXIMUM        MAXIMUM           AMOUNT OF
        TITLE OF EACH CLASS OF          TO BE            OFFERING       AGGREGATE       REGISTRATION
     SECURITIES TO BE REGISTERED      REGISTERED(1)       PRICE         OFFERING             FEE
                                                         PER SHARE      PRICE(3)
----------------------------------------------------------------------------------------------------
Common Stock, $2.00 par value       2,218,593 shares        (2)        $45,023,262          $11,256
====================================================================================================

(1) Reflects the estimated maximum number of shares of the Registrant's common stock which may be issued in connection with the proposed merger of Citizens Community Bancorp, Inc. with and into the Registrant. In accordance with Rule 416, this Registration Statement shall also register any additional shares of the Registrant's common stock which may become issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions as provided by the agreement relating to the merger.

(2) Not applicable.

(3) Computed, in accordance with Rule 457(f)(1), as the product of (x) the average of the high and low prices of the common stock of CCBI on February 1, 2001 multiplied by (y) the estimated maximum number of shares of CCBI common stock to be received by the Registrant in exchange for the securities registered hereby.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

                       JOINT PROXY STATEMENT - PROSPECTUS

                        CITIZENS COMMUNITY BANCORP, INC.
                               F.N.B. CORPORATION


Dear Fellow Shareholder:

         You are cordially invited to attend a special meeting of the shareholders of Citizens Community Bancorp, Inc. ("CCBI") to be held at _____________________ on Friday, March 16, 2001 at 9:30 a.m. local time, with coffee and other refreshments to be served beginning at 9:00 a.m. At this special meeting, you will be asked to consider and vote upon an Agreement and Plan of Merger pursuant to which CCBI will be merged with and into F.N.B. Corporation, a diversified financial services holding corporation. If the merger agreement is approved at the special meeting and the merger is completed, each share of common stock of CCBI will be converted, at the effective time of the merger, into the right to receive between 0.500 and 0.579 shares of FNB common stock, with the exact number determined in accordance with the terms of the merger agreement.

         FNB's common stock is traded on the Nasdaq National Market under the symbol "FBAN." The closing price of FNB common stock on February 5, 2001 was $21.88.


         The merger cannot be completed unless CCBI's shareholders approve the merger agreement at the special meeting. If you were a shareholder of record of CCBI common stock on February ___, 2001, you are entitled to vote at the special meeting. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD.

         This proxy statement/prospectus provides you with detailed information about the merger, FNB and the shares of FNB common stock that will be issued if the merger is completed. We encourage you to read this entire document carefully.

         THE BOARD OF DIRECTORS OF CCBI BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF CCBI'S SHAREHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER WITH FNB AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

                                    Sincerely,



                                    Richard Storm, Jr.
                                    Chairman and Chief Executive Officer of CCBI


         PLEASE SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF POTENTIAL RISKS INVOLVED IN THE MERGER, AND IN OWNING FNB COMMON STOCK. Shares of FNB common stock are not savings accounts, deposits, or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, or any other governmental agency.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE FNB COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED THAT THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This proxy statement/prospectus is dated February ___, 2001 and is being mailed to shareholders of CCBI on or about February ___, 2001.

                        CITIZENS COMMUNITY BANCORP, INC.
                             650 EAST ELKCAM CIRCLE
                           MARCO ISLAND, FLORIDA 34145

                           ---------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 16, 2001

                           ---------------------------

         To the Shareholders of Citizens Community Bancorp:

         A special meeting of the shareholders of Citizens Community Bancorp, Inc. ("CCBI") will be held at _____________________ on Friday, March 16, 2001, at 9:30 a.m., local time, for the following purposes:

                  (1) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger pursuant to which CCBI will be merged with and into F.N.B. Corporation.

                  (2) To act on such other matters as may properly come before the special meeting and any adjournments or postponements of the special meeting.

         The merger agreement is more completely described in the accompanying proxy statement/prospectus, and a copy of the merger agreement is attached as Appendix A to the proxy statement/prospectus. PLEASE REVIEW THESE MATERIALS CAREFULLY AND CONSIDER FULLY THE INFORMATION SET FORTH THEREIN.

         Action may be taken on the above proposals at the special meeting on the date specified above or on any date or dates to which the special meeting may be adjourned or postponed. Only holders of record of CCBI common stock at the close of business on February ___, 2001, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. The affirmative vote of CCBI shareholders owning a majority of the shares of CCBI common stock outstanding on the record date is required for approval of the merger agreement and the merger.

         THE BOARD OF DIRECTORS OF CCBI UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

         Your vote is important. Whether or not you plan to attend the special meeting in person, please complete, sign and date the enclosed proxy card and to return it without delay in the enclosed postage-paid envelope. This will assure your representation at the special meeting and may avoid the cost of additional communications. This will not prevent you from voting in person at the special meeting. You may revoke your proxy at any time before it is voted by signing and returning a later dated proxy with respect to the same shares, by filing with the Secretary of CCBI a written revocation bearing a later date, or by attending and voting at the special meeting.

                                    By Order of the Board of Directors,



                                    Richard Storm, Jr.
                                    Chairman and Chief Executive Officer
Marco Island, Florida
February___, 2001

              PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED
       PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                           ---------------------------

                                TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   ----
SUMMARY...........................................................................................................    1

         The Companies............................................................................................    1

         What CCBI Shareholders Will Receive......................................................................    1

         CCBI's Reasons for the Merger............................................................................    1

         CCBI's Recommendation to Shareholders....................................................................    2

         Special Meeting..........................................................................................    2

         Required Vote............................................................................................    2

         Ownership of FNB after the Merger........................................................................    2

         Management and Operations after the Merger...............................................................    2

         Opinion of CCBI's Financial Advisor......................................................................    2

         Conditions to the Merger.................................................................................    2

         Termination of the Merger................................................................................    3

         Amendment, Waiver and Extension of the Merger Agreement..................................................    3

         Regulatory Approvals.....................................................................................    3

         Federal Income Tax Consequences..........................................................................    4

         Accounting Treatment.....................................................................................    4

         Stock Option Agreement...................................................................................    4

         Dissenters' Rights of CCBI Shareholders..................................................................    4

         Certain Differences in the Rights of Shareholders........................................................    4

         Future FNB Acquisition Activity..........................................................................    4

         Share Information and Market Prices......................................................................    5

RISK FACTORS......................................................................................................    9

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS........................................................   12

THE SPECIAL MEETING OF SHAREHOLDERS OF CCBI.......................................................................   13

         General..................................................................................................   13

         Voting and Revocation of Proxies.........................................................................   13

         Solicitation of Proxies..................................................................................   13

         Record Date and Voting Rights............................................................................   14

         Recommendation of the CCBI Board.........................................................................   14

THE MERGER........................................................................................................   15

         Description of the Merger................................................................................   15

         Conversion of CCBI Options...............................................................................   16

         Effective Time of the Merger.............................................................................   17

         Exchange of Certificates.................................................................................   17

         Background of the Merger.................................................................................   18

         CCBI's Reasons for the Merger............................................................................   19

         Opinion of CCBI's Financial Advisor......................................................................   21

         FNB's Reasons for the Merger.............................................................................   25

         Conditions to the Merger.................................................................................   25

         Conduct of Business Prior to the Merger..................................................................   26

         Modification, Waiver and Termination.....................................................................   28

         Expenses.................................................................................................   29

         Certain Federal Income Tax Consequences..................................................................   29

         Interests of Certain Persons in the Merger...............................................................   30

         Stock Option Agreement...................................................................................   31

         Dissenters' Rights of CCBI Shareholders..................................................................   34

         Bank Regulatory Matters..................................................................................   36

         FNB Dividend Reinvestment and Stock Purchase Plan........................................................   37

INFORMATION ABOUT FNB.............................................................................................   38

INFORMATION ABOUT CCBI............................................................................................   40

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CCBI.....................   41

DESCRIPTION OF FNB CAPITAL STOCK AND CCBI CAPITAL STOCK...........................................................   46

COMPARISON OF SHAREHOLDER RIGHTS..................................................................................   48

LEGAL MATTERS.....................................................................................................   59

EXPERTS...........................................................................................................   59

OTHER MATTERS.....................................................................................................   60

WHERE YOU CAN FIND ADDITIONAL INFORMATION.........................................................................   60

INDEX OF CCBI'S FINANCIAL STATEMENTS..............................................................................  F-1

APPENDIX A-- Agreement and Plan of Merger.........................................................................  A-1
APPENDIX B-- Stock Option Agreement...............................................................................  B-1
APPENDIX C-- Opinion of Allen C. Ewing & Co.......................................................................  C-1
APPENDIX D-- Dissenters' Rights...................................................................................  D-1

                                     SUMMARY

         This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. The merger agreement is attached to this proxy statement/prospectus as Appendix A. To fully understand the merger and for a more complete description of the legal terms of the merger, you should carefully read this entire document, the merger agreement, and the documents we refer you to in this proxy statement/prospectus under the caption "Where You Can Find More Information."


THE COMPANIES

F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
 (724) 981-6000

         FNB. FNB is a financial services holding company with executive offices in Naples, Florida and Hermitage, Pennsylvania. FNB provides a broad range of financial services to its customers through its banking, insurance agency, consumer finance, and trust company subsidiaries, which operate a total of 154 offices in five states. As of December 31, 2000, FNB had approximately $3.9 billion in consolidated assets and approximately $3.1 billion in deposits.
For additional information regarding FNB, see "The Merger" and "Information About FNB."

Citizens Community Bancorp, Inc.
650 East Elkcam Circle
Marco Island, Florida 34145
(941) 389-1800

         CCBI. CCBI is a bank holding company. CCBI provides a variety of community banking services to its customers in Florida through its bank, commercial mortgage brokerage business and residential mortgage loan origination company. As of December 31, 2000, CCBI had total assets of approximately $167.1 million and total deposits of approximately $144.4 million. For additional information regarding CCBI, see "The Merger" and "Information About CCBI."

WHAT CCBI SHAREHOLDERS WILL RECEIVE (See page 15)

         If the merger is completed, you will receive between 0.500 and 0.579 shares of FNB common stock for each CCBI common share you own on the date of the merger. The exact number of shares you will receive will depend upon the average price of FNB common stock for the ten-day period ending five days prior to the later of the date of the CCBI special shareholders' meeting and the date final regulatory approval is granted for the merger. You will receive a small cash payment equal to the value of any fractional share to which you may be entitled, unless you elect to enroll in FNB's dividend reinvestment plan, in which case you will receive the exact number of shares issuable to you, rounded to the third decimal place, in book-entry form.

         The closing price of FNB common stock on February 5, 2001 was $21.88. The closing price of CCBI common stock on December 15, 2000, the last trading day prior to the date on which the merger was announced, was $5.50.

CCBI'S REASONS FOR THE MERGER  (See page 19)

         The CCBI Board believes that the terms of the merger agreement and the merger are fair to, and in the best interest of, CCBI and its shareholders. In reaching its decision, the CCBI Board considered the following factors, among others:

         - the belief of the CCBI Board that FNB has offered a fair price to CCBI shareholders for their CCBI common stock and that the CCBI common stock would be acquired on a tax-free basis (except with respect to cash received in lieu of fractional shares);

         -        the liquidity and dividend history of FNB common stock;

         - the potential benefits to be received by CCBI's customers from the merger and FNB's commitment to community banking;

         -        an evaluation of the potential long-term prospects of FNB; and

         - FNB's intention to retain most of CCBI's lower- to mid-level employees.

         The CCBI Board believes that the financial services industry, including banking, is becoming increasingly competitive, and that the merger will enable CCBI's customers to be better served and will provide CCBI's shareholders with substantial benefits. The merger will provide opportunities for CCBI's customers to be offered more diverse products and services. Further, since FNB subsidiaries are operated as community banks, the CCBI Board believes that the same commitment to customer service now existing will continue following the merger.

CCBI'S RECOMMENDATION TO SHAREHOLDERS (See page 14)

         The CCBI Board believes that the merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve the merger agreement and the related merger.

SPECIAL MEETING (See page 13)

         The special meeting of CCBI shareholders will be held at _____________________ on Friday, March 16, 2001 at 9:30 a.m. At the special meeting, CCBI shareholders will be asked to approve the merger agreement and the related merger.

REQUIRED VOTE

         The merger agreement must be approved by the holders of a majority of the outstanding shares of CCBI common stock. Directors and executive officers of CCBI currently control approximately 28.0% of the outstanding shares of CCBI common stock entitled to vote at the special meeting. Shareholders of FNB are not required to approve the merger.

OWNERSHIP OF FNB AFTER THE MERGER

         FNB will issue up to 1,963,682 shares of its common stock to CCBI shareholders in connection with the merger (assuming no additional shares of CCBI common stock are issued upon the exercise of CCBI stock options prior to the merger), which would constitute approximately 8.2% of the outstanding stock of FNB after the merger, based on the number of outstanding shares of FNB common stock on December 31, 2000. The shares will be listed for trading on the Nasdaq National Market.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

         After the merger takes place, Citizens Community Bank of Florida ("CCBF"), the banking subsidiary of CCBI, will be merged into First National Bank of Florida, a banking subsidiary FNB. CCBF's Marco Island office will continue to be operated under its current name for a period of at least two years following the merger, however.

OPINION OF CCBI'S FINANCIAL ADVISOR (See page 21)

         CCBI asked its financial advisor, Allen C. Ewing & Co., for advice on the fairness of the consideration that FNB is offering to CCBI shareholders in the merger. Ewing performed a number of analyses in which it compared the companies' historical stock prices and other measures of performance, compared the financial terms of the merger to those of other publicly announced transactions, and estimated the relative values of FNB and CCBI based on past and anticipated future performance and the benefits that could be expected from the merger. Ewing delivered its written opinion, dated January 22, 2001, that the merger consideration is fair to CCBI shareholders from a financial point of view. The fairness opinion is attached as Appendix C to this proxy statement/prospectus.

CONDITIONS TO THE MERGER (See page 25)

         To complete the merger, a number of conditions must be satisfied in addition to obtaining the vote of our shareholders, including the following:

         -        no law or injunction may effectively prohibit the merger;

         - FNB and CCBI must receive all necessary approvals of governmental authorities;

         - FNB and CCBI must receive a legal opinion that the merger will be treated as a tax-free reorganization under the Internal Revenue Code; and

         - FNB must receive a letter from its independent auditors indicating that the merger can be accounted for as a pooling-of-interests.

TERMINATION OF THE MERGER (See page 28)

         FNB and CCBI can agree to terminate the merger agreement at any time prior to completion of the merger, and either FNB or CCBI can terminate the merger agreement if, among other reasons, any of the following occurs:

         -        the merger is not approved by the CCBI shareholders;

         -        the merger is not completed by June 30, 2001;

         - a court or other governmental authority permanently prohibits the merger; or

         - the other party breaches or materially fails to comply with any of its representations or warranties or obligations under the merger agreement.

AMENDMENT, WAIVER AND EXTENSION OF THE MERGER AGREEMENT (See page 28)

         The Boards of Directors of CCBI and FNB may amend the merger agreement at any time before the merger is completed, and may agree to extend the time within which any action required by the merger agreement is to take place. However, if an amendment would change the amount or form of the consideration CCBI shareholders would receive in the merger, the amendment would have to be approved by CCBI shareholders.

REGULATORY APPROVALS (See page 36)

         The merger is subject to the approval of the Federal Reserve Board. If the Federal Reserve Board approves the merger, the United States Department of Justice has 15 days in which to challenge the approval on antitrust grounds. We may not consummate the merger until expiration of the 15-day waiting period. These governmental authorities may impose conditions for granting approval of the merger.

         FNB and CCBI have filed all required applications for regulatory review and approval or notice in connection with the merger. Neither CCBI nor FNB can offer any assurance that all necessary approvals will be obtained or as to the date of any such approvals.

FEDERAL INCOME TAX CONSEQUENCES (See page 29)

         The merger is structured so that CCBI shareholders will generally not recognize any gain or loss for federal income tax purposes in the merger, except for taxes payable because of cash received by CCBI shareholders instead of fractional shares of FNB common stock or pursuant to the exercise of dissenters' rights as described below.

ACCOUNTING TREATMENT (See page 36)

         FNB plans to account for the merger as a pooling-of-interests under generally accepted accounting principles. In the event the total number of fractional shares and dissenters' shares exceeds 10% of the total number of shares of FNB common stock issued in the merger, FNB will not be permitted to account for the merger as a pooling-of-interests.

STOCK OPTION AGREEMENT (See page 31)

         In connection with the merger agreement, CCBI granted FNB an option to purchase up to 842,583 shares of CCBI common stock at an exercise price of $7.50 per share. FNB may exercise the stock option only if certain events occur that are ordinarily associated with another party attempting to prevent the merger and acquire a substantial portion or all of CCBI. As of this date, none of those events has occurred. The purpose of the stock option is to increase the likelihood that the merger will occur by making it more costly for another party to acquire CCBI.

DISSENTERS' RIGHTS OF CCBI SHAREHOLDERS (See page 34)

         CCBI shareholders who do not vote in favor of the merger and who strictly comply with certain procedures to exercise their dissenters' rights under Florida law will be entitled to receive a cash payment for the fair value of their CCBI common stock.

CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS (See page 48)

         Once the merger occurs, CCBI shareholders will automatically become shareholders of FNB and their rights will be governed by Pennsylvania law and FNB's corporate governing documents rather than Florida law and CCBI's governing documents.

FUTURE FNB ACQUISITION ACTIVITY

         As part of its growth strategy, FNB may acquire other banks or other financial services institutions to expand or strengthen its market position. Risks associated with this strategy include, but are not limited to, FNB paying too high a price for future acquisitions or failing to properly integrate and manage new operations. Future acquisitions may be dilutive to FNB shareholders.

SHARE INFORMATION AND MARKET PRICES

         The following table presents the closing market prices for CCBI and FNB common stock on December 15, 2000 and February 5, 2001. December 15, 2000 was the last full trading day prior to the date on which the signing of the merger agreement was announced. February 5, 2001 was the last practicable trading day for which information was available prior to the date of the filing of this proxy statement/prospectus. The table also presents the equivalent price per share of CCBI common stock, giving effect to the merger, as of such dates. The equivalent per share price of CCBI common stock is determined by multiplying the closing market price per share of FNB common stock on each date by an estimated exchange ratio based on the FNB stock price on such date.

         FNB common stock trades on the Nasdaq National Market under the trading symbol "FBAN." CCBI common stock trades on the Nasdaq SmallCap Market under the trading symbol "CCBI." The market prices of shares of FNB and CCBI common stock fluctuate from day to day. As a result, you should obtain current market quotations to evaluate the merger.


                                                                                      CCBI EQUIVALENT
                                                       FNB             CCBI           PER SHARE PRICE
                                                      ------           -----          ---------------
           December 15, 2000...................       $20.00           $5.50               $11.00
           February 5, 2001....................       $21.88           $11.62              $11.47

COMPARATIVE UNAUDITED PER SHARE DATA

         The following table sets forth selected comparative per share data for each of FNB and CCBI on an historical basis and selected unaudited pro forma comparative per share data assuming the merger had been consummated and FNB and CCBI had been combined as of the beginning of the earliest period presented for earnings per share and dividends per share and as of the dates shown for book value per share. The unaudited pro forma financial data have been prepared giving effect to the merger as a pooling-of-interests. For a description of the effect of pooling-of-interests method of accounting on the merger and the historical financial statements of FNB, see "The Merger -- Accounting Treatment."

         The pro forma equivalent amounts shown below for CCBI have been calculated by multiplying the pro forma combined amounts for FNB by an estimated exchange ratio of 0.524, based on the closing price of FNB common stock on January 31, 2001. The pro forma amounts are presented for comparative purposes only and are not necessarily indicative of the operating results and financial position that might have been achieved had the merger occurred as of an earlier date, nor are they necessarily indicative of operating results and financial position that may occur in the future. All per share data have been adjusted to reflect the FNB 5% stock dividend paid on April 17, 2000.

                                                                                                    NINE MONTHS
                                                         YEAR ENDED DECEMBER 31,                ENDED SEPTEMBER 30,
                                                   -----------------------------------         ---------------------
                                                    1999           1998           1997           2000           1999
                                                    ----           ----           ----           ----           ----
EARNINGS BEFORE EXTRAORDINARY ITEMS PER
COMMON SHARE
 FNB
     Historical (basic) .................          $1.78          $1.50          $1.36          $1.42          $1.31
     Historical (diluted) ...............           1.72           1.44           1.30           1.38           1.27
     Pro forma combined (basic) .........           1.67           1.42           1.31           1.34           1.23
     Pro forma combined (diluted) .......           1.61           1.36           1.26           1.30           1.19

 CCBI
     Historical (basic) .................            .18            .08            .06            .19            .13
     Historical (diluted) ...............            .17            .08            .06            .19            .13
     Pro forma equivalent
         Basic ..........................            .88            .74            .69            .70            .64
         Diluted ........................            .84            .71            .66            .68            .62

CASH DIVIDENDS DECLARED PER COMMON SHARE
  FNB ...................................            .67            .64            .53            .53            .50
  CCBI historical .......................             --             --             --            .05             --
  CCBI pro forma equivalent .............            .35            .34            .28            .28            .26



                                                           AS OF DECEMBER 31, 1999    AS OF SEPTEMBER 30, 2000
                                                           -----------------------    ------------------------
BOOK VALUE PER COMMON SHARE
 FNB historical ..................................                 $13.60                     $13.92
 FNB pro forma combined ..........................                  12.76                      13.63
 CCBI historical .................................                   5.16                       5.23
 CCBI pro forma equivalent .......................                   6.69                       7.14

SELECTED FINANCIAL DATA

         The following tables present summary selected financial data for each of FNB and CCBI on an historical basis. For a description of the effect of pooling-of-interests accounting on the merger and the historical financial statements of FNB, see "The Merger -- Accounting Treatment." The FNB summary selected financial data are derived from FNB's consolidated audited financial statements and unaudited interim financial statements. All per share data have been adjusted to reflect the 5% FNB stock dividend paid on April 17, 2000. The CCBI summary selected financial data are derived from CCBI's consolidated audited financial statements and unaudited interim financial statements. CCBI was incorporated in May 1995. See "Where You Can Find More Information."

                                                                                                       NINE MONTHS
                                                         YEAR ENDED DECEMBER 31,                   ENDED SEPTEMBER 30,
                                       --------------------------------------------------------    --------------------
                                         1999        1998        1997        1996       1995         2000       1999
                                       --------    --------    --------    --------    --------    --------    --------
                                                            (in thousands, except per share data)
F.N.B. CORPORATION:
Statement of earnings data
 Interest income ....................  $254,916    $246,027    $225,126    $209,761    $197,337    $215,413    $187,869
 Interest expense ...................   106,467     108,152      96,728      88,063      84,419      98,448      77,827
 Net interest income ................   148,449     137,875     128,398     121,698     112,918     116,965     110,042
 Provision for loan losses ..........     9,240       7,572      11,503      10,063       7,416       8,313       6,696
 Income before extraordinary items ..    39,295      33,021      29,228      23,327      25,795      31,462      28,982
 Extraordinary income, net of tax ...                             8,809
 Net income .........................    39,295      33,021      38,037      23,327      25,795      31,462      28,982
 Earnings per common share
  before extraordinary items
         Basic ......................      1.78        1.50        1.36        1.08        1.16        1.42        1.31
         Diluted ....................      1.72        1.44        1.30        1.05        1.16        1.38        1.27
 Cash dividends declared per
  common share ......................       .67         .64         .53         .52         .29         .53         .50


                                                          AS OF DECEMBER 31,                                  AS OF SEPTEMBER 30,
                                        -----------------------------------------------------------------   -----------------------
                                           1999          1998          1997          1996         1995         2000         1999
                                        ----------    ----------    ----------    ----------   ----------   ----------   ----------
                                                                                (in thousands)
Balance sheet data
  Total assets .....................    $3,706,184    $3,406,677    $3,098,453    $2,796,926   $2,584,367   $3,858,345   $3,540,784
  Total loans net of unearned income
    and allowance for loan losses ..     2,767,463     2,390,576     2,144,734     1,939,818    1,738,316    2,922,470    2,643,381
  Total deposits ...................     2,909,434     2,850,428     2,583,586     2,344,312    2,200,288    3,047,722    2,812,645
  Long-term debt ...................       117,634        70,384        73,434        59,448       52,109      122,001      109,789
  Stockholders' equity .............       290,315       282,138       270,440       235,025      220,978      313,682      286,432

                                                                                             NINE MONTHS
                                                   YEAR ENDED DECEMBER 31,               ENDED SEPTEMBER 30,
                                         -----------------------------------------       -------------------
                                          1999        1998        1997       1996         2000        1999
                                         ------      ------      ------      -----       ------      -------
CCBI:
Statement of earnings data                            (in thousands, except per share data)
  Interest income .................      $6,792      $4,129      $2,523      $ 740       $7,578      $4,846
  Interest expense ................       2,750       2,009       1,208        283        3,390       1,945
  Net interest income .............       4,042       2,120       1,315        457        4,189       2,901
  Provision for loan losses .......         437         162         153        145          465         357
  Net income ......................       3,605       1,958       1,162        312          675         447
  Earnings per common share
       Basic ......................         .18         .08         .06       (.22)         .19         .13
       Diluted ....................         .17         .08         .06       (.22)         .19         .13
  Cash dividends declared per
    common share ..................          --          --          --         --          .05          --



                                                          AS OF DECEMBER 31,                      AS OF SEPTEMBER 30,
                                           -----------------------------------------------      ----------------------
                                             1999          1998         1997         1996         2000          1999
                                           --------      -------      -------      -------      --------      --------
Balance sheet data                                                        (in thousands)

  Total assets ......................      $122,193      $82,226      $44,422      $25,028      $154,418      $107,039
  Total loans, net of unearned income
    and allowance for loan loss .....        79,988       44,933       26,420       12,116       122,037        71,272
  Total deposits ....................       102,498       63,990       36,938       17,885       123,742        87,745
  Stockholders' equity ..............        17,984       17,225        6,771        5,964        17,679        17,749

                                  RISK FACTORS

         The acquisition of FNB common stock in connection with the merger involves significant risks. You should give careful attention to the following statements respecting certain risks applicable to ownership of FNB common stock.

FNB MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE MERGER.

         FNB and CCBI may not be able to integrate their operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Additionally, in determining that the merger is in the best interests of FNB and CCBI, as the case may be, the Board of Directors of each of FNB and CCBI considered that enhanced earnings may result from the consummation of the merger, including from reduction of duplicate costs, improved efficiency and cross-marketing opportunities. However, there can be no assurance that any enhanced earnings will result from the merger.

THE VALUE OF THE MERGER CONSIDERATION IS NOT FIXED AND MAY FLUCTUATE OVER TIME.

         If the merger is completed, each outstanding share of CCBI common stock will be cancelled on the effective day of the merger in exchange for between
0.500 and 0.579 shares of FNB common stock, with the exact number to be determined based on the trading price of FNB common stock during the ten business days ending five business days before the effective date of the merger.

         Neither FNB nor CCBI can offer any assurance as to the market value of the FNB common stock you will receive in the merger. The market price of FNB common stock may fluctuate substantially before the date of the CCBI special meeting, during the ten-day period over which the exchange ratio will be determined, and between the date on which the exchange ratio is fixed and the effective date of the merger. The market price of FNB common stock is subject to change at all times based on the financial condition and operating results of FNB, market conditions and other factors. To the extent that the average market price of the FNB common stock over the ten-day measurement period is higher than the market price of FNB common stock on the day of closing or thereafter, CCBI shareholders who receive FNB common stock will be adversely affected.

FNB'S STATUS AS A HOLDING COMPANY MAKES IT DEPENDENT ON DIVIDENDS FROM ITS SUBSIDIARIES TO MEET ITS OBLIGATIONS.

         FNB is a holding company and conducts almost all of its operations through its subsidiaries. FNB does not have any significant assets other than the stock of its subsidiaries. Accordingly, FNB depends on the cash flows of its subsidiaries to meet its obligations. FNB's right to participate in any distribution of earnings or assets of its subsidiaries is subject to the prior claims of creditors of such subsidiaries. Under federal and state law, FNB's bank subsidiaries are limited in the amount of dividends they can pay to FNB without prior regulatory approval. Also, bank regulators have the authority to prohibit FNB's subsidiary banks from paying dividends if they think the payment would be an unsafe and unsound banking practice.

INTEREST RATE VOLATILITY COULD SIGNIFICANTLY HARM FNB'S BUSINESS.

         FNB's results of operations are materially affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. FNB's profitability will be dependent to a large extent on its net interest income, which is the difference between income on interest-earning assets, such as loans, and expense on interest-bearing liabilities, such as deposits. A change in market interest rates will adversely affect FNB's earnings if market interest rates change such that the interest FNB pays on deposits and borrowings increases faster than the interest it collects on loans and investments. Consequently, FNB, along with other financial institutions generally, is particularly sensitive to interest rate fluctuations.

FNB'S RESULTS OF OPERATIONS ARE SIGNIFICANTLY AFFECTED BY THE ABILITY OF ITS BORROWERS TO REPAY THEIR LOANS.

         Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is affected by:

         -        credit risks of a particular borrower;

         -        changes in economic and industry conditions;

         -        the duration of the loan; and

         - in the case of a collateralized loan, uncertainties as to the future value of the collateral.

Generally, commercial/industrial, construction and commercial real estate loans present a greater risk of non-payment by a borrower than other types of loans. FNB's focus on making these types of loans may make it more susceptible to the risk of non-payment than other banking companies.

FNB'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED IF ITS ALLOWANCE FOR LOAN LOSSES IS NOT SUFFICIENT TO ABSORB ACTUAL LOSSES.

         There is no precise method of predicting loan losses. FNB can give no assurance that its allowance for loan losses is or will be sufficient to absorb actual loan losses. Excess loan losses could have a material adverse effect on FNB's financial condition and results of operations. FNB attempts to maintain an appropriate allowance for loan losses to provide for potential losses in its loan portfolio. FNB periodically determines the amount of the allowance for loan losses based upon consideration of several factors, including:

         - an ongoing review of the quality, mix and size of the overall loan portfolio;

         -        historical loan loss experience;

         -        evaluation of non-performing loans;

         - assessment of economic conditions and their effects on the existing portfolio; and

         - the amount and quality of collateral, including guarantees, securing loans.

FNB'S FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED BY ITS INABILITY TO ATTRACT SUFFICIENT DEPOSITS TO FUND ITS ANTICIPATED LOAN GROWTH.

         FNB funds its loan growth primarily through deposits. To the extent that FNB is unable to attract and maintain levels of deposits to fund its loan growth, FNB would be required to raise additional funds through public or private financings. FNB can give no assurance that it would be able to obtain these funds on terms that are favorable to it.

FNB COULD EXPERIENCE SIGNIFICANT DIFFICULTIES AND COMPLICATIONS IN CONNECTION WITH ITS GROWTH.

         FNB has grown significantly over the last few years and may seek to continue to grow by acquiring financial institutions and branches as well as non-depository entities engaged in permissible activities for its financial institution subsidiaries. However, the market for acquisitions is highly competitive. FNB may not be as successful in the future as it has been in the past in identifying financial institution and branch acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions or branches.

         FNB may encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations and new employees without disruption to overall operations. In addition, rapid growth may adversely affect FNB's operating results because of many factors, including start-up costs, diversion of management time and resources, asset quality and required operating adjustments. FNB may not successfully integrate or achieve the anticipated benefits of its growth or expanded operations.

FNB COULD BE ADVERSELY AFFECTED BY CHANGES IN THE LAW, ESPECIALLY CHANGES DEREGULATING THE BANKING INDUSTRY.

         FNB and its subsidiaries operate in a highly regulated environment and are subject to supervision and regulation by several governmental regulatory agencies, including the Federal Reserve Board, the Office of the Comptroller of the Currency, the FDIC and the Pennsylvania and Florida Departments of Banking. Regulations are generally intended to provide protection for depositors and customers rather than for investors. FNB is subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. Deregulation could adversely affect the banking industry as a whole and may limit FNB's growth and the return to investors by restricting such activities as:

         -        the payment of dividends;

         -        mergers with or acquisitions by other institutions;

         -        investments;

         -        loans and interest rates;

         -        providing securities, insurance or trust services; and

         - the types of non-deposit activities that FNB's financial institution subsidiaries may engage in.

         In addition, legislation may change present capital requirements, which would restrict FNB's activities and require it to maintain additional capital. FNB cannot predict what changes, if any, federal and state agencies will make to existing federal and state legislation and regulations or the effect that such changes may have on FNB's business.

FNB'S RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED DUE TO SIGNIFICANT COMPETITION.

         FNB may not be able to compete effectively in its markets, which could adversely affect its results of operations. The banking and financial service industry in each of FNB's market areas is highly competitive. The increasingly competitive environment is a result of:

         -        changes in regulation;

         -        changes in technology and product delivery systems; and

         - the accelerated pace of consolidation among financial services providers.

         FNB competes for loans, deposits and customers with various bank and non-bank financial service providers, many of which are larger in terms of total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than does FNB. Competition with such institutions may cause FNB to increase its deposit rates or decrease its interest rate spread on loans it originates.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         This proxy statement/prospectus contains forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include statements preceded by, followed by or including words such as "believes," "anticipates," "plans," "expects" and similar expressions. For those statements, FNB claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this document and the documents FNB incorporates by reference, could affect the future results of FNB and could cause those results to differ materially from those expressed in FNB's forward-looking statements: FNB may not fully realize anticipated operating efficiencies; FNB may lose deposits, customers or revenue after the merger; competitive pressure in the banking industry, negative changes in general economic conditions, or changes in banking regulation could affect operations; and changes in interest rates could reduce FNB's operating margins.

                   THE SPECIAL MEETING OF SHAREHOLDERS OF CCBI

GENERAL

         This proxy statement/prospectus is first being furnished to CCBI shareholders on or about February ____, 2001, and is accompanied by the Notice of Special Meeting and a form of proxy that is solicited by the CCBI Board for use at the special meeting of shareholders of CCBI to be held at ______________________ on Friday, March 16, 2001 at 9:30 a.m., and at any
adjournments or postponements thereof. The purpose of the special meeting is to take action with respect to the approval of the merger agreement and the transactions contemplated thereby.

VOTING AND REVOCATION OF PROXIES

         You may use the accompanying proxy if you are unable to attend the special meeting in person or wish to have your shares voted by proxy even if you attend the meeting. You may revoke any proxy given pursuant to this solicitation by delivering to the Corporate Secretary of CCBI, prior to or at the special meeting, a written notice revoking the proxy or a duly executed proxy relating to the same shares bearing a later date, or by attending the special meeting and voting in person at the special meeting. Your attendance at the special meeting will not, in and of itself, constitute a revocation of your proxy. All written notices of revocation and other communications with respect to the revocation of CCBI proxies should be addressed to Citizens Community Bancorp, Inc., 650 East Elkcam Circle, Marco Island, Florida 34145, Attention: Corporate Secretary. For a notice of revocation or later proxy to be valid, however, it must actually be received by CCBI prior to the vote of the shareholders. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted "FOR" approval of the merger agreement. The CCBI Board is unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted by the persons named in the proxies in their discretion.

        PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARDS.

SOLICITATION OF PROXIES

         Solicitation of proxies may be made in person or by mail, telephone, or facsimile, or other form of communication by directors, officers, and employees of CCBI, who will not be specially compensated for such solicitation. Nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

         No person is authorized to give any information or to make any representation not contained in this proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by CCBI, FNB, or any other person. The delivery of this proxy statement/prospectus shall not, under any circumstances, create any implication that there has not been any change in the business or affairs of CCBI or FNB since the date of this proxy statement/prospectus.

         FNB and CCBI have each agreed to pay one-half of the printing costs of this proxy statement/prospectus and related materials. All other costs of solicitation of proxies from CCBI shareholders will be borne by CCBI.

RECORD DATE AND VOTING RIGHTS

         The CCBI Board has fixed the close of business on February ___, 2001 as the record date for the determination of shareholders of CCBI entitled to receive notice of and to vote at the special meeting. At the close of business on the record date, there were outstanding __________ shares of CCBI common stock held by ____ holders of record. Each share of CCBI common stock outstanding on the record date is entitled to one vote as to (i) the approval of the merger agreement and the transactions contemplated thereby and (ii) any other proposal that may properly come before the special meeting.

         As of the record date, approximately _________ shares of CCBI common stock (____% of the shares entitled to vote at the special meeting) were beneficially held by directors and executive officers of CCBI. The banking subsidiary of CCBI does not have sole or shared voting power as to any shares of CCBI common stock in a fiduciary capacity for third parties.

         Under the Articles of Incorporation of CCBI and Florida law, the affirmative vote of the holders of a majority of the shares of CCBI common stock issued and outstanding as of the record date is required in order to approve the merger agreement and the transactions contemplated thereby, including the merger.

         BECAUSE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF CCBI COMMON STOCK, A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. ACCORDINGLY, THE CCBI BOARD URGES YOU TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

         In order to take action on any other matter submitted to shareholders at the special meeting, the votes cast in favor of the action must exceed the votes cast opposing the action, unless the Articles of Incorporation or Florida law requires a greater number of votes. All abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum; but since they are neither votes cast in favor of, nor votes cast opposing, a proposed action, abstentions and broker non-votes typically will have no impact on the outcome of the matter and will not be counted as a vote cast on such matters. (A broker non-vote generally occurs when a broker who holds shares in street name for a customer does not have the authority to vote on certain non-routine matters because its customer has not provided any voting instructions with respect to the matter.)

RECOMMENDATION OF THE CCBI BOARD

         THE CCBI BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF CCBI AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF CCBI VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

         In the course of reaching its decision to approve the merger agreement and the transactions contemplated thereby, the CCBI Board, among other things, consulted with its legal advisors regarding the legal terms of the merger agreement and with its financial advisor, Allen C. Ewing & Co., as to the fairness, from a financial point of view, of the consideration to be received by the holders of shares of CCBI common stock. For a discussion of the factors considered by the CCBI Board in reaching its conclusion, see "The Merger -- Background of and Reasons for the Merger."

         CCBI shareholders should note that certain members of management and directors of CCBI have certain interests in and may derive certain benefits as a result of the merger in addition to those received by CCBI shareholders generally. See "The Merger -- Interests of Certain Persons in the Merger."

         Pursuant to the terms of the merger agreement, the members of the CCBI Board will vote their shares in favor of the merger agreement and the transactions contemplated thereby at the special meeting.

                                   THE MERGER

         The following summary of certain terms and provisions of the merger agreement and stock option agreement is qualified in its entirety by reference to the merger agreement and stock option agreement, which are incorporated herein by reference and, with the exception of the exhibits to the merger agreement, are included as Appendix A and Appendix B, respectively, to this proxy statement/prospectus. We encourage you to read the merger agreement, stock option agreement, and the other Appendices hereto in their entirety.

DESCRIPTION OF THE MERGER

         At the effective time of the merger, CCBI will be merged with and into FNB. The FNB Articles of Incorporation and the FNB Bylaws in effect at the effective time will continue to govern FNB until amended or repealed in accordance with applicable law. The merger is subject to regulatory approval. See "-- Bank Regulatory Matters."

         At the effective time, each share of CCBI common stock outstanding immediately prior to the effective time (other than shares held by CCBI, FNB, or any of their subsidiaries, in each case, other than in a fiduciary capacity or as a result of debts previously contracted) will be converted automatically into the right to receive between 0.500 and 0.579 shares of FNB common stock, with the exact number of shares (referred to as the "exchange ratio") to be determined by reference to the average of the high and low prices of FNB common stock for a ten-day period ending five days prior to the later of the date of the special meeting and the date final regulatory approval is granted for the merger (the "FNB Average Price"), as follows:

         - if the FNB Average Price is between $19.00 and $21.00, the exchange ratio will be equal to the quotient obtained by dividing $11.00 by the FNB Average Price, which will result in CCBI shareholders receiving $11.00 of FNB common stock for each CCBI share held, assuming FNB common stock is valued at the FNB Average Price;

         - if the FNB Average Price is between $21.00 and $24.00, the exchange ratio will be equal to 0.524, which will result in CCBI shareholders receiving between $11.00 and $12.58 of FNB common stock (valued at the FNB Average Price) for each CCBI share held; and

         - if the FNB Average Price is greater than $24.00, the exchange ratio will be equal to 0.500, which will result in CCBI shareholders receiving a minimum of $12.00 of FNB common stock (valued at the FNB Average Price) for each CCBI share held.

         In the event that it is determined that the FNB Average Price would be lower than $19.00 if the special meeting were to be held, as presently scheduled, on March 16, 2001, FNB and CCBI have agreed to negotiate in good faith to determine a mutually acceptable exchange ratio. If, in such event, an exchange ratio is agreed upon by FNB and CCBI, the special meeting will be postponed and you will receive information regarding the exchange ratio and the date of the meeting, along with a new form of proxy to be completed and returned.

         The merger agreement provides that the exchange ratio will be adjusted to prevent dilution in the event FNB changes the number of shares of FNB common stock issued and outstanding prior to the effective time of the merger as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction. The merger agreement also provides that in the event FNB is acquired by another company prior to the effective time of the merger, the consideration to be received by CCBI's shareholders will be increased to reflect any premium paid for FNB's stock in such other transaction. At the effective time of the merger, any shares of CCBI common stock held by CCBI, FNB, or any of their subsidiaries, in each case, other than in a fiduciary capacity or as a result of debts previously contracted, will be canceled and retired without consideration being paid.

         As of January 31, 2001, there were 3,391,507 shares of CCBI common stock outstanding. Following the effective time, assuming that 3,391,507 shares of CCBI common stock are outstanding at the effective time, the former shareholders of CCBI would be issued between 1,695,753 and 1,963,683 shares of FNB common stock, depending on the FNB Average Price, or between approximately
7.1% and 8.2% of the then outstanding shares of FNB common stock, based on the number of shares of FNB common stock outstanding on December 31, 2000. The number of shares of FNB common stock to be issued in the merger will be increased in the event any outstanding options to purchase shares of CCBI common stock are exercised prior to the effective time. As of January 31, 2001, there were outstanding options to purchase 440,260 shares of CCBI common stock, of which options to purchase 207,690 shares were then exercisable.

         CCBI shareholders will be offered the opportunity to have the shares of FNB common stock issued in the merger enrolled in FNB's dividend reinvestment plan. A shareholder who elects to enroll in the plan will have his or her shares of FNB common stock held in book-entry form, with any fractional share issued in the merger rounded to the third decimal place. A shareholder who elects not to participate in the plan will receive a stock certificate evidencing the whole number of shares issued to the shareholder in the merger along with cash (without interest) in an amount equal to the value of any remaining fractional share, based on the closing price of FNB common stock as reported by the Nasdaq National Market on the last trading day preceding the closing of the merger. See "-- Exchange of Certificates."

         The shares of FNB capital stock outstanding immediately prior to the merger will continue to be outstanding after the effective time of the merger.

CONVERSION OF CCBI OPTIONS

         Options issued by CCBI to certain employees and former and current directors to purchase an aggregate of 440,260 shares of CCBI common stock were outstanding as of the record date. To the extent that shares of CCBI common stock are issued pursuant to the exercise of CCBI options in accordance with their terms prior to the effective time of the merger, the shares will be converted into FNB common stock in the same manner as other shares of CCBI common stock. At the effective time, each option to purchase CCBI common stock that has not expired and remains outstanding shall be converted into and become an option to purchase shares of FNB common stock, and FNB shall assume each such option in accordance with the individual stock option agreement and any option plan by which it is evidenced, except that, from and after the effective time:

         - FNB and its compensation committee shall be substituted for CCBI and its compensation committee (or, if applicable, the entire CCBI Board) administering such CCBI option and plan;

         - each CCBI option assumed by FNB may be exercised solely for shares of FNB common stock;

         - the number of shares of FNB common stock subject to such CCBI option will be equal to the number of shares of CCBI common stock subject to such CCBI option immediately prior to the effective time multiplied by the exchange ratio, with cash being paid in lieu of any resulting fraction of a share of FNB common stock equal to the product of such fraction and the difference between the market value of one share of FNB common stock and the per share exercise price of such option or other right to purchase shares of FNB common stock; and

         - the per share exercise price under each such CCBI option will be adjusted by dividing the per share exercise price under each such CCBI option by the exchange ratio and rounding down to the nearest cent. For example, assuming an exchange ratio of 0.524, an option to purchase 1,000 shares of CCBI common stock at an exercise price of $7.00 per share would be converted into an option to purchase 524 shares of FNB common stock at a price of $13.35 per share.

         As soon as practicable after the effective time of the merger, FNB will deliver to the holders of each CCBI option an appropriate notice setting forth such participant's rights pursuant thereto and the rights pursuant to such CCBI option shall continue in effect on the same terms and conditions (subject to the adjustments described in the above paragraph after giving effect to the merger), and FNB will comply with the terms of each CCBI option to ensure, to the extent required thereby, that CCBI options which qualified as incentive stock options prior to the effective time continue to qualify as incentive stock options after the effective time. At or prior to the effective time, FNB will take all corporate action necessary to reserve for issuance sufficient shares of FNB common stock for delivery upon exercise of CCBI options assumed by it and to cause such shares to be registered with the SEC.

         Any restrictions or limitations on transfer with respect to shares of CCBI common stock subject to CCBI options or any other plan, program, or arrangement of CCBI or of any subsidiary of CCBI, to the extent that such restrictions or limitations will not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, will remain in full force and effect with respect to shares of FNB common stock into which such stock is converted pursuant to the merger agreement.

         Each outstanding CCBI option contains a change in control provision pursuant to which the option will become fully exercisable at the effective time of the merger. See "-- Interests of Certain Persons in the Merger."

EFFECTIVE TIME OF THE MERGER

         The merger and the other transactions contemplated by the merger agreement shall become effective on the date and at the time Articles of Merger are accepted for filing by the Pennsylvania Secretary of State and the Florida Department of State or such other later date and time as is agreed to by the parties as specified in the Articles of Merger. Unless otherwise agreed by FNB and CCBI, the parties have agreed to use their best efforts to cause the effective time of the merger to occur on the date of closing and to use their reasonable best efforts to cause the closing to take place on the fifth business day following the last to occur of (i) the effective date of the last required consent of any state or federal regulatory authority having authority over the merger (including the expiration of all applicable waiting periods following such consents or the delivery of appropriate notices) or (ii) the date on which the shareholders of CCBI approve the merger agreement. Neither FNB nor CCBI can offer any assurance as to whether or when the merger will occur. See "The Merger -- Conditions Precedent to the Merger" and "The Merger -- Bank Regulatory Matters."

EXCHANGE OF CERTIFICATES

         Before or as soon as practicable after the effective time, First National Bank of Naples, a subsidiary of FNB (the "Exchange Agent"), will mail to each holder of record of CCBI common stock as of the effective time a Letter of Transmittal and related forms for use in forwarding stock certificates previously representing shares of CCBI common stock for surrender and exchange for certificates representing FNB common stock. Risk of loss and title to the certificates theretofore representing shares of CCBI common stock shall pass only upon proper delivery of such certificates to the Exchange Agent.

         YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

         Upon your surrender to the Exchange Agent of one or more certificates for shares of CCBI common stock, together with a properly completed Letter of Transmittal, you will be issued and mailed a certificate or certificates representing the aggregate number of whole shares of FNB common stock to which you are entitled pursuant to the merger agreement, together with all declared but unpaid dividends in respect of such shares, and, where applicable, a check for the amount (without interest) representing any fractional share. A certificate for shares of FNB common stock, or any check representing cash in lieu of a fractional share or declared but unpaid dividends, may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed, accompanied by a guaranteed signature if required by the Letter of Transmittal and otherwise in proper form for transfer, and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. The Exchange Agent will issue stock certificates evidencing FNB common stock in exchange for lost, stolen, mutilated, or destroyed certificates of shares of CCBI common stock only upon receipt of a lost stock affidavit and a bond indemnifying FNB against any claim arising out of the allegedly lost, stolen, mutilated, or destroyed certificate. In no event will the Exchange Agent, FNB, or CCBI be liable to any persons for any FNB common stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

         If you elect to enroll in FNB's dividend reinvestment plan, rather than receiving a stock certificate and a check for the amount of any fractional share of FNB common stock to which you are entitled, you will receive a statement from the Exchange Agent setting forth the number of shares of FNB common stock, rounded to the third decimal place, which are being held in your account in book-entry form.

         On and after the effective time and until surrender of certificates of shares of CCBI common stock to the Exchange Agent, each certificate that represented outstanding shares of CCBI common stock immediately prior to the effective time will be deemed to evidence ownership of the number of shares of FNB common stock into which such shares have been converted, and the holders thereof shall be entitled to vote at any meeting of FNB shareholders. Beginning 30 days after the effective time, no shareholder will, however, receive dividends or other distributions on such FNB common stock until the certificates representing shares of CCBI common stock are surrendered. Upon surrender of CCBI common stock certificates, CCBI shareholders will be paid any dividends or other distributions on FNB common stock that are payable to holders as of any dividend record date on or following the effective time. No interest will be payable with respect to withheld dividends or other distributions. However, voting rights on shares of CCBI common stock continue for 90 days after the effective time regardless of whether certificates representing CCBI common stock have been surrendered.

BACKGROUND OF THE MERGER


         Since the completion of its first full year of operations, CCBI has occasionally received informal inquiries from financial institutions and financial institution holding companies regarding potential merger or acquisition transactions. CCBI's business philosophy has been centered around being an independent company, providing personalized financial services in Marco Island and southwest Florida, under the direction of a local Board of Directors. None of the informal inquiries CCBI had received, however, were at a price or on such terms as to cause CCBI to alter its corporate philosophy and pursue a business combination.

         FNB, which had completed a series of bank acquisitions in southwest Florida, approached CCBI's Chief Executive Officer and Chairman of the Board of Directors, Richard Storm, Jr., in late November 2000 to discuss a potential business combination. Although this inquiry was informal and indefinite, officers of FNB held several follow-up telephone conversations with Mr. Storm during which they described FNB's Florida strategy and operations, explained the reason for FNB's interest in CCBI and requested an informal meeting in December 2000 to explore whether a business combination would be mutually beneficial.

         On December 6, 2000, CCBI's Board of Directors and outside legal counsel met with the President and the Chief Financial Officer of FNB to discuss FNB's preliminary interest in a potential business combination with CCBI. FNB's representatives pointed out that FNB had completed a number of small bank acquisitions in Florida over the past three years, which had significantly increased the company's presence and holdings on the west coast of Florida. CCBI's franchise would only further FNB's southwest Florida presence. FNB's representatives also discussed a number of social issues and FNB's commitment to maintaining a community banking orientation for its Florida bank subsidiaries, including operating at least one of CCBI's branches under its present name.

         Under the proposed transaction, CCBI would be merged into FNB and the operations of CCBF would be merged into a subsidiary of FNB, First National Bank of Florida. FNB's intent would be to consummate the merger by the end of the first quarter of 2001. Under the merger plan, most of CCBI's lower- to mid-level employees would be retained by FNB. FNB would also want Mr. Storm to remain as Area President for Marco Island. The proposed transaction would be a stock-for-stock exchange, based on an estimated price of $11.00 per share of CCBI common stock, with the final price determined through the application of an exchange ratio based on the market price of FNB's common stock near the closing date.

         A special meeting of CCBI's Board was held later that same day to discuss FNB's preliminary offer. The Board reviewed FNB's business history in Florida, its commitment to partially retain CCBI's name and employees, the price strength, dividend history and liquidity of FNB's stock. The directors noted that the price FNB had offered was approximately 2.2 times CCBI's fully diluted book value, and 46.1 times its earnings. The Board concluded the meeting by authorizing CCBI's Chairman and Chief Executive Officer to negotiate, with the assistance of outside legal counsel, a final definitive merger agreement that provided for a defined merger price of not less than $11.00 per share; execution of a final definitive merger agreement by no later than December 20, 2000; and a closing to be held not later than April 2001, subject to regulatory and shareholder approval. The Board further directed its Executive Committee to act on its behalf to formally review the negotiated terms and final agreement prior to execution by Mr. Storm.

         Between December 7, 2000, and December 18, 2000, numerous telephonic conferences regarding the terms and conditions of the merger agreement were held among management and outside legal counsel for both parties. The parties exchanged a number of drafts of the merger agreement, written comments and response letters, which resulted in a three-tiered pricing mechanism for determining the value of the stock-for-stock exchange. Under the terms of the merger agreement, each share of CCBI's common stock would be exchanged for between 0.500 and 0.579 shares of FNB common stock, depending on the average market price of FNB common stock for a ten-day period ending five days before the later of the special meeting and the date on which all regulatory approvals for the merger are obtained. Other details of the merger agreement were also finalized, including the terms of the stock option agreement, the payment of the non-terminating party's expenses in the event of a unilateral termination of the merger agreement and the timing of necessary regulatory filings and the closing.

         In early December 2000, management of CCBI conducted a due diligence review of FNB. CCBI discovered nothing that would adversely affect the proposed merger. Senior management representatives for both companies discussed the terms of the merger agreement, revisiting the impact the proposed transaction would have on CCBI's shareholders, employees and the community in general. The parties also discussed how the merger of CCBI and its banks and non-banking subsidiaries into FNB and its banking subsidiary would affect existing third party contracts and customer service in general.

         Beginning at the close of business on December 15, 2000, and ending during the afternoon of December 16, 2000, representatives of FNB conducted their due diligence review of CCBI. FNB discovered nothing in its review to affect the then on-going merger negotiations, or to cause it to change the terms of its offer.

         On December 18, 2000, the Executive Committee of the CCBI
Board met with the President of CCBI, outside legal counsel and representatives of Allen C. Ewing & Co., the investment banking firm retained to act as CCBI's financial advisor. The purpose of this meeting was to discuss the negotiated merger agreement, copies of which were distributed and reviewed prior to the meeting. The results of FNB's "due diligence" review of CCBI were discussed with it being noted that FNB discovered nothing that would impair the merger. CCBI's counsel then explained the terms of the Stock Option Agreement and the regulatory filings that would need to be completed to consummate the merger. The representatives of Ewing noted that they had not yet had an opportunity to review the stock option agreement, but that otherwise the proposed merger agreement was fair, from a financial point of view, to CCBI's shareholders. The Executive Committee also noted that the merger agreement, as presented, contained no material changes from the terms the CCBI Board had discussed at the December 6, 2000 Special Meeting. The Executive Committee then authorized the Chief Executive Officer for CCBI and CCBF to execute the merger agreement. The Executive Committee further authorized the Chief Executive Officer for CCBI and CCBF, his designees and outside legal counsel to take such appropriate actions as they deemed necessary to consummate the merger, subject to the approval of a majority of CCBI's shareholders. Immediately following the Executive Committee's meeting, the merger agreement was signed.

CCBI'S REASONS FOR THE MERGER

         In evaluating and determining to approve the merger agreement, the CCBI Board and the CCBF Board, with the assistance of Ewing and outside legal counsel, considered a variety of factors and based their opinions as to the fairness of the transactions contemplated by the merger agreement primarily on the following factors:

         - The financial terms of the merger, including the value of the consideration offered, the premium to book value paid, the ratio of FNB's offer price to CCBI's earnings and the prices paid in comparable transactions in Florida and the Southeastern United States over the last year.

         - The future prospects of CCBI and possible alternatives to the proposed merger, including the prospects of continuing as an independent institution. The CCBI Board considered the price and timing of the offer relative to the expected appreciation of CCBI common stock over the next three years. CCBI's prospects for out-performing the premium offered by FNB, or receiving a better financial offer from another institution having the same commitment to providing community banking services to its customers following a merger were also considered.

         - The opinion of Ewing that the terms of the merger as provided in the merger agreement were fair, from a financial point of view, to CCBI's shareholders. The opinion of Ewing is set forth in Appendix C to this proxy statement/prospectus.

         - Information with respect to the financial condition, results of operations, business and prospects of CCBI and the current industry, economic and market conditions, as well as the risks associated with achieving those prospects.

         - The non-financial terms and structure of the merger agreement and the proposed merger, in particular, the fact that the merger would qualify as a tax-free reorganization to CCBI shareholders.

         - FNB's commitment to close the transaction by no later than the second quarter of 2001, so that CCBI's shareholders could be eligible for any subsequent cash dividends paid by FNB.

         - The business and financial condition and earnings prospects of FNB, the potential appreciation of FNB common stock and the competence and experience of FNB management. In this regard, CCBI also considered the increasing commitment of FNB to the Florida banking market and the prospects for additional growth in the Florida market, as evidenced by FNB's recent acquisitions of other Southwest Florida financial institutions.

         - The social and economic effects of the merger on CCBI and its employees, depositors, loan and other customers, creditors and other constituencies of the communities in which CCBI is located. The CCBI Board considered the number of employees to be retained by FNB and the terms of the employee benefits they would receive, the proposed structure and operation of the resultant financial institution as a community bank following the merger, and the commitment to customer quality and service that FNB would provide to CCBF's customers and depositors. CCBI also considered FNB's promise to operate CCBF's Marco Island office under its current name for two years following the merger and FNB's proposed retention of CCBI's and CCBF's directors on a "community board" for one year following the merger, as evidence of FNB's commitment to make the merger and transition period following the closing to be of benefit both to the community and CCBI's customers.

         Each of the above factors support, directly or indirectly, the determination of the CCBI Board as to the fairness of the merger agreement and the related merger. The CCBI Board did not quantify or attempt to assign relative weights to the specific factors considered in reaching its determination; however, the CCBI Board placed special emphasis on the consideration payable in the proposed merger, the receipt of a favorable fairness opinion from its financial advisor and the expediency with which the transaction is to be consummated. For additional information regarding the fairness opinion, see "-- Opinion of CCBI's Financial Advisor."

OPINION OF CCBI'S FINANCIAL ADVISOR

         The CCBI Board of Directors retained Allen C. Ewing & Co. in December 2000 for the purpose of rendering its opinion to the shareholders of CCBI as to the fairness, from a financial point of view, of the terms of the merger agreement. Ewing is an investment banking firm that specializes in the banking industry in Florida. Ewing's activities include the periodic issuance of market-oriented research pertaining to the Florida banking industry and the offering of corporate finance services, such as valuations and fairness opinions, to financial institutions. Ewing determined that the terms of the merger agreement were fair, from a financial point of view, to the shareholders of CCBI and rendered its oral opinion to the Executive Committee of the Board of Directors of CCBI on December 18, 2000.

         Ewing issued its written opinion on January 22, 2001. No limitations were imposed by the Board of Directors of CCBI on the scope of Ewing's analysis or the procedures followed by Ewing in rendering its opinion. Ewing's opinion is directed to CCBI's Board of Directors and does not constitute a recommendation to any individual shareholder as to how such shareholder should vote on the merger. Ewing was not requested to give an opinion as to, and the opinion does not address, the underlying business decision made by CCBI's Board to enter into the merger agreement.

         In issuing its opinion, Ewing assumed and relied upon the accuracy and completeness of the financial and other information used by it in arriving at its opinion as provided by CCBI. Ewing made no independent verification of the assets and liabilities of CCBI. The opinion is based upon market and economic conditions as they existed on the date of the merger agreement. Events occurring after the date of issuance of the opinion including, but not limited to, changes in the market price of securities, the results of operations, or material changes in the value of the assets or liabilities of CCBI and FNB could affect the assumptions used and the conclusions of the opinion.

         The full text of Ewing's opinion is attached as Appendix C to this proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix C. You are urged to read the opinion in its entirety.

         In arriving at its opinion, Ewing:

         - reviewed the audited statements prepared by Hacker, Johnson & Smith PA, of Tampa, Florida, for the fiscal years ended December 31, 1997 through December 31, 1999;

         - reviewed the Call Reports of CCBF filed with the regulators reflecting the operations of CCBF for the periods ended December 31, 1998, December 31, 1999, March 31, 2000, June 30,
                  2000, and September 30, 2000;

         -        reviewed the merger agreement;

         - reviewed the business plan for CCBI for the years 2001, 2002, and 2003;

         -        reviewed other financial information concerning CCBI and CCBF;

         - compared the values and terms of the merger agreement with the values and terms of selected transactions in Florida and the Southeast that were announced in 2000 and involved comparable institutions;

         -        examined CCBF's market share in Collier County;

         - compared CCBF's financial performance from 1999 to 2000 with other comparable financial institutions operating in Florida;

         - reviewed the financial condition of FNB and the impact of the proposed transaction on the future earnings per share of FNB; and

         - reviewed the recent price performance and trading activity in the shares of FNB.

         Ewing held discussions with the management of CCBI concerning its historical and future operations, and the decision of its Board of Directors to negotiate a transaction with FNB.

         The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not readily susceptible to summary description. In arriving at its opinion, Ewing did not attribute any particular weight to any one factor considered by it, but rather made qualitative judgments as to the significance and relevancy of each analysis and factor. Ewing believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analysis, Ewing made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond CCBI's control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. As described above, Ewing's opinion, along with its presentations, were just two of many factors taken into consideration by CCBI's Board in entering into the merger agreement.

         The following paragraphs summarize the most pertinent portions of the financial and comparative analysis prepared by Ewing in arriving at its opinion. They do not purport to be a complete description of the analysis performed or the matters considered by Ewing in arriving at its opinion.

         ANALYSIS OF FNB SHARES. Ewing examined the profitability, quality and liquidity of the shares of FNB, including a comparison of FNB's operating performance with the average of six other regional bank holding companies:
Centura Banks, Inc., First Virginia Banks, Inc., Bancorp South, Inc., Trustmark Corporation, Whitney Holding Corporation, and F&M National Corporation. Ewing observed that FNB produced a return on average assets during the twelve months ended September 30, 2000 of 1.12% versus an average of 1.24% by the six bank holding companies; a return on average equity of 14.13% versus 13.06% for the six bank holding companies; and a ratio of non-performing assets/assets of 0.46% versus 0.36% of the six bank holding companies.

         Ewing reviewed market prices and trading volumes for FNB shares and compared the price performance of FNB shares to that of other regional bank holding companies. Ewing determined that the recent market performance of FNB was comparable or superior to other bank holding companies operating in the Southeast and that FNB shares offered reasonable liquidity to its shareholders.

         SELECTION OF VALUATION METHOD. In valuing financial institutions, there are several methods available to determine if a prospective transaction is fair, from a financial point of view, to the shareholders of the institution to be acquired. These methods include: (i) Market Comparison Method: comparison of the purchase price of the transaction with prices paid for similar banks during periods of similar economic activity and bank valuations based on ratios commonly used in the industry including price/book and price/earnings; (ii) Control Premium Method: this method can be utilized when there is a public market for the shares of the company to be acquired and can be used in comparison with premiums paid in comparable transactions; (iii) Net Asset or Liquidating Value Method: this method generally does not apply to profitable banks and is only used in periods of severely depressed markets; (iv) Discounted Cash Flow method: this method is used in valuing community banks for the primary purpose of confirming valuations determined by the Market Comparison or other methods. The Discounted Cash Flow Method is based on a forecast of earnings and dividends for a period of years based on the historical performance of a company with an estimate of the proceeds of a projected sale at the end of the period. The present value of these projected cash flows is determined using an array of discount rates reflecting the risks and accuracy of the projections. Earnings for small banks can be volatile, which can have an adverse affect on any one year's earnings, and earnings projections for smaller banks can have less reliability. This tends to reduce the accuracy of the Discounted Cash Flow method in determining the market value of smaller institutions. Ewing believes that the Market Comparison Method provides the soundest choice for determining the fairness of this transaction, and that the Discounted Cash Flow Method is useful in confirming the valuation determined by the Market Comparison Method.

         ANALYSIS OF COMPARABLE COMPANIES. Using industry information, including information prepared by SNL Securities, Ewing compared the financial performance of CCBI with two groups of banks and bank holding companies. In the first group, Ewing compared performance indicators of CCBI with the average performance of 226 independent Florida community banks. The performance indicators utilized by Ewing for this comparison included the return on average assets as of June 30, 2000, which was 0.66% for CCBI versus 0.87% for the 226 banks; the return on average equity, which was 4.68% versus 9.51% for the 226 Florida banks; the ratio of nonperforming assets/assets, which for CCBI was 0.00% versus 0.22% for the 226 banks; and the net interest margin, which for CCBI was 4.36% versus 4.66% for the 226 banks.

         In the second group, Ewing compared performance indicators of CCBI with the average performance indicators of the eight selected comparable bank holding companies in Florida and the Southeast, which were merged or agreed to merge with larger companies during 2000. The performance indicators for this comparison included the return on average assets, which was 0.66% for CCBI versus 0.98% for the eight bank holding companies; return on average equity, which was 4.68% for CCBI versus 11.10% for the eight bank holding companies; the ratio of non-performing assets/assets, which was 0.00% for CCBI versus 0.52% for the eight bank holding companies; the ratio of equity/assets, which was 11.45% for CCBI versus 8.53% for the eight bank holding companies; and the net interest margin, which was 4.36% for CCBI versus 4.61% for the eight bank holding companies.

         Ewing determined that CCBI's performance ratios, return on average assets and return on average equity, were significantly less than the averages of both groups, that CCBI had substantially more capital, and that the quality of CCBI's assets was outstanding with 0.00% non-performing assets.

         ANALYSIS OF COMPARABLE TRANSACTIONS. Ewing reviewed the terms and financial characteristics of selected transactions involving the acquisition of banks by commercial bank holding companies in 2000. Ewing selected transactions for comparison involving banks in Florida and the Southeastern United States of similar size and profitability. Ewing selected transactions that occurred in 2000, which Ewing deemed to be a period of similar economic activity and similar market valuations involving banks of similar asset size. Ewing selected four transactions in Florida involving bank holding companies with assets ranging from $99.8 million to $178.0 million, and four transactions in Georgia and Virginia involving bank holding companies with assets ranging from $101.0 million to $146.0 million. These bank holding companies were community banking organizations serving smaller communities and were profitable and adequately capitalized. None of the bank holding companies had a problem with excessive non-performing assets. The eight transactions that met the above criteria included the following (identified by acquiring/selling institution): United Community, GA/Independent Bancshares, GA; United Community, GA/North Point Bancshares, GA; Wachovia Corporation, NC/Commerce National Corporation, FL; Marathon Financial Corporation, VA/Rockingham Heritage Bank, VA; Regions Financial Corporation, AL/East Coast Bank Corp, FL; Capital City Bank Group, Inc., FL/First Bankshares of West Pointe, GA; SouthTrust Corporation, AL/First Bank Holding Company, FL; Alabama National BanCorp, AL/Peoples State Bank, FL.

         Ewing utilized the two primary ratios that are generally used by investors for comparing the relative prices paid in transactions involving banks or bank holding companies. These ratios are price/book, which was 2.22 for the CCBI/FNB transaction versus an average 2.22 for the eight Florida and Southeastern transactions; and price/earnings, which was 46.43 for the CCBI/FNB transaction versus 22.17 for the eight Florida and Southeastern transactions.

         Ewing observed that the price/book ratios of the CCBI/FNB transaction and the eight comparable transactions were identical at 2.22, and that the price/earnings multiple of the CCBI/FNB transaction was more than twice the multiple of the eight comparable transactions.

         Because the reasons for and circumstances surrounding each of the transactions were diverse and because of the slight differences between the operations of CCBI and the eight bank holding companies in the selected transaction, Ewing believes that a strict reliance on the quantitative comparable transaction analysis is, by itself, not conclusive. Notwithstanding these differences, Ewing believes that the averages of the valuation ratios (price/book and price/earnings) for these eight transactions are relevant in determining the fairness of the valuation ratios of CCBI/FNB transaction.

         DISCOUNTED CASH FLOW ANALYSIS. Ewing projected the cash flows of CCBI based on its business plan for the three-year period ended December 31, 2003, which assumes that CCBI would continue to operate as an independent institution. For purposes of this Discounted Cash Flow analysis, Ewing assumed that no dividends would be paid and that CCBI would enter into a merger as of December 31, 2003. The projected earnings for 2003 from CCBI's business plan were multiplied by the average price/earnings and price/book ratios of Florida bank transactions for the past ten years, which were in turn increased by a factor of 10% to reflect the historical price/earnings and price/book multiples attributable to profitable banks located in Collier County. The adjusted multiples were 21.38 times earnings and 2.37 times book value.

         The two projected values from these two calculations were given equal weight in determining the projected proceeds from a sale of CCBI at December 31, 2003. The sales proceeds were discounted to a present value utilizing a discount rate, which was determined based on Ewing's estimate of the rate that investors would require in making an investment in CCBI based on the above projections and assumptions. Ewing calculated the discount rate by layering appropriate risk rates, which took into consideration the riskless rate of Treasury Notes for the period of the projections (five years), the general risks of equity investment, and an additional risk rate reflecting the volatility of the projections and the earnings of small bank holding companies. Ewing used a range of 14% to 16% in its calculations of present value.

         Based on the Discounted Cash Flow Analysis, Ewing determined that the range of present value of the projected cash flows was essentially less than the value represented by the proposed merger and that the Discounted Cash Flow analysis supported the fairness of the transaction to CCBI's shareholders.

         DETERMINATION OF CONTROL PREMIUM. CCBI's shares were trading at an average price level of approximately $7.50 per share for the six months prior to the announcement of the proposed merger on December 18, 2000. Subsequently, the shares have moved upward to approximately $11.75, reflecting the pro forma value of the shares once the Merger is consummated. This price movement represents a significant premium of approximately 55% over the pre-announcement market value of the shares. Based on its professional knowledge and experience, Ewing believes that the control premium in this transaction is materially higher than control premiums of similar transactions involving Florida community banks that have occurred over the past two years.

         RIGHTS TO TERMINATE. Ewing observed that the merger agreement provides the normal provisions, whereby either party may terminate the Merger because of material changes in the representations made in the merger Agreement. FNB may terminate the Merger if dissenting shareholders total more than 10% of CCBI's outstanding shares, or if pooling of interests accounting cannot be utilized. Both parties may terminate the Merger if it has not been consummated by June 30, 2001.

         FNB'S OPTION TO ACQUIRE COMPANY SHARES. Ewing further observed that FNB will receive an option to purchase CCBI shares at the market price of CCBI's shares prior to the announcement of the Merger if the Board of Directors and shareholders of CCBI elect to enter into another transaction with a third party.

         MARKETING OF THE COMPANY. The Board of Directors did not solicit interest from other bank holding companies as the Board believed that the terms of the merger negotiated with FNB were in the best interest of CCBI's shareholders. CCBI had been approached by qualified bank holding companies from time to time that have expressed interest in a merger but with indicated terms less attractive than those offered by FNB. The Board believes that the potential for future appreciation of the shares of FNB is very positive and represents additional future value to the shareholders of CCBI.

         COMPENSATION OF EWING. Ewing served as a financial advisor to CCBI in rendering its opinion and CCBI has agreed to pay Ewing a fee of $15,000 and to indemnify Ewing against certain liabilities as delineated in Ewing's engagement.

FNB'S REASONS FOR THE MERGER

         The FNB Board recognized that the proposed merger with CCBI provides an opportunity to continue to employ FNB's growing capital on the west coast of Florida, one of the fastest growing markets in the United States. FNB's management believes that the proposed merger complements FNB's previous acquisitions on the west coast of Florida and will provide FNB with a greater level of market competitiveness in Collier County. Following the merger, CCBI's banking subsidiary will be merged into First National Bank of Florida and will be able to draw upon the resources and competencies of FNB's other Florida affiliates to provide a broader range of services and product delivery channels.

CONDITIONS TO THE MERGER

         The merger will occur only if the merger agreement is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of CCBI common stock. Consummation of the merger is subject to the satisfaction of certain other conditions, unless waived, to the extent legally permitted. Such conditions include:

         - the receipt of all required regulatory and governmental consents, approvals, authorizations, clearances, exemptions, waivers, or similar affirmations (and the expiration of all applicable waiting periods following the receipt of such items or the delivery of appropriate notices);

         - the receipt, with certain exceptions, of all consents required for consummation of the merger and the preventing of any default under any contract of such party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on such party;

         - the absence of any action by a court or governmental or regulatory authority that restricts, prohibits or makes illegal the transactions contemplated by the merger agreement;

         - the effectiveness of the Registration Statement filed with the SEC of which this proxy statement/prospectus forms a part, and the receipt of all necessary approvals under state and federal securities laws relating to the issuance or trading of the shares of FNB common stock issuable pursuant to the merger;

         - the receipt of a letter dated as of the effective time of the merger from Ernst & Young LLP to the effect that the merger qualifies to be accounted for as a pooling-of-interests under GAAP; and

         - the receipt of the tax opinion described below under the caption "-- Certain Federal Income Tax Consequences."

         In addition, unless waived, each party's obligation to effect the merger is subject to the accuracy of the other party's representations and warranties at the effective time of the merger of the merger and the performance by the other party of its obligations under the merger agreement and the receipt of certain closing certificates from the other party. The obligation of FNB to effect the merger also is subject to the satisfaction of the following conditions:

         - FNB shall have received an agreement from each affiliate of CCBI restricting his or her ability to sell or otherwise transfer his or her shares of CCBI common stock prior to consummation of the merger or the shares of FNB common stock received upon consummation of the merger, to the extent necessary to assure, in the reasonable judgment of FNB, that the transactions contemplated by the merger agreement will qualify for pooling-of-interests accounting treatment;

         - each director of CCBI and CCBF who is not also an executive officer shall have delivered to FNB an executed non-compete agreement; and

         - FNB shall have received a written legal opinion of counsel to CCBI addressing such matters as shall be agreed upon by FNB and such counsel;

         The obligation of CCBI to effect the merger is also subject to the satisfaction of the following conditions:

         - FNB shall have delivered to the Exchange Agent the consideration to be paid to holders of CCBI common stock; and

         - CCBI shall have received a written legal opinion of counsel to FNB with respect to such matters and in such form as shall be agreed upon between such counsel and CCBI.

No assurances can be provided as to when or if all of the conditions precedent to the merger can or will be satisfied or waived by the party permitted to do so.

         Either CCBI or FNB may waive certain of the conditions imposed with respect to its respective obligations to consummate the merger, except for requirements that the merger be approved by CCBI shareholders and that all required regulatory approvals be received.

CONDUCT OF BUSINESS PRIOR TO THE MERGER

         Under the terms of the merger agreement, CCBI has agreed, except as otherwise contemplated by the merger agreement, to:

         - operate its business only in the usual, regular and ordinary course;

         - use its reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises;

         - use its reasonable efforts to maintain its current employee relationships; and

         - take no action which would materially adversely affect the ability of any party to obtain any consent or approvals required for the transactions contemplated by the merger agreement without imposition of a condition or restriction which in the reasonable judgement of the Board of Directors of either party would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement that, had such condition or requirement been known, such party would not, in its reasonable judgement, have entered into the merger agreement.

         In addition, CCBI has agreed that it will not, without the prior written consent of FNB:

         - amend the CCBI Articles of Incorporation or Bylaws, or other governing instruments of CCBI or any CCBI subsidiary;

         - except for loans secured by a first mortgage on single family owner-occupied real estate or specifically approved by FNB, make any unsecured loan or other extension of credit in excess of $100,000, or make any fully secured loan to any person (except those who have received a commitment for a loan or extension of credit prior to the date of the merger agreement) in excess of $250,000;

         - incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of CCBI or any of its subsidiaries to CCBI or any of its subsidiaries) in excess of an aggregate of $100,000 except in the ordinary course of the business consistent with past practices, or impose, or suffer the imposition, with certain exceptions, of a lien on any asset of CCBI or its subsidiaries (other than in connection with deposits, repurchase agreements, bankers acceptances, treasury tax and loan accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and already existing liens);

         - repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of CCBI or any subsidiary, or declare or pay any dividend or make any other distribution in respect of its capital stock (except for acquisition of CCBI common stock by any CCBI subsidiary in a fiduciary or trust capacity in the ordinary course of business and except for a cash dividend on shares of CCBI common stock, not to exceed $0.05 per share, payable in January 2001);

         - except for the merger agreement, or pursuant to the stock option agreement between CCBI and FNB or the exercise of outstanding options to purchase CCBI common stock options, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of CCBI common stock or any other capital stock of any CCBI subsidiary, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock;

         - adjust, split, combine, or reclassify the capital stock of CCBI or any subsidiary or issue or authorize the issuance of any other securities in respect of or in substitution for CCBI common stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any CCBI subsidiary (unless any such shares of stock are sold or otherwise transferred to CCBI or another of its subsidiaries) or (ii) any asset other than in the ordinary course of business for reasonable and adequate consideration;

         - except for purchases of United States Treasury securities or United States government agency securities, which in either case have maturities of five years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person other than a wholly owned subsidiary or otherwise acquire direct or indirect control over any person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned subsidiaries organized to conduct or continue activities otherwise permitted by the merger agreement, in which case FNB shall object thereto within two business days, and the failure to object within two business days shall be deemed approval of FNB to make such purchase or investment;

         - grant any material increase in compensation or benefits to the employees or officers of CCBI or its subsidiaries, except in accordance with past practice or as required by law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the merger agreement or as otherwise disclosed; enter into or amend any severance agreements with officers of CCBI or its subsidiaries; grant any material increase in fees or other compensation to directors of CCBI or any of its subsidiaries except in accordance with past practice; or voluntarily accelerate the vesting of any CCBI Options or other employee benefits;

         - except as otherwise disclosed in the merger agreement and excluding employment agreements that may be entered into pursuant to the terms of the merger agreement, enter into or amend any employment contract that CCBI does not have the unconditional right to terminate without liability (other than liability for services already rendered) at any time on or after the effective time of the merger;

         - except as otherwise disclosed in the merger agreement, adopt any new employee benefit plan or make any material change in or to any existing employee benefit plans other than such changes required by law or to maintain the tax qualified status of any such plan;

         - make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws, regulatory accounting requirements or generally accepted accounting principles;

         - except as otherwise disclosed in the merger agreement, commence any litigation other than in accordance with past practice or settle any litigation for material money damages or restrictions upon the operations of CCBI or any of its subsidiaries;

         - except in the ordinary course of business, modify, amend, or terminate any material contract, other than renewals without a material adverse change of terms, or waive, release, compromise, or assign any material rights or claims;

         - except as otherwise disclosed in the merger agreement, except for transactions in the ordinary course of business consistent with past practice, make any investment in excess of $100,000 either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary of CCBI;

         - sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the merger agreement; or

         - agree to, or make any commitment to, take any of the actions described above.

         In the merger agreement, FNB has agreed to conduct its business and the business of its subsidiaries in a manner designed, in its reasonable judgment, to enhance the long-term value of the FNB common stock and its business prospects and to take no action which would materially adversely affect the ability of any party to obtain any consent or approvals required by the merger agreement or to perform its covenants and agreements under the merger agreement. FNB or any of its subsidiaries may, however, discontinue or dispose of any of its assets or business if FNB determines that such action is desirable in the conduct of its business.

MODIFICATION, WAIVER AND TERMINATION

         The merger agreement provides that it may be amended by a subsequent writing signed by each party upon the approval of each of their respective Board of Directors. However, the provisions relating to the consideration to be received by the holders of CCBI common stock may not be amended after the special meeting in a manner to reduce or modify in any material respect the consideration to be received by the holders of CCBI common stock without the further approval of the CCBI shareholders.

         The merger agreement provides that each party may (i) waive any default in the performance of any term of the merger agreement by the other party, (ii) waive or extend the time for compliance of fulfillment by the other party of any of its obligations under the merger agreement and (iii) waive any of the conditions precedent to its obligations to consummate the merger to the extent legally permitted. Neither FNB nor CCBI intends, however, to waive any conditions of the merger if such waiver would, in the judgment of the waiving party, have a material adverse effect on its shareholders.

         The merger agreement may be terminated by mutual agreement of the FNB Board and the CCBI Board. The merger agreement may also be terminated by either Board of Directors in the event that:

         - any representation or warranty of the other party contained in the merger agreement is inaccurate and cannot be or has not been cured within 30 days of written notice of such inaccuracies and which inaccuracy would provide the terminating party the ability to refuse to consummate the merger under the applicable standard set forth in the merger agreement, provided that such party is not then in breach of the merger agreement;

         - the other party materially breaches any covenant or agreement in the merger agreement that cannot be or has not been cured within 30 days of written notice of such breach;

         - the required approval of the CCBI shareholders or any applicable regulatory or governmental authority is not obtained; or

         - the merger is not consummated by June 30, 2001, provided that the failure to consummate the merger by such date is not caused by any breach of the merger agreement by the terminating party.

         The merger agreement may be terminated by FNB in the event that dissenters' rights are claimed pursuant to the applicable provisions of the Florida Business Corporation Act ("FBCA") by the holders of more than 10% of the issued and outstanding shares of CCBI common stock.

         The merger agreement may be terminated by CCBI if (i) at any time prior to the effective time of the merger, the fairness opinion of Ewing is withdrawn; or (ii) prior to the effective time, a corporation, partnership, person or other entity or group shall have made a bona fide acquisition proposal that the CCBI Board determines in its good faith judgment and in the exercise of its fiduciary duties, with respect to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, is more favorable to the CCBI shareholders and that the failure to terminate the merger agreement and accept such alternative acquisition proposal would be inconsistent with the proper exercise of such fiduciary duties. The CCBI Board has made no decision as to whether it would exercise its termination right in either such situation and there can be no assurance that the CCBI Board would exercise its right to terminate the merger agreement in either such situation. The CCBI Board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time, and would consult with its financial advisors and legal counsel.

         Approval of the merger agreement by the shareholders of CCBI at the special meeting will confer on the CCBI Board the power, consistent with its fiduciary duties, to elect to consummate the merger, regardless of whether any event may have occurred which would entitle CCBI to terminate the merger agreement.

EXPENSES

         Each of the parties has agreed to pay its own expenses and one-half of the printing costs of this proxy statement/prospectus and related materials; provided, however, that in the event the merger agreement is terminated as a result of FNB's failure to satisfy any of its representations, warranties or covenants set forth therein, FNB shall reimburse CCBI for its reasonable out-of-pocket expenses relating to the merger in an amount not to exceed $150,000, and in the event the merger agreement is terminated a result of CCBI's failure to satisfy any of its representations, warranties or covenants set forth therein, CCBI shall reimburse FNB for its reasonable out-of-pocket expenses relating to the merger in an amount not to exceed $250,000.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Igler & Dougherty, P.A. has delivered to FNB and CCBI its opinion that, based upon certain customary assumptions and representations, under federal law as currently in effect:

         - the proposed merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

         - no gain or loss will be recognized by the shareholders of CCBI on the exchange of their CCBI common stock for FNB common stock pursuant to the terms of the merger to the extent of such exchange;

         - the federal income tax basis of the FNB common stock for which shares of CCBI common stock are exchanged pursuant to the merger will be the same as the basis of such shares of CCBI common stock exchanged therefor (including basis allocable to any fractional interest in any share of FNB common stock);

         - the holding period of FNB common stock for which shares of CCBI common stock are exchanged will include the period that such shares of CCBI common stock were held by the holder, provided that such shares were capital assets of the holder; and

         - the receipt of cash in lieu of fractional shares will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by FNB, and gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the fractional share of FNB common stock surrendered, which gain or loss will be capital gain or loss if the CCBI common stock was a capital asset in the hands of the shareholder.

         THE FOREGOING IS A SUMMARY OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED MERGER UNDER THE CODE AND IS FOR GENERAL INFORMATION ONLY. IT DOES NOT INCLUDE CONSEQUENCES OF STATE, LOCAL OR OTHER TAX LAWS OR SPECIAL CONSEQUENCES TO PARTICULAR SHAREHOLDERS HAVING SPECIAL SITUATIONS.

SHAREHOLDERS OF CCBI SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE AND LOCAL TAX LAWS AND TAX CONSEQUENCES OF SUBSEQUENT SALES OF FNB COMMON STOCK.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         GENERAL. Certain members of CCBI's management and of the CCBI Board have interests in the merger that are in addition to any interests they may have as shareholders of CCBI generally. These interests include, among others, the proposed employment agreement between FNB and Richard Storm, Jr., the service of former CCBI and CCBF directors on a community bank board, and the indemnification of CCBI directors and officers.

         INDEMNIFICATION. FNB has agreed that it will, following the effective time of the merger, indemnify, defend, and hold harmless the current and former directors, officers, employees, and agents of CCBI against all losses, expenses, claims, damages, or liabilities arising out of actions or omissions occurring at or prior to the effective time to the fullest extent then permitted under Florida law and by CCBI's Articles of Incorporation and Bylaws, as in effect on the date of the merger agreement, including provisions relating to advances of expenses incurred in defense of any litigation. The merger agreement further provides that CCBI shall purchase four years of extended coverage under its current directors and officers liability insurance policy to provide for continued coverage of its directors and officers with respect to matters occurring prior to the effective time of the merger.

         CCBI OPTIONS. CCBI has granted stock options from time to time to its directors, advisory board members and its employees. As of the date of this proxy statement/prospectus, there are outstanding options to purchase up to an aggregate of 440,260 shares of CCBI common stock, of which options to purchase 185,800 shares are held by current directors and executive officers of CCBI. All of the outstanding CCBI stock options which are not otherwise fully exercisable prior to the merger will become immediately exercisable upon completion of the merger. The following table sets forth, as of January 31, 2001, with respect to each executive officer and director of CCBI (i) the number of shares of CCBI common stock subject to options held by such person, and (ii) the number of shares as to which such options will become exercisable upon completion of the merger.

                                                                     SHARES AS TO
                                                                    WHICH OPTIONS
                                                SHARES SUBJECT       WILL VEST AT
          NAME            TITLE OR POSITION     TO CCBI OPTIONS     TIME OF MERGER
          ----            -----------------     ---------------     --------------

Diane M. Beyer            Director                  10,800                  --
John V. Cofer             Vice Chairman             10,800               5,400
Joel M. Cox, Sr.          Director                  10,800                  --
Robert J. David           Senior Vice               26,600              10,640
                          President
Bruce G. Fedor            Vice President            10,800               6,480
                          and General
                          Counsel
Thomas B. Garrison        Director                  10,800                  --
James S. Hagedorn         Director                  10,800                  --
Dennis J. Lynch           Director                  10,800                  --
Robert A. Marks           Director                  10,800               2,700
Stephen A. McLaughlin     Director                  10,800               2,700
Gregory E. Smith          President                 35,000              28,000
Louis J. Smith            Director                   5,400                  --
Richard Storm, Jr.        Chairman of the           10,800                  --
                          Board and Chief
                          Executive Officer
John J. Wolf              Director                  10,800                  --

         The merger agreement provides that all outstanding CCBI Options not exercised before the effective time of the merger will be converted in accordance with the exchange ratio into options to purchase shares of FNB common stock, at a proportionately adjusted per share exercise price.

         PAYMENT OF COMMUNITY BANK BOARD FEES. Each of the directors of CCBI and CCBF will be retained by FNB to serve on a community bank board in an advisory capacity to the Board of Directors of First National Bank of Naples, the banking subsidiary of FNB into which CCBF will be merged following the merger of CCBI into FNB. Each former director of CCBI will receive a fee in the annual amount of $1,000 for service on the community bank board, while former CCBF directors will receive a fee in an annual amount of $2,400.

         EMPLOYMENT AGREEMENT WITH RICHARD STORM, JR. In connection with the proposed merger, Richard Storm, Jr., Chairman and Chief Executive Officer of CCBI, has entered into an employment agreement with FNB, contingent upon the consummation of the merger. Under this employment agreement, Mr. Storm will (i) be employed for a term of one year, which term automatically renews for successive one-year terms unless sooner terminated upon notice sent at least 30 days in advance of the end of the then current term, and (ii) receive a base annual salary of $85,000, adjusted from time to time in FNB's discretion to reflect merit increases. In addition, Mr. Storm will be entitled to receive a cash payment of $144,000, the amount of salary and bonus Mr. Storm received for the 2000 fiscal year pursuant to his employment agreement with CCBI, and will be entitled to receive a second cash payment in the same amount if Mr. Storm's employment with FNB is terminated for any reason prior to the first anniversary of the merger.

STOCK OPTION AGREEMENT

         As an inducement to FNB and to satisfy a condition of FNB's willingness to enter into the merger agreement, FNB and CCBI entered into a stock option agreement whereby CCBI granted FNB an irrevocable stock option entitling FNB to purchase, subject to certain adjustments, up to 842,583 shares of CCBI common stock, at an exercise price, subject to certain adjustments, of $7.50 per share, payable in cash, under the circumstances described below.

         FNB may exercise the stock option, in whole or in part, by sending written notice after the occurrence of an "Initial Triggering Event" and a "Subsequent Triggering Event" prior to the occurrence of an "Exercise Termination Event" (as such terms are defined in the stock option agreement). An "Initial Triggering Event" is defined as the occurrence of any of the following events:

         - CCBI or any of its subsidiaries, without having received FNB's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person other than FNB or any of its subsidiaries or the CCBI Board shall have recommended that the stockholders of CCBI approve or accept any such Acquisition Transaction other than as contemplated by the merger agreement or the stock option agreement. For purposes of the stock option agreement, "Acquisition Transaction" means (i) a merger or consolidation, or any similar transaction involving CCBI, (ii) a purchase, lease, or other acquisition of all or substantially all of the assets or deposits of CCBI, or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 15% or more of the voting power of CCBI other than securities acquired by the CCBI officers and directors;

         - any person (other than the officers and directors of CCBI) other than FNB or one of FNB's subsidiaries acting in a fiduciary capacity shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of CCBI common stock (the term "beneficial ownership" for purposes of the stock option agreement having the meaning given in Section 13(d) of the Securities Exchange Act, and the rules and regulations thereunder, pursuant to which a person is the beneficial owner of all shares that such person has direct or indirect voting power or investment power over whether through any contract, arrangement, understanding, relationship or otherwise);

         - the shareholders of CCBI shall not have approved the transactions contemplated by the merger agreement at the special meeting, or the special meeting shall not have been held or shall have been canceled prior to termination of the merger agreement, in either case, after the CCBI Board shall have withdrawn or modified, or publicly announced its intention to withdraw or modify, its recommendation that the stockholders of CCBI approve the transactions contemplated by the merger agreement, or after CCBI, without having received FNB's prior written consent, shall have authorized, recommended, proposed, or publicly announced its intention to authorize, recommend, or propose, to engage in an Acquisition Transaction with any person other than FNB or one of its subsidiaries;

         - any person other than FNB shall have made a bona fide proposal to CCBI to engage in an Acquisition Transaction, which proposal has an economic value equal to or exceeding that of the merger agreement;

         - CCBI shall have willfully and materially breached any material covenant or obligation contained in the merger agreement in anticipation of engaging in an Acquisition Transaction and such breach would entitle FNB to terminate the merger agreement; or

         - any person other than FNB or one of its subsidiaries, other than in connection with a transaction to which FNB has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

         A "Subsequent Triggering Event" is defined as either (i) the acquisition by any person of beneficial ownership of 25% or more of the then outstanding shares of CCBI common stock, or (ii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 25% or more of the voting power of CCBI, other than securities acquired by the CCBI officers and directors.

         The term "Exercise Termination Event" is defined as the occurrence of any of the following events:

         -        the effective time of the merger;

         - termination of the merger agreement in accordance with the terms thereof prior to the occurrence of an Initial Triggering Event (other than termination due to (i) the failure of FNB to satisfy a condition to closing, (ii) failure to obtain the requisite approval of CCBI shareholders following a favorable recommendation by the CCBI Board, or (iii) the withdrawal by Ewing of its fairness opinion);

         - twelve months (subject to extension to obtain regulatory approvals (for so long as the Holder is using commercially reasonable efforts to obtain such regulatory approvals), to allow statutory waiting periods to expire, and to avoid liability under Section 16(b) of the Exchange Act which provides for the disgorgement to the issuer of any profit realized by an insider as a result of a purchase and sale or sale and purchase of certain equity securities occurring within a six-month period) after termination of the merger agreement following the occurrence of an Initial Triggering Event; or

         -        such other date as to which FNB and CCBI agree.

         After a Subsequent Triggering Event and prior to an Exercise Termination Event, FNB may demand that the Stock Option and the related Option Shares be registered under the Securities Act. Upon such demand, CCBI must use its best efforts to effect such registration promptly, subject to certain exceptions. FNB is entitled to two such registrations. In addition, if at any time after the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, CCBI proposes to register any of its equity securities under the Securities Act, whether for sale for its own account or for the account of any other person, on a form and in a manner which would permit registration of the Option Shares for sale to the public under the Securities Act, CCBI must give written notice to FNB of its intention to do so, describing such securities and specifying the form and manner and the other relevant facts involved in such proposed registration, and upon the written request of FNB, CCBI is required, subject to certain exceptions, to use its best efforts to effect the registration under the Securities Act of all shares of common stock which CCBI has been requested to register by FNB. CCBI is obligated to effect only one such "piggy-back" registration.

         Under applicable law, FNB may not acquire 5% or more of the issued and outstanding shares of CCBI common stock without the prior approval of the Federal Reserve Board. In considering whether to approve the acquisition by FNB of shares pursuant to the exercise of the Stock Option, the Federal Reserve Board will generally apply the same standards as in considering whether to approve the merger. See "-- Bank Regulatory Matters -- Federal Reserve Board." Certain other regulatory approvals may also be required before such an acquisition could be completed. FNB has submitted an application seeking Federal Reserve Board approval of its acquisition of up to 19.9% of the outstanding shares of CCBI common stock pursuant to a potential exercise of the Stock Option.

         In the event that prior to an Exercise Termination Event, CCBI enters into an agreement (i) to consolidate with or merge into any person other than FNB or one of its subsidiaries and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person other than FNB or one of its subsidiaries to merge into CCBI with CCBI as the continuing or surviving corporation, but in connection therewith the then outstanding shares of CCBI common stock are changed into or exchanged for securities of any other person or cash or any other property, or the then outstanding shares of CCBI common stock after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or
(iii) to sell or transfer all or substantially all of its or a significant subsidiary's assets or deposits to any person other than FNB or one of its subsidiaries, then such agreement shall provide that the Stock Option be converted into or exchanged for an option (a "Substitute Option") to purchase shares of common stock of, at FNB's option, either (x) the continuing or surviving corporation of a merger or consolidation or the transferee of all or substantially all of CCBI's assets or deposits, or (y) the person controlling such continuing or surviving corporation or transferee. The number of shares subject to the Substitute Option and the exercise price per share will be determined in accordance with a formula in the Stock Option Agreement. To the extent possible, the Substitute Option will contain terms and conditions that are the same as those in the Stock Option.

         The number of shares of CCBI common stock subject to the stock option will be increased to the extent that CCBI issues additional shares of CCBI common stock (otherwise than pursuant to an exercise of the stock option) such that the number of shares of CCBI common stock subject to the stock option (when combined with the shares of CCBI common stock already owned by FNB) equals 19.9% of the shares of CCBI common stock then issued and outstanding, after giving effect to the issuance of shares of CCBI common stock pursuant to an exercise of the stock option. In the event of any change in the shares of CCBI common stock by reasons of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, or the like, the type and number shares of CCBI stock subject to the stock option, and the applicable exercise price per share, will be appropriately adjusted and proper provision will be made so that, in the event that any additional shares of CCBI common stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the stock option), the number of shares of CCBI common stock that remain subject to the stock option will be increased so that, after such issuance and together shares of CCBI common stock previously issued pursuant to the exercise of the stock option and the number of shares otherwise beneficially owned by FNB (as adjusted on account of any of the foregoing changes in CCBI common stock), equals 19.9% of the number of shares of CCBI common stock then issued and outstanding.

         No shares shall be issued pursuant to the exercise of the Stock Option if (i) at the time of the Initial Triggering Event and at the time of exercise, FNB is in material breach under the merger agreement, or (ii) a preliminary or permanent injunction has been issued by a court of proper jurisdiction enjoining such exercise.

         The rights and obligations of CCBI and FNB under the Stock Option Agreement are subject to receipt of any required regulatory approvals, and both parties have agreed to use their best efforts in connection therewith. These include, but are not limited to, applying to the Federal Reserve Board for approval to acquire the shares subject to the stock option.

         The purpose of the Stock Option Agreement and the Stock Option is to increase the likelihood that the merger will occur by making it more difficult for another party to acquire CCBI. The ability of FNB to exercise the Stock Option and to cause, subject to certain adjustments, up to an additional 842,583 shares of CCBI common stock to be issued may be considered a deterrent to other potential acquisitions of control of CCBI, as it is likely to increase the cost of an acquisition of all the CCBI common stock which would then be outstanding.

DISSENTERS' RIGHTS OF CCBI SHAREHOLDERS

         The following summary does not purport to be a complete statement of the procedure to be followed by CCBI shareholders desiring to exercise dissenters' rights and is qualified in its entirety by reference to the provisions of Sections 607.1301-1320 of the Florida Business Corporation Act, the full text of which is attached as Appendix D to this proxy statement/prospectus. Since the preservation and exercise of dissenters' rights require strict adherence to the provisions of these laws, CCBI shareholders who might desire to exercise such rights should review such laws carefully, timely consult their own legal advisor and strictly follow the provisions of Florida law. A CCBI shareholder's failure to follow any of the applicable procedures may result in termination or waiver of his dissenters' rights.

         FNB has the right to terminate the merger agreement if dissenters' rights are claimed under Florida law with respect to more than 10% of the issued and outstanding shares of CCBI common stock. See "The Merger -Modification, Waiver and Termination."

         Only CCBI shareholders who are shareholders of record as of the close of business on February __, 2001, the record date for the special meeting, will have the right to vote on the merger agreement and, as a result, be entitled to exercise dissenters' rights under applicable Florida law. A shareholder of CCBI who wishes to exercise his dissenters' rights under Florida law must (i) prior to the vote at the special meeting, deliver written notification to CCBI of his intent to demand payment for his shares if the merger is consummated, and (ii) not vote his shares in favor of the merger agreement. Neither a vote against approval of the merger nor an abstention from voting constitutes a notice of intent to demand payment sufficient to assert dissenters' rights under Florida law. In addition, since proxies that are signed and returned without specification as to how they should be voted will be voted in favor of the merger agreement, a CCBI shareholder who returns such a proxy will not be entitled to exercise dissenters' rights unless he revokes that proxy prior to the vote of CCBI shareholders on the merger agreement.

         A CCBI shareholder wishing to exercise his dissenters' rights should, prior to the vote at the special meeting, deliver the written notification described above to the Secretary of CCBI at 650 East Elkcam Circle, Marco Island, Florida 34145, Attention: Corporate Secretary.

         CCBI shareholders who perfect their dissenters' rights will be entitled to demand payment of the "fair value" (determined as described below) of their CCBI common stock in lieu of receiving shares of FNB common stock in the merger. "Fair value" is defined as the value of CCBI common stock as of the close of business on the day prior to the date on which the CCBI shareholders authorize the merger, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. Holders of CCBI common stock who intend to exercise their dissenters' rights should bear in mind that the "fair value" of their shares of CCBI common stock could be more than, the same as, or less than, the consideration they would receive pursuant to the merger agreement.

         If CCBI shareholders approve the merger agreement at the special meeting, CCBI must, within ten days thereafter, give written notice of such approval to each CCBI shareholder who notified CCBI of his intent to demand payment and who did not vote his shares in favor of the merger agreement. Within 20 days after such notice from CCBI, each such shareholder who elects to dissent must file with CCBI a notice of election to dissent, stating his name and address, the number of shares with respect to which he dissents and a demand for payment of the fair value for his shares. The dissenting shareholder must also deposit his CCBI stock certificates with CCBI simultaneously with the filing of the election notice.

         Within ten days after the expiration of the period for filing a notice of election to dissent or within ten days after the merger is effected, whichever is later, (but in no case later than 90 days after CCBI shareholders approve the merger agreement), CCBI must make a written offer to pay each dissenting shareholder who has filed a notice of election to dissent an amount that CCBI estimates to be the fair value for his shares. The CCBI offer must be accompanied by the CCBI current balance sheet and profit and loss statement. If the merger has not been consummated within 90 days after the date on which the CCBI shareholders approve the merger agreement, the CCBI offer of payment may be made conditional upon the consummation of the merger.

         If within 30 days after CCBI makes its offer to pay fair value, the dissenting shareholder accepts the CCBI offer, payment for his shares shall be made within 90 days of the CCBI offer or the consummation of the merger, whichever is later. Upon payment of the agreed value, the dissenting shareholder ceases to have any interest in his shares.

         If CCBI fails to make an offer within the prescribed period or if it makes the offer and any dissenting shareholder fails to accept the offer within the 30-day period, CCBI shall, within 30 days after receipt of a notice of election to dissent given within 60 days after the consummation of the merger, or may, at its election, at any time within 60 days after the consummation of the merger, petition the Circuit Court of Collier County, Florida, requesting that the fair value of such shares be determined. The Court shall also determine whether each dissenting shareholder is entitled to payment for his shares. If CCBI fails to institute the proceeding as required, any dissenting shareholder may do so in the name of CCBI. All dissenting shareholders who have not agreed to accept the CCBI offer will be made parties to the action against their shares and are entitled to judgment against CCBI for the amount of the fair value of their shares. The Court may appoint persons as appraisers to receive evidence and recommend a decision on the question of fair value. CCBI will pay each dissenting shareholder the amount found due within ten days after the Court's final determination. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in their shares.

         The costs and expenses of any such proceeding, including reasonable compensation for appraisers, but excluding the fees for counsel and experts used by any party shall be determined by the Court and assessed against CCBI. However, the Court may assess all or any part of such costs and expenses against a shareholder if the Court finds that the shareholder's refusal to accept the CCBI offer was arbitrary, vexatious, or not in good faith. If the Court determines that the fair value of the shares materially exceeds the amount of the CCBI offer or if CCBI fails to make an offer, the Court may award to any dissenting shareholder reasonable compensation for attorneys and experts employed by such shareholder in the proceeding.

         Once a dissenting shareholder files a notice of election to dissent with CCBI as described above, such shareholder is only entitled to payment as provided by Section 607.1320 of the Florida Business Corporation Act and is not entitled to vote or exercise any other rights as a shareholder. A dissenting shareholder may withdraw his notice of election to dissent in writing at any time before CCBI makes its offer to pay for such shareholder's shares. After CCBI makes its offer, the notice of election to dissent may be withdrawn only if CCBI consents to the withdrawal.

         The right of a dissenting shareholder to be paid fair value of his shares will cease, and he will be reinstated as a shareholder, with all rights as described in the statute as of the date on which he filed the a notice of election to dissent, if one of the following events occurs: (i) the notice is withdrawn; (ii) the merger agreement is abandoned or rescinded or the CCBI shareholders revoke the authority to effect the merger; (iii) no demand or petition of determining fair value by a court has been made or filed within the time limits provided under Section 607.1320 of the Florida Business Corporation Act; or (iv) a court of competent jurisdiction determines that the dissenting shareholder is not entitled to the relief provided by that Section.

         Once the merger is effected, FNB will be subject to, and will be required to perform, all of the obligations of CCBI described above. Accordingly, on or after the effective time of the merger, dissenting shareholders of CCBI should send any communications regarding their rights to F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148,
Attention: Corporation Secretary. All communications should be signed by or on behalf of the dissenting CCBI shareholder in the form in which his shares are registered on CCBI's books.

ACCOUNTING TREATMENT

         It is intended that the merger will be accounted for as a pooling-of-interests under generally accepted accounting principles. CCBI and FNB have agreed to use their reasonable efforts to cause the merger, and to take no action that would cause the merger not, to qualify for pooling-of-interests treatment.

         Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of FNB and CCBI will be combined at the effective time of the merger and carried forward at their previously recorded amounts, and the shareholders' equity accounts of CCBI and FNB will be combined on FNB's consolidated balance sheet and no goodwill or other intangible assets will be created.

BANK REGULATORY MATTERS

         FEDERAL RESERVE BOARD APPROVAL. The merger is subject to prior approval by the Federal Reserve Board. In determining whether to approve a transaction such as the merger, the Federal Reserve Board takes into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction.

         The Federal Reserve Board is prohibited from approving a merger if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of a merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions. As of January 31, 2001, each of FNB's banking subsidiaries had a "satisfactory" rating with the appropriate federal regulator.

         Applicable federal law provides for the publication of notice and public comment on applications filed with the Federal Reserve Board and the OCC and authorizes each agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approval process.

         The merger generally may not be consummated until after 15 days following the date of applicable federal regulatory approval, during which time the Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically ordered otherwise. FNB and CCBI believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that any divestitures that may be required in order to consummate the merger will not be material to the financial condition or results of operations of FNB or CCBI prior to the merger, or of FNB following the merger.

         In addition, FNB's right to exercise the stock option under the stock option agreement is also subject to the prior approval of the Federal Reserve Board, because the exercise of the stock option would result in FNB owning more than 5% of the outstanding shares of CCBI's common stock. In considering whether to approve FNB's right to exercise the stock option, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of approval of the merger.

         STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION. FNB and CCBI have filed all applications and notices and have taken (or will take) other appropriate action with respect to any requisite approvals or other action of any governmental authority. FNB has submitted an application seeking Federal Reserve Board approval of the merger and of FNB's acquisition of up to 19.9% of the outstanding shares of CCBI common stock pursuant to a potential exercise of the stock option.

         FNB and CCBI are not aware of any governmental approvals or actions that may be required for consummation of the merger other than as described above. Should any other approval or action be required, FNB and CCBI currently contemplate that such approval or action would be sought.

         THE MERGER CANNOT BE COMPLETED WITHOUT APPROVAL OF THE FEDERAL RESERVE BOARD. THERE CAN BE NO ASSURANCES THAT SUCH REGULATORY APPROVAL WILL BE OBTAINED OR AS TO THE DATE OF SUCH APPROVAL. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVAL WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVAL TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT. SEE "-- CONDITIONS PRECEDENT TO THE MERGER." THERE CAN LIKEWISE BE NO ASSURANCE THAT THE DEPARTMENT OF JUSTICE WILL NOT CHALLENGE THE MERGER, OR, IF SUCH A CHALLENGE IS MADE, AS TO THE RESULT THEREOF.

         See "-- Effective Time of the Merger," "-- Conditions Precedent to the Merger" and "-- Modification, Waiver and Termination."

RESTRICTIONS ON RESALES BY AFFILIATES OF CCBI

         The shares of FNB common stock to be issued to shareholders of CCBI in the merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of CCBI or FNB as that term is defined under the Securities Act. Any subsequent transfer of such shares by any person who is an affiliate of CCBI at the time of the special meeting will, however, under existing law, require either (a) the further registration under the Securities Act of the shares of FNB common stock to be transferred, (b) compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances), or (c) the availability of another exemption from registration. An "affiliate" of CCBI, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with CCBI. In addition, under requirements for pooling-of-interests method of accounting, the shares of FNB common stock issued to affiliates are not transferable until such time as financial results covering at least 30 days of combined operations of FNB and CCBI have been published. The foregoing restrictions are expected to apply to the directors, executive officers, and the beneficial holders of 10% or more of the shares of CCBI common stock (and to certain relatives or the spouse of any such person and any trusts, estates, corporations, or other entities in which any such person has a 10% or greater beneficial or equity interest). Stop transfer instructions will be given by FNB to the transfer agent with respect to the FNB common stock to be received by persons subject to the restrictions described above. CCBI has agreed that, not later than 30 days prior to the effective time of the merger, it will use its best efforts to obtain from each of those persons identified by CCBI as affiliates appropriate agreements that each such individual will not make any further sales of shares of FNB common stock received upon consummation of the merger except in compliance with the restrictions described in this paragraph.

FNB DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

         FNB has adopted a dividend reinvestment and direct stock purchase plan. The plan is available to existing FNB shareholders and shareholders of CCBI who receive shares of FNB common stock in the merger, as well as persons who are not already shareholders, and permits participants to purchase shares of FNB common stock through reinvestment of dividends on their shares of FNB common stock and/or optional cash payments and permits participants to have their FNB stock held in book-entry form by the plan administrator. You will be offered the opportunity to enroll the shares of FNB common stock issued to you in the merger in the plan.

                              INFORMATION ABOUT FNB

         FNB is a financial services holding company with executive offices in Naples, Florida and Hermitage, Pennsylvania. FNB provides a broad range of financial services to its customers through its banking, insurance agency, consumer finance, and trust company subsidiaries, which operate a total of 154 offices in five states. As of December 31, 2000, FNB had approximately $3.9 billion in consolidated assets and approximately $3.1 billion in deposits. FNB's main office is located at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 and its telephone number is (724) 981-6000.

         FNB's subsidiaries provide a full range of financial services, principally to consumers and small- to medium-sized businesses, in their respective market areas. FNB's business strategy has been to focus primarily on providing quality, community-based financial services adapted to the needs of each of the markets it serves. FNB has emphasized its community orientation by generally preserving the names and local management of its subsidiaries and allowing its subsidiaries significant autonomy in decision-making, thus enabling them to respond to customer requests more quickly.

         The lending philosophy of each of FNB's bank subsidiaries is to minimize credit losses by following uniform credit approval standards (which include independent analysis of realizable collateral value), diversifying its loan portfolio, maintaining a relatively modest average loan size and conducting ongoing review and management of the loan portfolio. The banks are active residential mortgage lenders, and make commercial loans generally to established local businesses. FNB's bank subsidiaries do not have a significant amount of construction loans, any highly leveraged transaction loans or any loans to foreign countries.

         No material portion of the deposits of FNB's bank subsidiaries has been obtained from a single or small group of customers, and the loss of any customer's deposits or a small group of customers' deposits would not have a material adverse effect on the business of FNB.

         While FNB has generally sought to preserve the identities and autonomy of its subsidiaries, it has established centralized credit analysis, loan review, investment, audit and data processing functions. The centralization of these processes has enabled FNB to maintain consistent quality of these functions and to achieve certain economies of scale. FNB is presently further centralizing its banking operations through the consolidation of each of its banking subsidiaries under one charter in each state. FNB's five Florida banking subsidiaries will be consolidated under First National Bank of Florida, and FNB's two Pennsylvania banking subsidiaries will be consolidated under First National Bank of Pennsylvania. FNB believes the consolidation program will enable it to realize significant savings by eliminating operational redundancies and integrating common deposit and lending programs. The individual bank offices will generally retain their existing names and local management structure. FNB plans to reduce its workforce by approximately four percent from the approximately 1,790 employees as of January 1, 2001 in connection with the consolidation program, which is expected to be completed during the first quarter of 2001.

         FNB has two insurance agency subsidiaries, Gelvin, Jackson and Starr, Inc., with five offices in Pennsylvania, and Roger Bouchard Insurance, Inc. with nine offices in Florida. FNB's consumer finance subsidiary, Regency Finance Company, has 51 offices in five states and had $139.6 million in total assets as of December 31, 2000. FNB's trust company subsidiary, First National Trust Company, has six offices in Florida and Pennsylvania and held $1.04 billion of assets in trust as of December 31, 2000.

         FNB has five other subsidiaries, Penn-Ohio Life Insurance Company, First National Corporation, Customer Service Center of F.N.B., Mortgage Service Corporation, and F.N.B. Building Corporation. Penn-Ohio underwrites, as a reinsurer, credit life and accident and health insurance sold by FNB's subsidiaries. First National holds equity securities and other assets for the holding company. Customer Service provides data processing and other services to the affiliates of FNB. Mortgage Service services mortgage loans for unaffiliated financial institutions, and FNB Building owns real estate that is leased to certain affiliates of FNB.

         As part of its operations, FNB regularly evaluates the potential acquisition of, and holds discussions with, various financial institutions and other businesses of a type eligible for financial holding company investment. In addition, FNB regularly analyzes the values of, and submits bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. As a general rule, FNB publicly announces such material acquisitions when a definitive agreement has been reached.

        For further information about FNB, see "Where You Can Find More Information."

                             INFORMATION ABOUT CCBI

         CCBI is a financial holding company headquartered in Marco Island, Florida. CCBI provides a variety of community banking services to its customers in Florida through its bank, commercial mortgage brokerage business and residential mortgage loan origination company. CCBI's main office is located at 650 East Elkcam Circle, Marco Island, Florida 34145 and its telephone number is
(941) 393-2333.

         CCBI was formed in 1995 as the holding company of CCBF, a Florida state chartered bank. CCBI currently operates two other financial subsidiaries in Florida. Citizens Financial Corp. is a wholly owned subsidiary of CCBI that commenced business in 1997 as a commercial mortgage brokerage company. In November 1999, CCBI's third wholly owned subsidiary, CCB Mortgage Corp., commenced operations as a residential mortgage loan origination company. CCBI and its subsidiaries are all located and primarily serve customers in the cities of Naples, Marco Island, Isle of Capri and Goodland, as well as the rest of Collier County, Florida. As of December 31, 2000, on a consolidated basis, CCBI and its three subsidiaries had approximately $167 million in consolidated assets.

         CCBI, through its subsidiaries, provides a full range of financial services, primarily focused on the origination of commercial and residential real estate secured loans, commercial loans secured by non-real estate collateral and consumer loans. CCBI is focused on being a customer-driven community financial service provider. This focus is reflected in its "customer first" pledge. CCBI's business strategy involves emphasizing service and building profitable loan and deposit relationships within its service area.

         CCBI seeks to minimize lending losses by focusing on borrowers with strong credit qualifications, as well as diversifying its loan portfolio, maintaining a relatively modest average loan size and conducting ongoing review and management of its loan portfolio. CCBI real estate loans consist of commercial and residential first and second mortgage loans. All loans are located in Florida and the majority of the loans are in CCBI's primary market area of Collier County. Commercial loans are primarily to small- and medium-sized businesses and are focused toward customers who are potential deposit customers of CCBF.

         Citizens Financial and CCB Mortgage both operate as mortgage brokers. Both Citizens Financial and CCB Mortgage originate loans that are closed and funded by correspondent banks, including CCBF. Since November 1999, substantially all residential loans originated by CCBI were originated through CCB Mortgage. Citizens Financial is a commercial loan brokerage company that specializes in construction, mini-perm and permanent loans. Citizens Financial is also a source of loan referrals to both CCBF and CCB Mortgage.

         No material portion of the deposits of CCBF has been obtained from a single or small group of customers, and the loss of any customer's deposits or a small group of customers' deposits would not have a material adverse effect on the business of CCBI.

         As of December 31, 2000, CCBI and its subsidiaries had approximately 70 full-time employees.

        For further information about CCBI, please refer to CCBI's 1999 Annual Report to Shareholders, which accompanies this proxy statement/prospectus, and see "Where You Can Find More Information."

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS OF CCBI

         The following discussion of CCBI's results of operations and financial condition should be read in conjunction with the interim financial statements of CCBI included elsewhere in this proxy statement/prospectus.

OVERVIEW

         Net earnings for the three months ended September 30, 2000 were $185,000, or $.05 per basic and diluted share, compared to net earnings of $209,000, or $.06 per basic and diluted share, for the three months ended September 30, 1999. This decrease in CCBI's net earnings was primarily due to a greater increase in noninterest expense than in net interest income and noninterest income, due in significant part to the costs associated with opening CCBF's fourth branch office in August 2000.

         Net earnings for the nine months ended September 30, 2000 were $675,000, or $.19 per basic and diluted share, compared to net earnings of $447,000, or $.13 per basic and diluted share, for the nine months ended September 30, 1999. This increase in CCBI's net earnings was primarily due to an increase in net interest income, partially offset by an increase in noninterest expenses.

LIQUIDITY AND CAPITAL RESOURCES

         CCBI's primary source of cash during the nine months ended September 30, 2000 was from net deposit inflows and advances from the Federal Home Loan Bank. Cash was used primarily for loan originations. At September 30, 2000, CCBI had outstanding commitments to fund existing and new loans of $33.7 million. It is expected that these requirements will be funded from the sources described above. At September 30, 2000, CCBF exceeded its regulatory liquidity requirements.

         The following table shows selected ratios for the periods or at the dates indicated:

                                                                               NINE MONTHS
                                                                                  ENDED        YEAR ENDED
                                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                                  2000           1999
                                                                              -------------   ------------

                  Average equity as a percentage of average assets ......         13.54%         17.51%

                  Equity to total assets at end of period ...............         11.45%         14.72%

                  Return on average assets(1) ...........................          0.67%          0.61%

                  Return on average equity(1) ...........................          4.95%          3.50%

                  Noninterest expense to average assets .................          3.85%          3.22%

                  Nonperforming loans and foreclosed real estate to
                         total assets at end of period ..................          0.13%           NIL

                      -----------------------------------

                  (1)   Annualized for the nine months ended September 30, 2000

RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest and dividend income of CCBI from interest-earning assets and the corresponding average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the corresponding average cost; (iii) net interest income; (iv) interest-rate spread; and (v) net interest margin (dollar amounts in thousands).

                                                                         THREE MONTHS ENDED SEPTEMBER 30,
                                                   --------------------------------------------------------------------------
                                                                   2000                                   1999
                                                   ----------------------------------      ----------------------------------
                                                                 INTEREST     AVERAGE                    INTEREST     AVERAGE
                                                   AVERAGE         AND         YIELD/      AVERAGE         AND         YIELD/
                                                   BALANCE       DIVIDENDS      RATE       BALANCE       DIVIDENDS      RATE
                                                   --------      ---------     ------      --------      ---------     ------

                                                                             (DOLLARS IN THOUSANDS)

Interest-earning assets:
  Loans .....................................      $115,636      $  2,600        8.94%     $ 68,456      $  1,430        8.29%
  Securities ................................        18,343           266        5.80        15,205           229        6.02
  Other interest-earning assets(1) ..........         2,385            38        6.34        12,991           156        4.76
                                                   --------      --------                  --------      --------

      Total interest-earning assets .........       136,364         2,904        8.47        96,652         1,815        7.45
                                                                 --------                                --------

Noninterest-earning assets ..................         9,934                                   9,420
                                                   --------                                --------

      Total assets ..........................      $146,298                                $106,072
                                                   ========                                ========

Interest-bearing liabilities:
  Savings, NOW and money-market
    deposit accounts ........................      $ 58,722           520        3.52      $ 46,839           354        3.00
  Time deposits .............................        50,617           797        6.27        30,952           402        5.15
  Other borrowings(2) .......................         5,825           100        6.84            --            --          --
                                                   --------      --------                  --------      --------

      Total interest-bearing liabilities ....       115,164         1,417        4.89        77,791           756        3.86
                                                                 --------                                --------

Noninterest-bearing liabilities .............        12,972                                  10,644
Stockholders' equity ........................        18,162                                  17,637
                                                   --------                                --------

      Total liabilities and
      stockholders' equity ..................      $146,298                                $106,072
                                                   ========                                ========

Net interest income .........................                    $  1,487                                $  1,059
                                                                 ========                                ========

Interest-rate spread(3) .....................                                    3.58%                                   3.59%

Net interest margin(4) ......................                                    4.34%                                   4.35%

Ratio of average interest-earning
  assets to average interest-bearing
  liabilities ...............................          1.18                                    1.24
                                                   ========                                ========

---------------
(1) Includes federal funds sold, Federal Home Loan Bank stock and securities purchased under agreements to resell.

(2)      Includes Federal Home Loan Bank borrowings and federal funds purchased.

(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average rate of interest-bearing liabilities.

(4) Net interest margin is net interest income divided by average interest-earning assets.

         The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest and dividend income of CCBI from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) interest-rate spread; and (v) net interest margin (dollar amounts in thousands).

                                                                          NINE MONTHS ENDED SEPTEMBER 30,
                                                   ----------------------------------------------------------------------------
                                                                   2000                                     1999
                                                   -----------------------------------      -----------------------------------
                                                                 INTEREST      AVERAGE                    INTEREST      AVERAGE
                                                   AVERAGE          AND        YIELD/       AVERAGE          AND        YIELD/
                                                   BALANCE       DIVIDENDS     RATE         BALANCE       DIVIDENDS     RATE
                                                   --------      ---------     -------      --------      ---------     -------

                                                                         (DOLLARS IN THOUSANDS)

Interest-earning assets:
    Loans ...................................      $100,552      $  6,590        8.75%      $ 59,378      $  3,710        8.35%
    Securities ..............................        18,586           807        5.79         15,327           655        5.71
    Other interest-earning assets(1) ........         4,057           181        5.96         13,592           481        4.73
                                                   --------      --------                   --------      --------

         Total interest-earning assets ......       123,195         7,578        8.22         88,297         4,846        7.34
                                                                 --------                                 --------

    Noninterest-earning assets ..............        10,424                                    8,680
                                                   --------                                 --------

         Total assets .......................      $133,619                                 $ 96,977
                                                   ========                                 ========

Interest-bearing liabilities:
    Savings, NOW and money-market ...........      $ 58,210         1,468        3.37       $ 43,417           926        2.85
    Time deposits ...........................        40,004         1,777        5.93         25,775         1,019        5.29
    Other borrowings(2) .....................         2,841           145        6.82             --            --          --
                                                   --------      --------                   --------      --------

         Total interest-bearing liabilities .       101,055         3,390        4.48         69,192         1,945        3.76
                                                                 --------                                 --------

Noninterest-bearing liabilities .............        14,478                                   10,323

Stockholders' equity ........................        18,086                                   17,462
                                                   --------                                 --------

         Total liabilities and
          stockholders' equity...............      $133,619                                 $ 96,977
                                                   ========                                 ========

Net interest income .........................                    $  4,188                                 $  2,901
                                                                 ========                                 ========


Interest-rate spread(3) .....................                                    3.74%                                    3.58%

Net interest margin(4) ......................                                    4.54%                                    4.39%

Ratio of average interest-earning assets
 to average interest-bearing liabilities ....          1.22                                     1.28
                                                   ========                                 ========

(1) Includes federal funds sold, Federal Home Loan Bank stock and securities purchased under agreements to resell.

(2)      Includes Federal Home Loan Bank borrowings and federal funds purchased.

(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average rate of interest-bearing liabilities.

(4) Net interest margin is net interest income divided by average interest-earning assets.

INTEREST INCOME AND EXPENSE

         Interest income increased to $2,904,000 for the three months ended September 30, 2000 from $1,815,000 for the three months ended September 30, 1999. Interest income on loans increased to $2,600,000 in 2000 due to an increase in the average loan portfolio balance for the three months ended September 30, 2000 to $115.6 million compared to $68.5 million during the same period in 1999 and by an increase in the weighted-average yield from 8.29% in 1999 to 8.94% in 2000. Interest on securities increased to $266,000 in 2000 due to an increase in the average securities portfolio during the three months ended September 30, 2000 to $18.3 million from $15.2 million during 1999. Interest on other interest-earning assets decreased to $38,000 in 2000 due to a decrease in the average balance of such assets from 1999 to 2000.

         Interest expense on deposit accounts increased to $1,317,000 for the three months ended September 30, 2000 from $756,000 for the three months ended September 30, 1999. Interest expense increased primarily because of an increase in the average balance from 1999 to 2000 and an increase in the average rate paid on deposits. The average balance for the three months ended September 30, 2000 was $109.3 million compared to $77.8 million during 1999.

         Interest income increased to $7,578,000 for the nine months ended September 30, 2000 from $4,846,000 for the nine months ended September 30, 1999. Interest income on loans increased to $6,590,000 in 2000 due to an increase in the average loan portfolio balance for the nine months ended September 30, 2000 to $100.6 million compared to $59.4 million during the same period in 1999 as well as an increase in the rate earned on the portfolio. Interest on securities increased to $807,000 in 2000 due to an increase in the average securities portfolio during the nine months ended September 30, 2000 to $18.6 million from $15.3 million during the same period in 1999. Interest on other interest-earning assets decreased to $181,000 in 2000 primarily due to a decrease in the average balance of these assets from 1999 to 2000 as the lower yielding assets were decreased to fund the growth in the higher-yielding loan portfolio.

         Interest expense on deposit accounts increased to $3,245,000 for the nine months ended September 30, 2000 from $1,945,000 for the nine months ended September 30, 1999. Interest expense on deposits increased primarily because of an increase in the average balance of deposits from 1999 to 2000 as well as an increase in the rates paid on deposits. The average balance for the nine months ended September 30, 2000 was $98.2 million compared to $69.2 million during the same period in 1999.

PROVISION FOR LOAN LOSSES

         The provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by CCBI, industry standards, the amount of nonperforming loans, general economic conditions, particularly as they relate to CCBI's market areas, and other factors related to the collectibility of CCBI's loan portfolio. The provision for the three months ended September 30, 2000 and 1999 was $220,000 and $103,000, respectively. The provision increased to $465,000 for the nine months ended September 30, 2000 from $357,000 for the nine months ended September 30, 1999. Management believes the balance of $1,266,000 for the allowance for loan losses at September 30, 2000 is adequate.

NONINTEREST INCOME

         Noninterest income increased to $371,000 for the three months ended September 30, 2000 from $139,441 for the three months ended September 30, 1999. Noninterest income increased to $1,219,000 for the nine months ended September 30, 2000 from $407,000 for the nine months ended September 30, 1999. The increase is primarily due to the increase in mortgage brokerage fees from CCB Mortgage and increases in service charges on deposit accounts in 2000.

NONINTEREST EXPENSE

         Total noninterest expense increased to $1,340,000 for the three months ended September 30, 2000 from $760,000 for the three months ended September 30, 1999, primarily due to an increase in employee compensation and benefits of $356,000 as well as an increase in other noninterest expense and occupancy and equipment expense. The primary reasons for the increased expenses were the impact of CCB Mortgage and the additional expenses relating to opening CCBF's fourth branch office in August 2000.

         Total noninterest expense increased to $3,857,000 for the nine months ended September 30, 2000 from $2,258,000 for the nine months ended September 30, 1999, primarily due to an increase in employee compensation and benefits of $1,229,000. The year-over-year increases in operating expenses were due to the effect of CCB Mortgage and the additional costs related to opening CCBF's fourth branch office in August 2000.

INCOME TAXES

         The income tax provision for the three months ended September 30, 2000 was $114,000, an effective rate of 38.2%, compared to $126,100, an effective rate of 37.6%, for the comparable three-month period in 1999.

         The income tax provision for the nine months ended September 30, 2000 was $412,000, an effective rate of 37.9%, compared to $246,000, an effective rate of 35.5%, for the comparable nine-month period in 1999.

             DESCRIPTION OF FNB CAPITAL STOCK AND CCBI CAPITAL STOCK

FNB COMMON STOCK

         GENERAL. FNB is authorized to issue 100,000,000 shares of FNB common stock, $2.00 par value per share, of which 22,063,332 shares were outstanding as of December 31, 2000. FNB common stock is traded on the Nasdaq National Market under the trading symbol "FBAN." FNB provides transfer agent and registrar services for FNB common stock.

         As of December 31, 2000, 2,872,772 shares of FNB common stock were reserved for issuance under various employee benefit plans and under FNB's dividend reinvestment and stock purchase plan. After taking into account the shares reserved for those plans, the number of authorized shares of FNB common stock available for other corporate purposes as of December 31, 2000 was 75,063,896. Since that date, 2,218,593 additional shares have been reserved for issuance in connection with the merger.

         VOTING AND OTHER RIGHTS. The holders of FNB common stock are entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast, and each shareholder entitled to vote in such election is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections for directors, shareholders do not have the right to cumulate their votes. The FNB Series A Preferred Stock (described below) votes as a class with the FNB common stock. See "-- FNB Preferred Stock"; "Comparison of Shareholder Rights -- Amendment of Articles of Incorporation and Bylaws" and "-- Vote Required for Extraordinary Corporate Transaction."

         In the event of liquidation, holders of FNB common stock would be entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of the holders of any FNB preferred stock then outstanding.

         FNB common stock does not have any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All the outstanding shares of FNB common stock are, and upon issuance the shares of FNB common stock to be issued to shareholders of CCBI will be, validly issued, fully paid and nonassessable.

         DISTRIBUTIONS. The holders of FNB common stock are entitled to receive such dividends or distributions as the FNB Board may declare out of funds legally available for such payments. The payment of distributions by FNB is subject to the restrictions of Pennsylvania law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding FNB preferred stock. Share dividends, if any are declared, may be paid from authorized but unissued shares.

         The ability of FNB to pay distributions is affected by the ability of its subsidiaries to pay dividends. The ability of FNB's subsidiaries, as well as of FNB, to pay dividends in the future is influenced by bank regulatory requirements and capital guidelines.

FNB PREFERRED STOCK

         GENERAL. FNB is authorized to issue 20,000,000 shares of preferred stock, $10.00 par value per share. The FNB Board has the authority to issue FNB preferred stock in one or more series and to fix the dividend rights, dividend rate, liquidation preference, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), and the number of shares constituting any such series, without any further action by the shareholders unless such action is required by applicable rules or regulations or by the terms of other outstanding series of FNB preferred stock. Any shares of FNB preferred stock which may be issued may rank prior to shares of FNB common stock as to payment of dividends and upon liquidation. FNB had 19,194 shares of FNB Series A Preferred Stock issued and outstanding as of December 31, 2000 and 148,538 shares of FNB Series B 7 1/2% Cumulative Convertible Preferred Stock issued and outstanding as December 31, 2000.

         THE FOLLOWING SUMMARY OF THE FNB SERIES A PREFERRED STOCK AND FNB SERIES B PREFERRED STOCK IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DESCRIPTION THEREOF CONTAINED IN THE FNB ARTICLES OF INCORPORATION ATTACHED AS
EXHIBIT 3.1 TO THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, WHICH IS INCORPORATED HEREIN BY REFERENCE.

         FNB SERIES A PREFERRED STOCK. The FNB Series A Preferred Stock was created for the purpose of acquiring Reeves Bank in 1985. Holders of the FNB Series A Preferred Stock are entitled to 6.2 votes for each share held. The holders of the FNB Series A Preferred Stock do not have cumulative voting rights in the election of directors. Dividends on the FNB Series A Preferred Stock are cumulative from the date of issue and are payable at a rate of $.42 per share each quarter. The FNB Series A Preferred Stock is convertible at the option of the holder into shares of the FNB common stock having a market value of $25.00 at time of conversion. FNB has the right to require the conversion of the balance of all outstanding shares at the conversion rate. Through December 31, 2000, 654 shares of the FNB Series A Preferred Stock were converted to 771 shares of FNB common stock. At December 31, 2000, 23,548 shares of FNB common stock were reserved by FNB for the conversion of the remaining 19,194 outstanding shares.

         FNB SERIES B PREFERRED STOCK. The FNB Series B Preferred Stock was issued during 1992 for the purpose of raising capital for the acquisition of 13 banking branches in the Erie, Pennsylvania area. Holders of the FNB Series B Preferred Stock have no voting rights. Dividends on the FNB Series B Preferred Stock are cumulative from the date of issue and are payable at a rate of $.46875 per share each quarter. The FNB Series B Preferred Stock has a stated value of $25.00 per share and is convertible at the option of the holder at any time into shares of FNB common stock at a price of $10.05 per share. Through December 31, 2000, 39,073 shares of FNB Series B Preferred Stock were converted to 94,709 shares of FNB common stock. At December 31, 2000, 369,275 shares of FNB common stock were reserved by FNB for the conversion of the remaining 148,538 outstanding shares of FNB Series B Preferred Stock. FNB has the right to require the conversion of the balance of all outstanding shares at the conversion rate.

CCBI COMMON STOCK

         GENERAL. CCBI is authorized to issue 8,000,000 shares of CCBI common stock, $0.01 par value, of which _____________ shares were issued and outstanding as of the record date for the special meeting. CCBI common stock is traded on The Nasdaq SmallCap Market under the trading symbol "CCBI." Registrar and Transfer Company, New Jersey acts as the transfer agent and the registrar for CCBI common stock.

CCBI PREFERRED STOCK

         CCBI is authorized to issue 2,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding. The CCBI Board has the authority to issue preferred stock in one or more series and to fix the dividend rights, dividend rate, liquidation preference, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the number of shares constituting any such series, without any further action by the shareholders unless such action is required by applicable rules or regulations or by the terms of other outstanding series of CCBI preferred stock. Any shares of preferred stock which may be issued by CCBI may rank prior to shares of CCBI common stock as to payment of dividends and upon liquidation.

                        COMPARISON OF SHAREHOLDER RIGHTS

         After the merger, shareholders of CCBI will become shareholders of FNB. Their rights will be governed by FNB's Restated Articles of Incorporation, FNB's Bylaws, as amended and restated, and the Pennsylvania Business Corporation Law. The following summary, which is not a complete statement of all differences between the rights of the holders of FNB stock and CCBI stock, discusses differences between FNB's Restated Articles of Incorporation and Bylaws, as amended and restated, and CCBI Amended and Restated Articles of Incorporation and Bylaws, as amended, and the difference between the Pennsylvania Business Corporation Law and the Florida Business Corporations Act. For information as to how to get the full text of each document, see "Where You Can Find More Information" on page 60.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

         The Articles of Incorporation of FNB contain a provision that requires the affirmative vote of at least 75% of the outstanding shares of FNB Common Stock entitled to vote to remove the entire Board of Directors of FNB, a class of directors, or any member of the Board of Directors of FNB during his or her term without cause.

         Pennsylvania law and the FNB Bylaws provide that vacancies on the Board of Directors of FNB, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining directors, though less than a quorum, or by a sole remaining director, and each person so selected shall serve until the next election of the class for which such director has been chosen, and until a successor has been elected and qualified.

         Under Florida law, unless the Articles of Incorporation of CCBI provide that directors may be removed only for cause, a CCBI director may be removed by CCBI's shareholders with or without cause; provided that, if a director is elected by a voting group, only the shareholders of that voting group may participate in the vote to remove him. Article VII, Section 6 of CCBI's Articles of Incorporation, however, provides that, subject to the rights of holders of any preferred stock, any director or the entire Board of Directors may be removed by the affirmative vote of the holders of at least 60% of the then outstanding voting power. Florida law and CCBI's Bylaws provide that vacancies on the Board of Directors of CCBI, including vacancies resulting from an increase in the number of directors or resulting from removal from office, may only be filled by a majority vote of the remaining directors, though less than a quorum. A director selected to fill a vacancy shall hold office for a term that expires at the next Annual Meeting of Shareholders.

QUORUM OF SHAREHOLDERS

         Pennsylvania law and the FNB Bylaws provide that a quorum for a meeting of shareholders of FNB consists of the presence of shareholders, in person or represented by proxy, entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting.

         Florida law and CCBI's Bylaws provide that the holders of a majority of votes entitled to be cast on the matter to be considered, represented in person or by proxy, constitutes a quorum of that voting group for action on that matter.

ADJOURNMENT AND NOTICE OF SHAREHOLDER MEETINGS

         The FNB and CCBI Bylaws provide that, if a quorum is not present or represented at a shareholder meeting, the shareholders present and entitled to vote at the meeting may adjourn the meeting without notice other than an announcement at the meeting. Florida law and CCBI's Bylaws further provide that whenever a meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting as long as notice of the time and place of the next meeting is made at the adjourned meeting. Both the FNB and CCBI Bylaws further provide that the determination of shareholders of record entitled to notice of or to vote at any meeting of shareholders will apply to any adjournment thereof, unless, in the case of CCBI, a new record date is set by the Board of Directors.

CALL OF SPECIAL SHAREHOLDER MEETINGS

         FNB's Bylaws provide that special meetings of the shareholders may be called only by the Chairman of the Board, the President or the Secretary of FNB pursuant to a resolution or written direction of at least 75% of the members of the FNB Board. CCBI's Bylaws provide that special meetings of the shareholders may be called by resolution adopted by a majority of the member of the CCBI Board, the Chairman of the Board, the President or by the holders of at least 20% of the votes entitled to be cast on any issue to be considered at the special meeting of shareholders.

SHAREHOLDER CONSENT IN LIEU OF MEETING

         Pennsylvania law permits any action which may be taken at a meeting of the shareholders of FNB to be taken without a meeting, if, prior or subsequent to the action, a consent thereto of all the shareholders who would be entitled to vote at a meeting for such purpose is filed with the Secretary of FNB.

         The Articles of Incorporation of CCBI provide that any action required or permitted to be taken by shareholders of CCBI must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent.

DISSENTERS' RIGHTS

         Under Pennsylvania law, shareholders may perfect dissenters' rights with regard to corporate actions involving certain mergers; consolidations; sale, lease or exchange of substantially all the assets of the corporation (under limited circumstances); or the elimination of cumulative voting.

         Under Florida law, dissenters' appraisal rights are available in connection with corporate actions involving certain mergers, share exchanges, consolidations, sales or other dispositions of all or substantially all of the property of the corporation (other than in the ordinary course of business), the approval of certain control-share acquisitions, and amendments of the Articles of Incorporation where such amendment would adversely affect the shareholder by:

         - altering or abolishing any preemptive rights attached to such shareholder's shares;

         - altering or abolishing the voting rights pertaining to such shareholder's shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

         - effecting an exchange, cancellation, or reclassification of any of such shareholder's shares, when such amendment would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages;

         - reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of the shareholder's shares subject to redemption when they are not otherwise redeemable;

         - making non-cumulative, in whole or in part, dividends on any of his or her preferred shares which had theretofore been cumulative;

         - reducing the dividend preference of any of his or her preferred shares; or

         - reducing any stated preferential amount payable on the shareholder's preferred shares upon voluntary or involuntary liquidation.

         Under the corporate laws of Florida and Pennsylvania, dissenters' rights generally are denied in the case of a merger or share exchange or a proposed sale or exchange of property when the corporation's shares are listed on a national securities exchange or the Nasdaq National Market or held of record by at least 2,000 persons. For more information regarding dissenters' rights in connection with the merger, please see "Dissenters' Rights of CCBI's Shareholders" on page 34.

DERIVATIVE ACTIONS

         Derivative actions to enforce a secondary right against any present or former officer or director of the corporation because the corporation refuses to enforce rights that may properly be asserted by it may be brought under Pennsylvania law by a shareholder, even if the shareholder was not a shareholder at the time of the alleged wrongdoing, if there is a strong prima facie case in favor of the claim asserted and if the court in its discretion determines that a serious injustice will result without such action.

         Under Florida law, a derivative action may be brought only by a person who was a shareholder of the corporation at the time of the alleged wrongdoing unless the person became a shareholder through transfer by operation of law from one who was a shareholder at the time of the alleged wrongdoing.

DIVIDENDS AND DISTRIBUTIONS

         Subject to any restrictions in a corporation's Articles of Incorporation, Pennsylvania law and Florida law generally provide that a corporation may make distributions to its shareholders unless after giving effect thereto (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed upon the dissolution of the corporation to satisfy the preferential rights of shareholders having superior preferential rights to those shareholders receiving the distribution. FNB's Articles of Incorporation do not contain any restrictions on the payment of dividends or the making of distributions to shareholders.

DIRECTOR QUALIFICATIONS, NUMBER AND TERM

         The FNB Bylaws provide that the Board of Directors of FNB shall consist of such number of directors as may be determined by the Board of Directors of FNB, which number shall be not less than five nor more than 25. The FNB Bylaws further provide that the Board of Directors of FNB shall be divided into four classes, with each director having a staggered, four-year term. Under Pennsylvania law and the FNB Bylaws, directors need not be residents of Pennsylvania or a shareholder of FNB to qualify to serve as a director.

         Under Florida law, directors must be at least 18 years of age but need not be shareholders of the corporation or residents of Florida to qualify to serve on a Board of Directors. However, the Bylaws of CCBI provide that directors must be shareholders of CCBI to qualify to serve on CCBI's Board of Directors. CCBI's Bylaws provide further that the Board of Directors of CCBI shall consist of not less than three nor more than 15 members, which number of directors may be changed from time to time by resolution of the Board of Directors of CCBI or by action of the shareholders, provided, that the Board of Directors may increase the size of the Board of Directors by no more than two members and immediately appoint persons to fill the new director positions until the next Annual Meeting of Shareholders is held. The Articles of Incorporation of CCBI also provide that the Board of Directors of CCBI shall be divided into three classes, with each director having a staggered, three-year term.

CUMULATIVE VOTING

         In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. Under both Pennsylvania and Florida law, cumulative voting in the election of directors is not available unless provided for in the Articles of Incorporation of the corporation. Neither FNB nor CCBI has provided for cumulative voting in their respective Articles of Incorporation.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Pennsylvania law permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement incurred by them in connection with any pending, threatened or completed action or proceeding, and permits such indemnification against expenses incurred in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Pennsylvania law further provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

         Under Pennsylvania law, the statutory provisions for indemnification and advancement of expenses are non-exclusive with respect to any other rights, such as contractual rights or rights granted pursuant to a Bylaw or by vote of shareholders or disinterested directors, to which a person seeking indemnification or advancement of expenses may be entitled. Such rights may, for example, provide for indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person in connection with derivative actions. Pennsylvania law permits such derivative action indemnification in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

         Pennsylvania law and FNB's Bylaws permit a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against the director or officer and incurred in such capacity, whether or not the corporation would have the power to indemnify the director or officer against such liability.

         The Articles of Incorporation of FNB provide that its directors, officers and any other persons designated by the Board of Directors are entitled to be indemnified to the fullest extent permitted by law.

         Florida law permits a corporation to indemnify a director or officer who was or is a party to any threatened, pending or completed action, suit or other type of proceeding, whether civil, criminal, administrative or investigative, whether formal or informal (other than an action by or any right of the corporation) by reason of the fact that he or she is or was a director or officer or is now serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. These indemnification rights apply if the director or officer acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, under Florida law, CCBI may indemnify and hold harmless an officer or director who is a party in an action by or in the right of the corporation against expenses (including attorneys' fees) and amounts paid in settlement not exceeding estimated expenses of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if the director or officer has acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interest of the corporation, except indemnification is not authorized where there is an adjudication of liability, unless the court in which such proceeding was brought, or any other court of competent jurisdiction, determines, in view of all the circumstances, that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         Florida law further provides that indemnification of the costs and expenses of defending any action is required to be made to any officer or director who is successful (on the merits or otherwise) in defending an action of the type referred to in the immediately preceding paragraph. Except with regard to the costs and expenses of successfully defending an action as may be ordered by a court, indemnification as described in the previous paragraph is only required to be made to a director or officer if a determination is made that indemnification is proper under the circumstances. Such determination shall be made:

         - by the Board of Directors of CCBI by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding;

         - by a majority vote of a committee, duly designated by the CCBI Board consisting of two or more directors not at the time parties to the action, suit or proceeding;

         - by independent legal counsel selected by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action; or

         - by the shareholders of CCBI by a majority vote of a quorum consisting of shareholders who were not parties to such action, suit or proceeding, or, if no such quorum is obtainable, by a majority vote of the shareholders who were not parties to such action, suit or proceeding.

         The reasonableness of the expenses to be indemnified is determined in the same manner as the determination of whether the indemnification is permissible. Florida law further provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

         Under Florida law, the provisions for indemnification and advancement of expenses are not exclusive. Accordingly, a corporation may make any other or further indemnification or advancement of expenses of any of its officers or directors under any Bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Under Florida law, indemnification or advancement of expenses, however, shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions or omissions were material to the cause of action so adjudicated and constitute:

         - a violation of the criminal law, unless the officer or director had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful;

         - a transaction from which the officer or director derived an improper personal benefit;

         - in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act (relating to unlawful distributions) are applicable; or

         - willful misconduct or a conscious disregard for the best interest of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         Florida law and the Bylaws of CCBI permit a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against the director or officer and incurred in such capacity, whether or not the corporation would have the power to indemnify the director or officer against such liability.

         The Articles of Incorporation of CCBI provide that its directors, officers and any other person designated by the Board of Directors of CCBI is entitled to be indemnified to the fullest extent permitted by law.

DIRECTOR LIABILITY

         Pennsylvania law provides that the Bylaws of a corporation may include a provision limiting the personal liability of directors for monetary damages for actions taken as a director, except to the extent that the director has breached or failed to perform his or her duties to the corporation and the breach or failure to perform constitutes self-dealing, willful misconduct, or recklessness. The Bylaws of FNB contain such a provision limiting the liability of its directors to the fullest extent permitted by law.

         Under Florida law, a director is not liable for monetary damages for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and the director's breach of, or failure to perform, those duties constitutes a violation of criminal law, self-dealing, willful misconduct, or recklessness. The Bylaws of CCBI contain a provision limiting the liability of its directors to the fullest extent permitted by law.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

         Pennsylvania law requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon to amend the Articles of Incorporation, provided that shareholder approval is not required for certain non-material amendments, such as a change in the corporate name, a provision for perpetual existence, or, if the corporation has only one class of shares outstanding, in order to effect a stock split, a change in the number and par value of the authorized shares. The Articles of Incorporation of FNB provide that the FNB Articles may be amended by the shareholders of FNB as provided by Pennsylvania law and all rights conferred upon the shareholders therein are granted subject to such reservation.

         Under Pennsylvania law, the power to adopt, amend or repeal Bylaws may generally be vested, pursuant to the Bylaws, in the directors, with certain statutory exceptions and subject to the power of the shareholders to change such action. Pennsylvania law further provides that, unless the Articles of Incorporation provide otherwise, the Board of Directors does not have the authority to adopt or change a Bylaw on any subject that is committed expressly to the shareholders by statute. The Articles of Incorporation of FNB and the Bylaws of FNB provide that FNB's Bylaws may be amended by the affirmative vote of at least 75% of the members of the Board of Directors of FNB or by the affirmative vote of the holders of at least 75% of the outstanding common stock of FNB entitled to vote thereon.

         In order to amend the Articles of Incorporation of a Florida corporation, Florida law generally requires that, unless the Articles of Incorporation provide for a greater vote, the votes cast in favor of such an amendment must exceed the votes cast against such an amendment at a meeting at which quorum is present; provided, however, that a majority of the outstanding votes entitled to be cast on the amendment is required with respect to amendments that would create dissenters' rights under Florida law. Further, under Florida law shareholder approval is not required for certain non-material amendments. The Articles of Incorporation of CCBI provide that Article XII (amendments to the Articles of Incorporation), Section 3 of Article VII (who may call a Special Meeting of Shareholders), Article VIII (the number of Directors),
Article IX (Special Voting Provisions for Affiliated Transactions and Business Combinations) and Article XI (evaluation of Acquisition Officers by the Board of Directors) may only be amended by the affirmative vote of holders of at least 66% of the then outstanding shares of common stock of CCBI.

         Under Florida law, a corporation's Bylaws may be amended or repealed by the Board of Directors or shareholders; provided, however, that the Board may not amend or repeal the corporation's Bylaws if the Articles of Incorporation reserve such power to the shareholders, or the shareholders, in amending or appealing the Bylaws, expressly provide that the Board of Directors may not amend or repeal the Bylaws or a particular Bylaw provision. The Bylaws of CCBI provide that CCBI's Bylaws may only be altered or amended and new Bylaws adopted by the Board of Directors of CCBI. There is no provision providing for the alteration, amendment or adoption of new Bylaws by CCBI's shareholders.

VOTE REQUIRED FOR EXTRAORDINARY CORPORATE TRANSACTIONS

         Under Pennsylvania law, generally, a merger, consolidation, share exchange, dissolution or sale of substantially all of a corporation's assets other than in the ordinary course of business must be approved by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Except as otherwise provided by the Bylaws of a corporation, the shareholders of a corporation do not have to approve a Board of Directors-approved plan of merger if, among other situations,

         - the surviving or new corporation is a domestic business corporation with Articles of Incorporation that are identical to the Articles of Incorporation of the constituent corporation (except for changes permitted by a Board of Directors without shareholder approval under Pennsylvania law),

         - each share of the constituent corporation outstanding immediately prior to the effective date of the merger is to continue to be outstanding or will be converted into an identical share of the surviving or new corporation after the effective date of the merger,

         - the shareholders of the constituent corporation are to hold, in the aggregate, shares of the surviving or new corporation to be outstanding immediately after effectiveness of the plan of merger entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors, and

         - immediately prior to the transaction, another corporation that is a party to the transaction directly or indirectly owns 80% or more of the outstanding shares of each class of the constituent corporation.

         The Articles of Incorporation of FNB require an affirmative vote holders of at least 75% of the outstanding shares of FNB common stock entitled to vote to approve a merger, consolidation, or sale, lease, exchange or other disposition, in a single transaction or series of related transactions, of all or substantially all or a substantial part of the properties or assets of FNB, unless the Board of Directors of FNB has approved and recommended the transaction prior to the consummation thereof.

         Under Florida law, generally, a merger, consolidation, share exchange, dissolution or sale of substantially all of a corporation's assets other than in the ordinary course of business must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote thereon unless the corporation's Articles of Incorporation require a higher vote. The Articles of Incorporation of CCBI provide for greater voting requirements in certain transactions. See "-- Interested Shareholder Transactions" on page 55 and "-- Provisions with Possible Anti-Takeover Effects" on page 57.

INTERESTED SHAREHOLDER TRANSACTIONS

         Pennsylvania law provides that, if a shareholder of a corporation is a party to a sale of assets transaction, share exchange, merger or consolidation involving the corporation or a subsidiary, or if a shareholder is to be treated differently in a corporate dissolution from other shareholders of the same class, then approval must be obtained of the shareholders entitled to cast at least a majority of the votes which all shareholders other than the interested shareholder are entitled to cast with respect to the transaction, without counting the votes of the interested shareholder. Such additional shareholder approval is not required if the consideration to be received by the other shareholders in such transaction for shares of any class is not less than the highest amount paid by the interested shareholder in acquiring shares of the same class, or if the proposed transaction is approved by a majority of the Board of Directors other than certain directors ("disqualified directors") affiliated or associated with, or nominated by, the interested shareholder. Pennsylvania law further provides that a director who has held office for at least 24 months prior to the date of vote on the proposed transaction is not a disqualified director.

         Pennsylvania law also prohibits certain business combinations between the corporation and an interested shareholder except under specified circumstances. An "interested shareholder" is defined in the statute as one who, directly or indirectly, is the beneficial owner of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation or is an affiliate or associate of such corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. A "business combination" includes a merger, consolidation, share exchange or division of the corporation or any subsidiary of the corporation with the interested shareholder or with, involving or resulting in any other corporation which is, or, after the merger, consolidation, share exchange or division would be, an affiliate or associate of the interested shareholder. A "business combination" also includes a sale or other disposition to the interested shareholder or any affiliate or associate of the interested shareholder of assets of the corporation or any subsidiary (i) having an aggregate market value equal to 10% or more of the aggregate market value of the corporation's consolidated assets, (ii) having an aggregate market value equal to 10% or more of the aggregate market value of all the outstanding shares of such corporation, or (iii) representing 10% or more of the consolidated earning power or net income of such corporation. A "business combination" also includes certain transactions with an interested shareholder involving the issuance of shares of a corporation or its subsidiary having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares under certain circumstances, the adoption of a plan for the liquidation or dissolution of the corporation pursuant to certain agreements with an interested shareholder and certain reclassifications and loans involving the interested shareholder. The prohibition against such business combinations does not apply under specified circumstances and if the corporation has opted out of this statutory provision. FNB has not opted out of this statutory provision.

         Florida law contains a number of provisions which require supermajority approval for certain affiliate transactions.

         Under Florida law, any merger, consolidation, disposition of all or a substantial part of the assets of the corporation or a subsidiary of the corporation, or exchange of securities requiring shareholder approval (a

"Business Combination"), if any person who together with his affiliates and associates beneficially owns 5% or more of any voting stock of the corporation (an "Interested Person") is a party to such transaction, shall be approved by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the Interested Person; provided, that such approval is not required if (i) the Interested Shareholder Transaction has been approved by a majority of the disinterested directors; (ii) the corporation has not had more than 300 shareholders of record at any time during the three years preceding the announcement date; (iii) the Interested Person has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for at least five years preceding the announcement date; (iv) the Interested Person is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; (v) the corporation is an investment company registered under the Investment Company Act of 1940; or (vi) the consideration to be received by holders of the stock of the corporation meets certain minimum levels determined by a formula under
Section 607.0901(4)(f) of the Florida Business Corporation Act (generally, the highest price paid by the Interested Person for any shares which she or he has acquired). This statutory requirement does not apply if the corporation has opted out of the statutory provision in its Articles of Incorporation. The Articles of Incorporation of CCBI provide for such special voting requirements.

FIDUCIARY DUTY

         Under Pennsylvania law a director may, in considering the best interests of a corporation, consider (i) the effects of any action on shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other facilities of the corporation are located, (ii) the short-term and long-term interests of the corporation, including the possibility that the best interests of the corporation may be served by the continued independence of the corporation, (iii) the resources, intent and conduct of any person seeking to acquire control of the corporation, and (iv) all other pertinent factors.

         The Articles of Incorporation of FNB provide that the Board of Directors of FNB, in evaluating a proposal for an extraordinary corporate transaction, shall consider all relevant factors, including

         - the economic effect, both immediate and long-term, upon the shareholders of FNB, including shareholders, if any, who will not participate in the transaction;

         - the social and economic effect on the employees, depositors and customers of, and others dealing with, FNB and its subsidiaries and on the communities in which FNB and its subsidiaries operate or are located;

         - whether the proposal is acceptable based on the historical and current operating results or financial condition of FNB;

         - whether a more favorable price could be obtained for FNB's securities in the future;

         - the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of FNB and its subsidiaries;

         - the future value of FNB's stock; and (vii) any antitrust or other legal and regulatory issues that are raised by the proposal.

         The Articles of Incorporation of FNB further provide that, if the Board of Directors of FNB determines that such a proposal should be rejected, it may take any lawful action to accomplish its purposes.

         Under Florida law and the Bylaws of CCBI, a director is required to discharge his or her duties in good faith, with the care an ordinarily prudent person in the like position would exercise under similar circumstances and in a manner reasonably believed to be in the best interest of the corporation. In discharging his or her duties, a director is entitled to rely on: (i) information, opinions, reports, or statements, including financial statements and other financial data, if presented or prepared by officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented; (ii) legal counsel, public accountants or other persons as to matters the director reasonably believes are within the person's professional or expert competence; or (iii) a committee of the Board of which the director is not a member if the director reasonably believes the committee merits confidence. In addition, in discharging his or her duties, a director may consider such factors as the director deems relevant, including the long-term prospects and interests of the corporation and its shareholders, and the social, economic, legal, or other effects of any action on the employees, suppliers, customers of the corporation or its subsidiaries, the communities and society in which the corporation or its subsidiaries operate, and the economy of the state and the nation.

PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECTS

         FNB is subject to various statutory "anti-takeover" provisions of Pennsylvania law, including Subchapters 25E, 25F, 25G and 25H of Pennsylvania Business Corporation Law. Subchapter 25E of Pennsylvania Business Corporation Law (relating to control transactions) provides that, if any person or group acquires 20% or more of the voting power of a corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium. Subchapter 25F of Pennsylvania Business Corporation Law (relating to business combinations) delays for five years and imposes conditions upon business combinations between an interested shareholder and the corporation. As described above, the term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes, and an "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares. See "-- Interested Shareholder Transactions" on page 55. Subchapter 25G of Pennsylvania Business Corporation Law (relating to control-share acquisitions) prevents a person who has acquired 20% or more of the voting power of a corporation from voting such shares unless the disinterested shareholders approve such voting rights. Failure to obtain such approval exposes the owner of the shares to the risk of a forced sale of the stock to the issuer. If shareholder approval is obtained, the corporation is also subject to Subchapters 25I and 25J of Pennsylvania Business Corporation Law. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the shareholder approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration. Subchapter 25H (relating to disgorgement) applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto. Subchapters 25E, 25F, 25G and 25H of Pennsylvania Business Corporation Law contain a wide variety of transactional and status exemptions, exclusions and safe harbors.

         In addition, Pennsylvania law permits an amendment to the corporation's Articles of Incorporation or other corporation action, if approved by shareholders, to provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class by providing, for example, that shares of common stock held only by designated shareholders of record, and no other shares of common stock, shall be cashed out at a price determined by the corporation, subject to applicable dissenters' rights. Pennsylvania law also provides that directors may, in discharging their duties, consider the interests of a number of different constituencies, including shareholders, employees, suppliers, customers, creditors and the communities in which the corporation is located. Directors are not required to consider the interests of shareholders to a greater degree than other constituencies' interests. Pennsylvania law expressly provides that directors do not violate their fiduciary duties solely by relying on poison pills or the anti-takeover provisions of Pennsylvania law.

         The business combination provisions of Pennsylvania law may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of FNB that are not negotiated with and approved by the Board of Directors of FNB. FNB is not aware of any effort or intent to gain control of FNB or any effort to organize a proxy contest or to accumulate shares of FNB.

         Additionally, the following provisions of the Articles of Incorporation of FNB and the Bylaws of FNB may be considered to have anti-takeover implications:

         - the ability of the Board of Directors of FNB to fill vacancies on the Board of Directors (but only until the next selection of the class of directors for which such director has been chosen) resulting from an increase in the number of directors;

         - the ability of the Board of Directors of FNB to issue substantial amounts of FNB Common Stock without the need for shareholder approval, which, among other things and in certain circumstances, may be used to dilute the stock ownership of holders of FNB Common Stock seeking to obtain control of FNB;

         - the ability of the Board of Directors of FNB to establish the rights of, and to issue, substantial amounts of FNB Preferred Stock without the need for shareholder approval which, among other things, may be used to create voting impediments with respect to changes in control of FNB or, to dilute the stock ownership of holders of FNB Common Stock seeking to obtain control of FNB;

         - the supermajority voting requirements for certain extraordinary corporate transactions; and

         - the broad range of factors that the Board of Directors of FNB may consider in evaluating such proposed extraordinary corporate transaction, and the broad range of actions it may take to reject such a proposal, if the Board of Directors so decides.

         Section 607.0902 of Florida Business Corporation Act restricts the voting rights of certain shares of a corporation's stock when those shares are acquired by a party who, by such acquisition, would control at least 20% of all voting rights of the corporation's issued and outstanding stock. The statute provides that the acquired shares (the "control shares") will, upon such acquisition, cease to have any voting rights. The acquiring party may, however, petition the corporation to have voting rights re-assigned to the control shares by way of an "acquiring person's statement" submitted to the corporation in compliance with the requirements of the statute. Upon receipt of such request, the corporation must submit, for shareholder approval, the acquiring person's request to have voting rights re-assigned to the control shares. Voting rights may be reassigned to the control shares by a resolution of a majority of the corporation's shareholders for each class and series of stock. If such a resolution is approved, and the voting rights re-assigned to the control shares represent a majority of all voting rights of the corporation's outstanding voting stock, then, unless the corporation's Articles of Incorporation or Bylaws provide otherwise, all shareholders of the corporation shall be able to exercise dissenter's rights in accordance with Florida law.

         A corporation may, by amendment to its Articles of Incorporation or Bylaws, provide that, if the party acquiring the control shares does not submit an acquiring person's statement in accordance with the statute, the corporation may redeem the control shares at any time during the period ending 60 days after the acquisition of control shares. If the acquiring party files an acquiring person's statement, the control shares are not subject to redemption by the corporation unless the shareholders, acting on the acquiring party's request for re-assignment, deny full voting rights to the control shares.

         The statute does not alter the voting rights of any stock of the corporation acquired in any of the following manners:

         - pursuant to the laws of intestate succession or pursuant to a gift or testamentary transfer;

         - pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing the statute;

         - pursuant to either a merger or share exchange if the corporation is a party to the agreement or plan of merger or share exchange;

         - pursuant to any savings, employee stock ownership or other benefit plan of the corporation; or

         - pursuant to an acquisition of shares specifically approved by the Board of Directors of the corporation.

         CCBI's Articles of Incorporation specifically state that the Florida "control share" statutes shall apply to acquisitions of shares of CCBI.

         In addition, there are various provisions in the Articles of Incorporation and Bylaws of CCBI that may serve as anti-takeover protections including:

         - the ability of the Board of Directors of CCBI to fill vacancies (but only until the next Annual Meeting of Shareholders) resulting from an increase in the number of directors;

         - the supermajority voting requirements for certain corporate transactions;

         - the broad range of factors that the Board of Directors of CCBI may consider in evaluating an unsolicited offer including a tender offer proposal; and

         - the Articles of Incorporation of CCBI authorize the Board of Directors of CCBI, without further shareholder action, to issue from time to time, up to 2,000,000 shares of CCBI preferred stock. The Board of Directors of CCBI is empowered to divide any and all of the shares of the CCBI preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established.

                                  LEGAL MATTERS

         Certain legal matters relating to the validity of the FNB common stock issuable in connection with the merger will be passed upon for FNB by Charles C. Casalnova, Corporate Counsel of FNB. Certain legal matters relating to federal income tax implications of the merger will be passed upon for CCBI by Igler & Dougherty, P.A.

                                     EXPERTS

         The consolidated financial statements of FNB incorporated by reference in FNB's Annual Report (Form 10-K) for the year ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon which is based, in part, on the reports of other auditors, incorporated by reference therein and incorporated herein by reference.

         The financial statements of CCBI as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 incorporated by reference in this proxy statement/prospectus have been audited by Hacker, Johnson & Smith PA, independent auditors, as set forth in their report thereon which is by reference herein included herein.

         The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                  OTHER MATTERS

         As of the date of this proxy statement/prospectus, the CCBI Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. However, if any other matters shall properly come before the special meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies shall be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of CCBI.

         No person is authorized to give any information or make any representation other than those contained or incorporated in this proxy statement/prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by FNB or CCBI.

         This proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the securities offered by this proxy statement/prospectus, nor does it constitute the solicitation of a proxy, in any jurisdiction in which such offer or solicitation is not authorized or to or from any person to whom it is unlawful to make such offer or solicitation.

         The information contained in this proxy statement/prospectus speaks as of the date hereof unless otherwise specifically indicated. The delivery of this proxy statement/prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of CCBI or FNB since the date of this proxy statement/prospectus or that the information in this proxy statement/prospectus or in the documents incorporated by reference is correct at any time subsequent to that date.

         This proxy statement/prospectus does not cover any resales of the FNB common stock offered hereby to be received by shareholders of CCBI deemed to be "affiliates" of CCBI or FNB upon the consummation of the merger. No person is authorized to make use of this proxy statement/prospectus in connection with any such resales.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         FNB and CCBI each file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by FNB or CCBI at the SEC's public reference rooms in Washington D.C., New York, New York, or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. FNB's and CCBI's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

         FNB filed a Registration Statement on Form S-4 to register with the SEC the FNB common stock to be issued to the CCBI shareholders in the merger. This proxy statement/prospectus is a part of that Registration Statement and constitutes a prospectus of FNB in addition to a proxy statement of CCBI for the special meeting. As allowed by the SEC rules, this proxy statement/prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

         The SEC allows the "incorporation by reference" of information into this proxy statement/prospectus, which means that FNB and CCBI can disclose important information to you by referring you to another document filed separately with the SEC by FNB or CCBI. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information which is superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that FNB or CCBI have previously filed with the SEC. These documents contain important information about FNB and CCBI.

         The following documents previously filed with the SEC by FNB (SEC File No. 0-8144) are incorporated by reference into this proxy statement/prospectus:

         -        FNB's Annual Report on Form 10-K for the year ended December
                  31, 1999;

         - Amendment No. 1 to FNB's Annual Report on Form 10-K for the year ended December 31, 1999;

         - FNB's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

         - FNB's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

         - FNB's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

         - FNB's Current Reports on Form 8-K filed November 15, 2000, January 9, 2001, and February 6, 2001; and

         - the description of FNB common stock contained in the FNB registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

         The following documents previously filed with the SEC by CCBI (SEC File No. 0-22547) are incorporated by reference into this proxy statement/prospectus:

         - CCBI's Annual Report on Form 10-K for the year ended December 31, 1999 (including Exhibit 22.1 thereto, CCBI 1999 Annual Report to Shareholders, a copy of which is enclosed with this proxy statement/prospectus);

         - CCBI's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

         - CCBI's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

         - CCBI's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

         -        CCBI's Current Report on Form 8-K filed February 7, 2000;

         -        CCBI's Current Report on Form 8-K filed May 26, 2000;

         -        CCBI's Current Report on Form 8-K filed September 11, 2000;
                  and

         -        CCBI's Current Report on Form 8-K filed December 22, 2000.

         Each of FNB and CCBI further incorporates by reference any additional documents that it files with the SEC between the date of this proxy statement/prospectus and the date of the special meeting of CCBI shareholders.

         If you would like to receive a copy of any of the documents incorporated by reference, please contact either CCBI or FNB at the address or telephone number listed on page 1.

                 INDEX OF CCBI'S UNAUDITED FINANCIAL STATEMENTS


Report on Review by Independent Certified Public Accountants....................................................F-2

Condensed Consolidated Balance Sheet as of September 30, 2000...................................................F-3

Condensed Consolidated Statements of Earnings for the Three- and Nine-Month
         Periods ended September 30, 2000 and 1999..............................................................F-4

Condensed Consolidated Statement of Stockholders' Equity for the Nine-Month
         Period Ended September 30, 2000........................................................................F-5

Condensed Consolidated Statement of Cash Flows for the Three- and Nine-Month
         Periods ended September 30, 2000 and 1999..............................................................F-6

Notes to Condensed Consolidated Financial Statements............................................................F-7

REPORT ON REVIEW BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Citizens Community Bancorp, Inc.
Marco Island, Florida:


         We have reviewed the accompanying condensed consolidated balance sheet of Citizens Community Bancorp, Inc. and Subsidiaries (the "Company") as of September 30, 2000, and the related condensed consolidated statements of earnings for the three- and nine-month periods ended September 30, 2000 and 1999, and the condensed consolidated statement of stockholders' equity for the nine month period ended September 30, 2000 and cash flows for the nine-month periods ended September 30, 2000 and 1999. These financial statements are the responsibility of the Company's management.

         We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

         Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

         We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended (not presented herein); and in our report dated January 14, 2000 we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1999, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


HACKER, JOHNSON & SMITH PA


Tampa, Florida
October 13, 2000

               CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES
                             FINANCIAL INFORMATION

                              FINANCIAL STATEMENTS

                     CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                                        SEPTEMBER 30,                 DECEMBER 31,
    ASSETS                                                                                  2000                          1999
                                                                                        -------------                 ------------
                                                                                         (UNAUDITED)


Cash and due from banks ................................................                $   4,141,755                    6,035,589
Interest-bearing deposits ..............................................                           --                    2,000,000
Federal funds sold and securities purchased under agreements to resell .                    1,900,852                    8,892,655
                                                                                        -------------                  -----------

              Cash and cash equivalents ................................                    6,042,607                   16,928,244

Securities available for sale ..........................................                    5,200,729                    6,022,103
Securities held to maturity ............................................                   13,000,000                   13,000,000
Loans, net of allowance for loan losses of $1,266,412 and $885,617 .....                  122,037,529                   79,987,726
Premises and equipment, net ............................................                    5,800,041                    5,039,789
Federal Home Loan Bank stock, at cost ..................................                      425,000                      214,800
Deferred tax asset .....................................................                       23,803                       32,775
Accrued interest receivable and other assets ...........................                    1,888,754                      967,253
                                                                                        -------------                  -----------

              Total assets .............................................                $ 154,418,463                  122,192,690
                                                                                        =============                  ===========

    LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Noninterest-bearing demand deposits ................................                   10,571,504                   12,208,961
    Savings and NOW deposits ...........................................                   36,692,880                   34,292,059
    Money-market deposits ..............................................                   23,664,311                   21,722,006
    Time deposits ......................................................                   52,813,428                   34,274,902
                                                                                        -------------                  -----------

              Total deposits ...........................................                  123,742,123                  102,497,928

    Advances from Federal Home Loan Bank ...............................                   11,000,000                           --
    Official checks ....................................................                    1,306,040                    1,060,366
    Accrued interest payable and other liabilities .....................                      690,861                      650,769
                                                                                        -------------                  -----------

              Total liabilities ........................................                  136,739,024                  104,209,063
                                                                                        -------------                  -----------

Stockholders' Equity:
    Preferred stock, $.01 value; 2,000,000 shares authorized,
         none issued or outstanding ....................................                           --                           --
    Common stock, $.01 par value; 8,000,000 shares authorized, 3,377,715
         and 3,486,767 shares issued and outstanding ...................                       33,777                       34,868
    Additional paid-in capital .........................................                   18,479,952                   19,310,313
    Accumulated deficit ................................................                     (853,333)                  (1,353,625)
    Accumulated other comprehensive income (loss) ......................                       19,043                       (7,929)
                                                                                        -------------                  -----------

              Total stockholders' equity ...............................                   17,679,439                   17,983,627
                                                                                        -------------                  -----------

              Total liabilities and stockholders' equity ...............                $ 154,418,463                  122,192,690
                                                                                        =============                  ===========


See Accompanying Notes to Condensed Consolidated Financial Statements.

               CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS


                                                                          THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                             SEPTEMBER 30,                   SEPTEMBER 30,
                                                                       ----------------------            ---------------------
                                                                       2000              1999            2000             1999
                                                                       ----              ----            ----             ----
                                                                           (UNAUDITED)                       (UNAUDITED)
Interest income:
    Loans ..................................................        $2,599,587        1,430,116        6,590,363        3,710,293
    Securities .............................................           265,837          228,659          806,874          654,762
    Other interest-earning assets ..........................            38,420          156,066          181,025          481,226
                                                                    ----------        ---------        ---------        ---------

        Total interest income ..............................         2,903,844        1,814,841        7,578,262        4,846,281
                                                                    ----------        ---------        ---------        ---------

Interest expense:
    Deposits ...............................................         1,316,860          755,682        3,244,834        1,944,807
    Advances from Federal Home Loan Bank ...................           100,166               --          144,742               --
                                                                    ----------        ---------        ---------        ---------


        Total interest expense .............................         1,417,026          755,682        3,389,576        1,944,807
                                                                    ----------        ---------        ---------        ---------

Net interest income ........................................         1,486,818        1,059,159        4,188,686        2,901,474

        Provision for loan losses ..........................           220,000          103,000          465,000          357,000
                                                                    ----------        ---------        ---------        ---------

Net interest income after provision for
    loan losses ............................................         1,266,818          956,159        3,723,686        2,544,474
                                                                    ----------        ---------        ---------        ---------

Noninterest income:
    Service charges and fees ...............................            89,538           65,671          262,997          196,449
    Mortgage-brokerage fees ................................           230,260           15,947          779,814           49,876
    Other ..................................................            51,561           57,823          176,184          160,204
                                                                    ----------        ---------        ---------        ---------

        Total noninterest income ...........................           371,359          139,441        1,218,995          406,529
                                                                    ----------        ---------        ---------        ---------

Noninterest expense:
    Salaries and employee benefits .........................           748,489          392,778        2,306,843        1,077,389
    Occupancy and equipment ................................           178,419          117,384          491,005          347,161
    Advertising ............................................            64,468           32,848          162,192           97,883
    Professional fees ......................................            45,022           34,812          110,783          118,406
    Office supplies ........................................            37,160           26,316          104,766           87,164
    Data processing ........................................            33,422           35,798          101,028           94,508
    Other ..................................................           232,605          120,276          579,918          435,708
                                                                    ----------        ---------        ---------        ---------

        Total noninterest expense ..........................         1,339,585          760,212        3,856,535        2,258,219
                                                                    ----------        ---------        ---------        ---------

Earnings before income taxes ...............................           298,592          335,388        1,086,146          692,784

        Income taxes .......................................           114,044          126,198          411,507          246,078
                                                                    ----------        ---------        ---------        ---------

Net earnings ...............................................        $  184,548          209,190          674,639          446,706
                                                                    ==========        =========        =========        =========

Earnings per share:
    Basic..................................................         $      .05              .06              .19              .13
                                                                    ==========        =========        =========        =========
    Diluted................................................         $      .05              .06              .19              .13
                                                                    ==========        =========        =========        =========

Weighted-average number of shares outstanding:
    Basic ..................................................         3,454,782        3,472,327        3,481,448        3,465,974
                                                                    ==========        =========        =========        =========
    Diluted ................................................         3,508,855        3,549,897        3,537,584        3,545,901
                                                                    ==========        =========        =========        =========

Cash dividends per share...................................         $      --                --              .05               --
                                                                    ==========        =========        =========        =========


See Accompanying Notes to Condensed Consolidated Financial Statements.

               CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                      NINE MONTHS ENDED SEPTEMBER 30, 2000



                                                                                                        Accumulated
                                             Common Stock                                              Other Compre-
                                        ----------------------         Additional                         hensive        Total
                                          Number                        Paid-in         Accumulated       Income      Stockholders'
                                        of Shares       Amount          Capital           Deficit         (Loss)         Equity
                                        ---------       ------         ----------       -----------    -------------  -------------

Balance at December 31, 1999 ...       3,486,767       $ 34,868        19,310,313       (1,353,625)       (7,929)       17,983,627
                                                                                                                        ----------

Comprehensive income:
     Net earnings (unaudited) ..              --             --                --          674,639            --           674,639
     Net change in unrealized
       gain on securities
       available for sale, net
       of tax effect of $16,263
       (unaudited)..............              --             --                --               --        26,972            26,972
                                                                                                                        ----------

Comprehensive income (unaudited)              --             --                --               --            --           701,611
                                                                                                                        ----------

Repurchase of common stock
     (unaudited) ...............        (109,484)        (1,095)         (833,357)              --            --          (834,452)
                                                                                                                        ----------

Shares issued under stock
     Option plan (unaudited) ...             432              4             2,996               --            --             3,000
                                                                                                                        ----------

Cash dividends (unaudited) .....              --             --                --         (174,347)           --          (174,347)
                                       ---------       --------        ----------       ----------        ------        ----------

Balance at September 30, 2000
     (unaudited) ...............       3,377,715       $ 33,777        18,479,952         (853,333)       19,043        17,679,439
                                       =========       ========        ==========       ==========        ======        ==========


See Accompanying Notes to Condensed Consolidated Financial Statements.

               CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                  NINE MONTHS ENDED
                                                                                                     SEPTEMBER 30,
                                                                                             --------------------------
                                                                                             2000                  1999
                                                                                             ----                  ----
                                                                                                     (UNAUDITED)
Cash flows from operating activities:
    Net earnings ............................................................          $    674,639               446,706
    Adjustments to reconcile net earnings to net cash
      provided by operating activities:
        Depreciation ........................................................               212,990               161,074
        Provision for loan losses ...........................................               465,000               357,000
        (Credit) provision for deferred income taxes ........................                (7,291)               37,718
        Net amortization of fees, premiums and discounts ....................                13,290              (156,471)
        Increase in accrued interest receivable and other assets ............              (921,501)             (229,222)
        Increase in accrued interest payable and
            other liabilities ...............................................                40,092               139,449
        Net increase in official checks .....................................               245,674               359,867
                                                                                       ------------           -----------

                Net cash provided by operating activities ...................               722,893             1,116,121
                                                                                       ------------           -----------

Cash flows from investing activities:
    Purchases of securities available for sale ..............................                    --            (2,879,927)
    Purchase of securities held to maturity .................................                    --           (22,432,064)
    Maturities of securities held to maturity ...............................                    --            17,996,627
    Principal paydowns of securities available for sale .....................               798,470                95,220
    Purchase of Federal Home Loan Bank stock ................................              (210,200)              (87,800)
    Net increase in loans ...................................................           (42,461,954)          (26,599,689)
    Purchase of premises and equipment ......................................              (973,242)           (1,330,846)
                                                                                       ------------           -----------

                Net cash used in investing activities .......................           (42,846,926)          (35,238,479)
                                                                                       ------------           -----------

Cash flows from financing activities:
    Net increase in deposits ................................................            21,244,195            23,755,311
    Increase in advances from Federal Home Loan Bank ........................            11,000,000                    --
    Repurchase of common stock ..............................................              (834,452)                   --
    Sale of common stock ....................................................                 3,000                83,879
    Cash dividends paid .....................................................              (174,347)                   --
                                                                                       ------------           -----------

                Net cash provided by financing activities ...................            31,238,396            23,839,190
                                                                                       ------------           -----------

Net decrease in cash and cash equivalents ...................................           (10,885,637)          (10,283,168)

Cash and cash equivalents at beginning of period ............................            16,928,244            24,663,087
                                                                                       ------------           -----------

Cash and cash equivalents at end of period ..................................          $  6,042,607            14,379,919
                                                                                       ============           ===========

Supplemental disclosure of cash flow information:
    Cash paid during the period for:
        Interest ............................................................          $  3,352,465             1,819,563
                                                                                       ============            ==========

        Income taxes ........................................................          $    545,937               195,000
                                                                                       ============           ===========

    Noncash transaction-
        Change in unrealized gain on securities available
            for sale ........................................................          $     26,972                    --
                                                                                       ============           ===========


See Accompanying Notes to Condensed Consolidated Financial Statements.

               CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES


NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


(1) GENERAL. In the opinion of management, the accompanying condensed consolidated financial statements of Citizens Community Bancorp, Inc. and Subsidiaries (the "Company") contain all adjustments (consisting principally of normal recurring accruals) necessary to present fairly the financial position at September 30, 2000, and the results of operations for the three-month and nine-month periods ended September 30, 2000 and 1999 and the cash flows for the nine-month periods ended September 30, 2000 and 1999. The results of operations for the three and nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the full year.

(2) LOAN IMPAIRMENT AND CREDIT LOSSES. On September 30, 2000, there was one impaired loan with a remaining balance of $206,864 after $70,000 had been charged-off during the nine months ended September 30, 2000. During the nine months ending September 30, 2000, $9,797 in interest income was recognized and received. In addition an allowance of $50,000 has been established for this loan. No loans were identified as impaired at September 30, 1999. The activity in the allowance for loan losses was as follows:


                                                                  THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                     SEPTEMBER 30,                  SEPTEMBER 30,
                                                                  ------------------             -------------------
                                                                  2000           1999            2000           1999
                                                                  ----           ----            ----           ----

                Balance at beginning of period.............    $ 1,053,485      707,211         885,617       453,211
                Provision charged to earnings..............        220,000      103,000         465,000       357,000
                Charge-offs, net of recoveries.............         (7,073)      (2,749)        (84,205)       (2,749)
                                                               -----------      -------       ---------       -------

                Balance at end of period...................    $ 1,266,412      807,462       1,266,412       807,462
                                                               ===========      =======       =========       =======


(3) EARNINGS PER SHARE. The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations. Options to purchase 204,477 shares of common stock between $7.75 and $9.50 a share issued in 2000, 1999 and 1998 were not included in the three and nine months ended September 30, 2000 computation of diluted EPS because the options exercise price was more than the average market price of the common shares. These options expire between August 2008 and June 2010. (Dollars are in thousands, except per share amounts).


                                                                FOR THE THREE MONTHS ENDED SEPTEMBER 30,
                                          ---------------------------------------------------------------------------------
                                                           2000                                         1999
                                          ---------------------------------------    --------------------------------------
                                           EARNINGS       SHARES        PER SHARE     EARNINGS        SHARES      PER SHARE
                                          (NUMERATOR)  (DENOMINATOR)      AMOUNT     (NUMERATOR)   (DENOMINATOR)   AMOUNT
                                          -----------  -------------    ---------    -----------   -------------  ---------
        Basic EPS:
            Net earnings available
              to common stockholders .        $185        3,454,782        $.05        $209        3,472,327        $.06

        Effect of dilutive securities-
            Incremental shares from
              assumed conversion
              of options .............          --           54,073          --          --           77,570          --
                                              ----        ---------        ----        ----        ---------        ----

        Diluted EPS:
            Net earnings available
              to common stockholders
              and assumed conversions         $185        3,508,855        $.05        $209        3,549,897        $.06
                                              ====        =========        ====        ====        =========        ====


                                                                    (continued)

               CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


(3) EARNINGS PER SHARE, CONTINUED.


                                                                FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                          ---------------------------------------------------------------------------------
                                                           2000                                         1999
                                          ---------------------------------------    --------------------------------------
                                           EARNINGS       SHARES        PER SHARE     EARNINGS        SHARES      PER SHARE
                                          (NUMERATOR)  (DENOMINATOR)      AMOUNT     (NUMERATOR)   (DENOMINATOR)   AMOUNT
                                          -----------  -------------    ---------    -----------   -------------  ---------
Basic EPS:
    Net earnings available
      to common stockholders .........        $675        3,481,448        $.19        $447        3,465,974        $.13

Effect of dilutive securities-
    Incremental shares from
      assumed conversion
      of options .....................          --           56,136          --          --           79,927          --
                                              ----        ---------        ----        ----        ---------        ----

Diluted EPS:
    Net earnings available
      to common stockholders
      and assumed conversions ........        $675        3,537,584        $.19        $447        3,545,901        $.13
                                              ====        =========        ====        ====        =========        ====


(4) REGULATORY CAPITAL. Citizens Community Bank of Florida (the Company's banking subsidiary) ("CCBF") is required to maintain certain minimum regulatory capital requirements. The following is a summary at September 30, 2000 of the regulatory capital requirements and CCBF's capital on a percentage basis:


                                                                                             RATIOS OF      REGULATORY
                                                                                              THE BANK      REQUIREMENT
                                                                                             ---------      -----------
                Total capital to risk-weighted assets...........................               10.48%           8.00%

                Tier I capital to risk-weighted assets..........................                9.48%           4.00%

                Tier I capital to total assets - leverage ratio.................                8.07%           4.00%

                                                                      APPENDIX A














                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               F.N.B. CORPORATION,

                        CITIZENS COMMUNITY BANCORP, INC.

                                       AND

                       CITIZENS COMMUNITY BANK OF FLORIDA



                          DATED AS OF DECEMBER 18, 2000

                                TABLE OF CONTENTS


                                                                                                                    PAGE
                                                                                                                    ----


PREAMBLE

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER

         1.1      Merger........................................................................................     A-6

         1.2      Time and Place of Closing.....................................................................     A-6

         1.3      Effective Time................................................................................     A-6

         1.4      Execution of Stock Option Agreement...........................................................     A-7


ARTICLE 2 TERMS OF MERGER

         2.1      Articles of Incorporation.....................................................................     A-7

         2.2      Bylaws........................................................................................     A-7


ARTICLE 3 MANNER OF CONVERTING SHARES

         3.1      Conversion of Shares..........................................................................     A-7

         3.2      Anti-Dilution Provisions......................................................................     A-8

         3.3      Shares Held by CCBI or FNB....................................................................     A-8

         3.4      Treatment of Options..........................................................................     A-8


ARTICLE 4 EXCHANGE OF SHARES

         4.1      Exchange Procedures...........................................................................     A-9

         4.2      Rights of Former CCBI Shareholders............................................................    A-10


ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF CCBI

         5.1      Organization, Standing, and Power.............................................................    A-11

         5.2      Authority; No Breach by Agreement.............................................................    A-11

         5.3      Capital Stock.................................................................................    A-12

         5.4      CCBI Subsidiaries.............................................................................    A-12

         5.5      SEC Filings; Financial Statements.............................................................    A-12

         5.6      Absence of Certain Changes or Events..........................................................    A-13

         5.7      Tax Matters...................................................................................    A-13

         5.8      Assets........................................................................................    A-14

         5.9      Environmental Matters.........................................................................    A-14

         5.10     Compliance With Laws..........................................................................    A-15


         5.11     Labor Relations...............................................................................    A-15

         5.12     Employee Benefit Plans........................................................................    A-15

         5.13     Material Contracts............................................................................    A-16

         5.14     Legal Proceedings.............................................................................    A-16

         5.15     Reports.......................................................................................    A-16

         5.16     Statements True and Correct...................................................................    A-16

         5.17     Accounting, Tax and Regulatory Matters........................................................    A-17

         5.18     State Takeover Laws...........................................................................    A-17

         5.19     Derivatives Contracts.........................................................................    A-17


ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF FNB

         6.1      Organization, Standing, and Power.............................................................    A-17

         6.2      Authority; No Breach By Agreement.............................................................    A-17

         6.3      Capital Stock.................................................................................    A-18

         6.4      FNB Subsidiaries..............................................................................    A-18

         6.5      SEC Filings; Financial Statements.............................................................    A-19

         6.6      Absence of Certain Changes or Events..........................................................    A-19

         6.7      Tax Matters...................................................................................    A-19

         6.8      Compliance With Laws..........................................................................    A-20

         6.9      Assets........................................................................................    A-20

         6.10     Legal Proceedings.............................................................................    A-21

         6.11     Reports.......................................................................................    A-21

         6.12     Statements True and Correct...................................................................    A-21

         6.13     Accounting, Tax and Regulatory Matters........................................................    A-21

         6.14     Environmental Matters.........................................................................    A-22

         6.15     Derivatives Contracts.........................................................................    A-22

         6.16     Outstanding CCBI Common Shares................................................................    A-22

         6.17     Material Contracts............................................................................    A-22

         6.18     Labor Relations...............................................................................    A-22


ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION

         7.1      Affirmative Covenants of CCBI.................................................................    A-23

         7.2      Negative Covenants of CCBI....................................................................    A-23

         7.3      Covenants of FNB..............................................................................    A-25

         7.4      Adverse Changes In Condition..................................................................    A-25

         7.5      Reports.......................................................................................    A-25

ARTICLE 8 ADDITIONAL AGREEMENTS

         8.1      Registration Statement; Proxy Statement; Shareholder Approval.................................    A-26

         8.2      Applications..................................................................................    A-26

         8.3      Filings With State Offices....................................................................    A-26

         8.4      Agreement As To Efforts To Consummate.........................................................    A-26

         8.5      Access to Information; Confidentiality........................................................    A-26

         8.6      Press Releases................................................................................    A-28

         8.7      Current Information...........................................................................    A-28

         8.8      Other Actions.................................................................................    A-28

         8.9      No Solicitation...............................................................................    A-28

         8.10     Accounting and Tax Treatment..................................................................    A-28

         8.11     [Intentionally omitted.]......................................................................    A-29

         8.12     Articles of Incorporation Provisions..........................................................    A-29

         8.13     Agreement of Affiliates.......................................................................    A-29

         8.14     [Intentionally Omitted].......................................................................    A-29

         8.15     [Intentionally Omitted].......................................................................    A-29

         8.16     Indemnification...............................................................................    A-29

         8.17     Use of Name...................................................................................    A-30

         8.18     Titles of Officers............................................................................    A-30

         8.19     Retention of Financial Advisor................................................................    A-31


ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         9.1      Conditions to Obligations of Each Party.......................................................    A-31

         9.2      Conditions to Obligations of FNB..............................................................    A-32

         9.3      Conditions to Obligations of CCBI.............................................................    A-33


ARTICLE 10 TERMINATION

         10.1     Termination...................................................................................    A-33

         10.2     Effect of Termination.........................................................................    A-35

         10.3     Non-Survival of Representations and Covenants.................................................    A-35


ARTICLE 11 MISCELLANEOUS

         11.1     Definitions...................................................................................    A-35

         11.2     Expenses......................................................................................    A-41


         11.3     Brokers and Finders...........................................................................    A-42

         11.4     Entire Agreement..............................................................................    A-42

         11.5     Amendments....................................................................................    A-42

         11.6     Obligations of FNB............................................................................    A-42

         11.7     Waivers.......................................................................................    A-42

         11.8     Assignment....................................................................................    A-43

         11.9     Notices.......................................................................................    A-43

         11.10    Governing Law.................................................................................    A-43

         11.11    Counterparts..................................................................................    A-43

         11.12    Captions......................................................................................    A-43

         11.13    Enforcement of Agreement......................................................................    A-43

         11.14    Severability..................................................................................    A-44


                                LIST OF EXHIBITS


     EXHIBIT
     NUMBER                           DESCRIPTION
     --------                         -----------
        1.          Form of Stock Option Agreement (Section 1.4)

        2.          Form of agreement of affiliates of CCBI (Section 8.13)

        3.          Form of Directors' Non-Compete Agreement (Section 9.2)

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of the 18th day of December, 2000, by and among F.N.B. CORPORATION ("FNB"), a Pennsylvania corporation having its principal office located in Hermitage, Pennsylvania; CITIZENS COMMUNITY BANCORP, INC. ("CCBI"), a Florida corporation having its principal office located in Marco Island, Florida; and CITIZENS COMMUNITY BANK OF FLORIDA, a wholly owned subsidiary of CCBI ("CCBF").

                                    PREAMBLE

         The Boards of Directors of CCBI, CCBF and FNB are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of CCBI by FNB pursuant to the merger of CCBI with and into FNB (the "Merger"). At the Effective Time of such Merger, the outstanding shares of the capital stock of CCBI shall be converted into the right to receive shares of the common stock of FNB (except as provided herein). As a result, shareholders of CCBI shall become shareholders of FNB. Immediately upon consummation of the Merger, CCBF shall be merged into First National Bank of Florida, a wholly owned subsidiary of FNB. The transactions described in this Agreement are subject to the approvals of the shareholders of CCBI, the Board of Governors of the Federal Reserve System, the Florida Department of Banking and Finance, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

         Contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to FNB's willingness to enter into this Agreement, CCBI and FNB are entering into a stock option agreement (the "Stock Option Agreement"), in substantially the form of Exhibit 1, pursuant to which CCBI is granting to FNB an option to purchase a certain number of CCBI Common Shares.

         Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

         1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, CCBI shall be merged with and into FNB in accordance with the provisions of the FBCA and the PBCL. At the Effective Time, the separate existence of CCBI shall cease, and FNB shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Pennsylvania. From and after the Effective Time, the Merger shall have the effects specified in the FBCA and the PBCL. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of CCBI and FNB.

         1.2 Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the "Closing"), including the Merger, shall take place at 10:00 A.M., local time, on a date specified by the Parties as they, acting through their chief executive officers or chief financial officers, may mutually agree. Subject to the terms and conditions hereof, unless mutually agreed upon in writing by each Party, the Parties shall use their reasonable best efforts to cause the Closing to occur on, but not prior to, the fifth business day following the Determination Date.

         1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective upon (i) the later to occur of (A) the date and time at which the Florida Articles of Merger containing the provisions required by, and executed in accordance with, the FBCA shall have been accepted for filing by the Florida Department of State, and (B) the date and time at which the Pennsylvania Articles of Merger containing the provisions required by, and executed in accordance with, the PBCL shall have been accepted for filing by the Pennsylvania Department of State, or (ii) such later date and time as is agreed in writing by FNB and CCBI and specified in the Florida Articles of Merger and the Pennsylvania Articles of Merger (the time at which the Merger becomes effective referred to herein as the "Effective Time"). Unless FNB and CCBI otherwise mutually agree in writing, the Parties to this Agreement shall use their best efforts to cause the Effective Time to occur on the date of Closing.

         1.4 Execution of Stock Option Agreement. Concurrently with the execution and delivery of this Agreement, and as a condition thereto, CCBI is executing and delivering to FNB the Stock Option Agreement.

                                   ARTICLE 2
                                 TERMS OF MERGER

         2.1 Articles of Incorporation. Pursuant to the Merger, the Articles of Incorporation of FNB in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed in accordance with applicable Law.

         2.2 Bylaws. Pursuant to the Merger, the Bylaws of FNB in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed in accordance with applicable Law.

                                   ARTICLE 3
                           MANNER OF CONVERTING SHARES

         3.1      Conversion of Shares. Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of FNB, or CCBI, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of FNB Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) Except for CCBI Common Shares issued and outstanding immediately prior to the Effective Time as to which dissenters' rights have been perfected and not withdrawn, each CCBI Common Share (excluding shares to be cancelled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the number of shares of FNB Common Stock equal to the Exchange Ratio (as determined in accordance with Section 3.1(c) of this Agreement).

                  (c)      The Exchange Ratio shall be determined as follows:

                           (i) if the Designated Price of FNB Common Stock shall be between $19.00 and $21.00, inclusive, then the Exchange Ratio shall equal the quotient, rounded to the third decimal place, obtained by dividing $11.00 by the Designated Price;

                           (ii) if the Designated Price of FNB Common Stock shall be greater than $21.00 but not greater than $24.00, then the Exchange Ratio shall equal 0.524;


                           (iii) if the Designated Price of FNB Common Stock shall be greater than $24.00, then the Exchange Ratio shall equal 0.500; and

                           (iv) if the Designated Price shall be less than $19.00, the Parties agree to negotiate in good faith to determine a mutually acceptable Exchange Ratio, which will be set forth in an amendment to this Agreement to be executed by the Parties prior to the Shareholders' Meeting.

                  (d) In accordance with Section 3.1(b) of this Agreement, CCBI Common Shares issued and outstanding at the Effective Time which are held by a holder who has not voted in favor of the Merger and who has demanded payment for such shares in accordance with Section
         607.1320 of the FBCA ("Dissenting CCBI Shares") shall not be converted into or represent the right to receive the FNB Common Stock payable thereon pursuant to Sections 3.1(b) and 3.1(c) of this Agreement, and shall be entitled only to such rights of appraisal as are granted by
         Section 607.1320 of the FBCA ("Dissent Provisions"), unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal. If after the Effective Time any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such CCBI Common Shares shall be treated as if they had been converted at the Effective Time into the right to receive the FNB Common Stock payable thereon pursuant to Sections 3.1(b) and 3.1(c) of this Agreement. CCBI shall give FNB prompt notice upon receipt by CCBI of any written objection to the Merger and such written demands for payment on CCBI Common Shares under the Dissent Provisions, and the withdrawals of such demands, and any other instruments provided to CCBI pursuant to the Dissent Provisions (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Each Dissenting Shareholder that becomes entitled, pursuant to the Dissent Provisions, to payment for any CCBI Common Shares held by such Dissenting Shareholder shall receive payment therefore from FNB (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissent Provisions) and all of such Dissenting Shareholders CCBI Common Shares shall be cancelled. CCBI shall not, except with the prior written consent of FNB, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by any Dissenting Shareholder.

                  (e) Notwithstanding anything to the contrary in this Agreement, in the event FNB is acquired by any entity prior to the date of the Closing, FNB shall cause such entity to execute an amendment to this Agreement to provide for the acquisition of CCBI by such entity in consideration of cash or shares of the common stock of such entity having a value equivalent to the value of the consideration to be received by the CCBI shareholders pursuant to this Agreement had such acquisition not occurred, and for the purposes of determining such value, the term "Designated Price," as used herein, shall be deemed to be equal to the quotient obtained by dividing (x) the market value of the aggregate consideration paid to FNB shareholders in connection with such acquisition divided by (y) the aggregate number of shares of FNB Common Stock acquired by such entity.

         3.2 Anti-Dilution Provisions. In the event FNB changes the number of shares of FNB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted so as to prevent the dilutive effect of such transaction on a percentage of ownership basis.

         3.3 Shares Held by CCBI or FNB. Each of the CCBI Common Shares, if any, held by any CCBI Company or by any FNB Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4      Treatment of Options.

                  (a) At the Effective Time, each award, option or other right to purchase or acquire CCBI Common Shares (or, in the case of stock appreciation rights, right to receive cash) (collectively, the "CCBI Options") pursuant to stock awards, stock options, stock appreciation rights, or other benefits granted by CCBI pursuant to any stock option plan or other arrangement of CCBI ("CCBI Stock

         Plan"), which CCBI Options are outstanding at the Effective Time, shall be converted into and become rights with respect to FNB Common Stock, and FNB shall assume each CCBI Option, in accordance with the terms of the CCBI Stock Plan and the Stock Option agreement by which it is evidenced, except that from and after the Effective Time (i) FNB and its Compensation Committee shall be substituted for CCBI and the compensation committee of CCBI's Board of Directors, including, if applicable, the entire Board of Directors of CCBI, administering such CCBI Stock Plan, (ii) each CCBI Option assumed by FNB may be exercised solely for shares of FNB Common Stock, (iii) the number of shares of FNB Common Stock subject to each such CCBI Option shall be equal to the number of shares of CCBI Common Shares subject to each such CCBI Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such CCBI Option will be adjusted by dividing such price by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, FNB shall not be obligated to issue any fraction of a share of FNB Common Stock upon exercise of CCBI Options and any fraction of a share of FNB Common Stock that otherwise would be subject to a converted CCBI Option shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of FNB Common Stock and the per share exercise price of such Option. Notwithstanding the provisions of clauses (iii) and (iv) of this Section 3.5(a), each CCBI Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option within the meaning of
         Section 424(h) of the Internal Revenue Code. CCBI and FNB agree to take all necessary steps to effectuate the foregoing provisions of this
         Section 3.4.

                  (b) As soon as practicable after the Effective Time, FNB shall deliver to the participants in each CCBI Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such CCBI Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.4(a) of this Agreement after giving effect to the Merger), and FNB shall comply with the terms of each CCBI Stock Plan to ensure, to the extent required by, and subject to the provisions of, such CCBI Stock Plan, that CCBI Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, FNB shall take all corporate action necessary to reserve for issuance sufficient shares of FNB Common Stock for delivery upon exercise of CCBI Options assumed by it in accordance with this
         Section 3.4. As soon as practicable after the Effective Time, FNB shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of FNB Common Stock subject to such CCBI Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or the prospectuses contained therein), for so long as such options remain outstanding. With respect to individuals who subsequent to the Merger will be subject to the reporting requirements under
         Section 16(a) of the 1934 Act, where applicable, FNB shall administer the CCBI Stock Plan assumed pursuant to this Section 3.4 in a manner which complies with Rule 16b-3 promulgated under the 1934 Act to the extent the CCBI Stock Plan complied with such Rule prior to the Merger.

                  (c) All restrictions or limitations on transfer with respect to the CCBI Common Shares awarded under the CCBI Stock Plan or any other plan, program, or arrangement of CCBI, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect.

                                   ARTICLE 4
                               EXCHANGE OF SHARES

         4.1      Exchange Procedures.

                  (a) FNB shall, not later than ten business days following the Effective Time, cause First National Bank of Naples, a wholly owned subsidiary of FNB (the "Exchange Agent") to mail to the former shareholders of CCBI appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of CCBI Common Shares shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of CCBI Common Shares (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent, and upon surrender thereof the Exchange Agent shall (i) cause the shares of FNB Common Stock to be issued to such holder pursuant to Section 3.1 of this Agreement to be credited on behalf of such holder, effective as of the Effective Time, in an account to be established by the Exchange Agent for such holder with the F.N.B. Corporation Dividend Reinvestment and Direct Stock Purchase Plan, and (ii) deliver to such holder all declared but undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. FNB shall not be obligated to deliver the consideration to which any former holder of CCBI Common Shares is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the CCBI Common Shares held by such holder as provided in this Section 4.1. The certificate or certificates of CCBI Common Shares so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither FNB nor the Exchange Agent shall be liable to a holder of CCBI Common Shares for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

                  (b) In the event that any holder of CCBI Common Shares canceled and retired in accordance with this Agreement is unable to deliver the certificate or certificates representing such shares, the Exchange Agent, in the absence of actual notice that any shares represented by any such certificate or certificates have been acquired by a bona fide purchaser, shall deliver to such holder the consideration to which such holder is entitled in accordance with the provision of this Agreement upon the presentation of the following: (i) evidence to the reasonable satisfaction of the Exchange Agent that such certificate or certificates have been lost, wrongfully taken or destroyed; (ii) such security or indemnity as may be reasonably requested by the Exchange Agent to indemnify and hold the Exchange Agent harmless; and (iii) evidence satisfactory to the Exchange Agent that such person is the owner of the shares represented by each such certificate or certificates claimed by him or her to be lost, wrongfully taken or destroyed and that he or she is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

         4.2 Rights of Former CCBI Shareholders. At the Effective Time, the stock transfer books of CCBI shall be closed as to holders of CCBI Common Shares immediately prior to the Effective Time and no transfers of CCBI Common Shares by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing CCBI Common Shares (other than shares as to which dissenters' rights have been perfected under the Dissent Provisions and not withdrawn, and other than shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor, subject, however, to FNB's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by CCBI in respect of such CCBI Common Shares in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Until 90 days after the Effective Time, former shareholders of record of CCBI shall be entitled to vote at any meeting of FNB stockholders the number of shares of FNB Common Stock into which their respective CCBI Common Shares are converted, regardless of whether such holders have surrendered their certificates representing CCBI Common Shares in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by FNB on the FNB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of FNB Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of CCBI Common Shares issued and outstanding at the Effective Time until such holder surrenders such certificate as provided in
Section 4.1 of this Agreement. However, upon surrender of such CCBI Common Shares certificate, such holder shall receive the consideration as set forth in Section 4.1 of this Agreement, along with any undelivered dividends with respect to the shares of FNB Common Stock into which the CCBI Common Shares represented by such certificate have been converted pursuant to this Agreement.

                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF CCBI

         CCBI hereby represents and warrants to FNB as follows:

         5.1 Organization, Standing, and Power. CCBI is a corporation duly organized, validly existing, and in active status under the laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. CCBI is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCBI.

         5.2      Authority; No Breach by Agreement.

                  (a) CCBI has the corporate power and authority necessary to execute and deliver this Agreement and, subject to the approval and adoption of this Agreement by the shareholders of CCBI, to perform its obligations under this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by CCBI and the consummation by CCBI of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CCBI, subject to the approval of this Agreement by its shareholders as contemplated by Section 8.1 of this Agreement. Subject to such requisite shareholder approval (and assuming due authorization, execution and delivery by FNB) and to such Consents of Regulatory Authorities as required by applicable law, this Agreement represents a legal, valid, and binding obligation of CCBI, enforceable against CCBI in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Except as disclosed in Section 5.2 of the CCBI Disclosure Memorandum, neither the execution and delivery of this Agreement by CCBI, nor the consummation by CCBI of the transactions contemplated hereby, nor compliance by CCBI with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CCBI's Articles of Incorporation or Bylaws, or, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any CCBI Company under, any Contract or Permit of any CCBI Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCBI, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(a), (b), and (c) of this Agreement, violate any Order, or to its Knowledge, any Law applicable to any CCBI Company or any of their respective material Assets which will have a Material Adverse Effect on CCBI.

                  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the Nasdaq, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCBI, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by CCBI of the Merger and the other transactions contemplated in this Agreement.

         5.3      Capital Stock.

                  (a) The authorized capital stock of CCBI consists of (i) 6,000,000 CCBI Common Shares, of which 3,377,715 shares are issued and outstanding as of the date of this Agreement, and (ii) 2,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of CCBI are duly and validly issued and outstanding and are fully paid and nonassessable under the FBCA. None of the outstanding shares of capital stock of CCBI has been issued in violation of any preemptive rights. CCBI has reserved 513,000 CCBI Common Shares for issuance under the CCBI Stock Plans, pursuant to which options to purchase not more than 496,284 CCBI Common Shares are outstanding.

                  (b) Except as set forth in Section 5.3(a) of this Agreement, or as provided pursuant to the Stock Option Agreement, there are no shares of capital stock or other equity securities of CCBI outstanding and no outstanding Rights relating to the capital stock of CCBI.

         5.4 CCBI Subsidiaries. CCBI has disclosed in Section 5.4 of the CCBI Disclosure Memorandum all of the CCBI Subsidiaries as of the date of this Agreement. Except as disclosed in Section 5.4 of the CCBI Disclosure Memorandum, CCBI or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each CCBI Subsidiary. No equity securities of any CCBI Subsidiary are or may become required to be issued (other than to another CCBI Company) by reason of any Rights, and there are no Contracts by which any CCBI Subsidiary is bound to issue (other than to another CCBI Company) additional shares of its capital stock or Rights or by which any CCBI Company is or may be bound to transfer any shares of the capital stock of any CCBI Subsidiary (other than to another CCBI Company). There are no Contracts relating to the rights of any CCBI Company to vote or to dispose of any shares of the capital stock of any CCBI Subsidiary. All of the shares of capital stock of each CCBI Subsidiary held by a CCBI Company are fully paid and nonassessable under the applicable corporation Laws of the jurisdiction in which such Subsidiary is incorporated or organized and, except as set forth in Section 5.4 of the CCBI Disclosure Memorandum, are owned by the CCBI Company free and clear of any Lien. Each CCBI Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each CCBI Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCBI. Each CCBI Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

         5.5      SEC Filings; Financial Statements.

                  (a) CCBI has filed and made available to FNB accurate and complete copies of all forms, reports, and documents required to be filed by CCBI with the SEC since January 1, 1997 (collectively, the "CCBI SEC Reports"). The CCBI SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such CCBI SEC Reports or necessary in order to make the statements in such CCBI SEC Reports, in light of the circumstances under which they were made, not misleading. None of the CCBI Subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Each of the CCBI Financial Statements (including any related notes) contained in the CCBI SEC Reports, including any CCBI SEC Reports filed after the date of this Agreement until the Effective Time, complied, and each CCBI SEC Report filed after the date of this Agreement until the

         Effective Time will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC), and fairly presented the consolidated financial position of the CCBI Companies as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         5.6      Absence of Certain Changes or Events. Except as disclosed in
Section 5.6 of the CCBI Disclosure Memorandum, since December 31, 1999, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCBI, and (ii) the CCBI Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the material covenants and agreements of CCBI provided in Article 7 of this Agreement.

         5.7      Tax Matters.

                  (a) All Tax Returns required to be filed by or on behalf of any of the CCBI Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1999, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on CCBI, and to the Knowledge of CCBI all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on CCBI, except as reserved against in the CCBI Financial Statements delivered prior to the date of this Agreement or as disclosed in
         Section 5.7 of the CCBI Disclosure Memorandum. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Litigation have been paid, accrued, or provided for as disclosed in Section 5.7 of the CCBI Disclosure Memorandum.

                  (b) Except as disclosed in Section 5.7 of the CCBI Disclosure Memorandum, none of the CCBI Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                  (c) Except as disclosed in Section 5.7 of the CCBI Disclosure Memorandum, adequate provision for any Taxes due or to become due for any of the CCBI Companies for the period or periods through and including the date of the respective CCBI Financial Statements has been made and is reflected on such CCBI Financial Statements.

                  (d) Deferred Taxes of the CCBI Companies have been adequately provided for in the CCBI Financial Statements.

                  (e) To the Knowledge of CCBI, each of the CCBI Companies is in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCBI.

                  (f) There are no Liens with respect to Taxes upon any of the assets of the CCBI Companies.

                  (g) No CCBI Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

                  (h) All material elections with respect to Taxes affecting the CCBI Companies as of the date of this Agreement have been or will be timely made as set forth in Section 5.7 of the CCBI Disclosure Memorandum. After the date hereof, other than as set forth in Section 5.7 of the CCBI Disclosure Memorandum, no election with respect to Taxes will be made without the prior written consent of FNB, which consent shall not be unreasonably withheld.

         5.8 Assets. Except as disclosed in Section 5.8 of the CCBI Disclosure Memorandum, the CCBI Companies have good and marketable title, free and clear of all Liens (except for those Liens which are not likely to have a Material Adverse Effect on CCBI), to all of their respective material Assets, reflected in CCBI Financial Statements as being owned by CCBI as of the date hereof. All material tangible properties used in the businesses of the CCBI Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with CCBI's past practices. All Assets which are material to CCBI's business on a consolidated basis, held under leases or subleases by any of the CCBI Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The CCBI Companies currently maintain insurance in amounts, scope, and coverage as disclosed in Section 5.8 of the CCBI Disclosure Memorandum. None of the CCBI Companies has received written notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 5.8 of the CCBI Disclosure Memorandum, to the Knowledge of CCBI there are presently no occurrences giving rise to a claim under such policies of insurance and no notices have been given by any CCBI Company under such policies.

         5.9      Environmental Matters.

                  (a)      To the Knowledge of CCBI, except as disclosed in
         Section 5.9 of the CCBI Disclosure Memorandum, each CCBI Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, a Material Adverse Effect on CCBI.

                  (b) Except as disclosed in Section 5.9 of the CCBI Disclosure Memorandum, there is no Litigation pending or, to the Knowledge of CCBI, threatened before any court, governmental agency, or authority or other forum in which any CCBI Company or any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCBI.

                  (c)      To the Knowledge of CCBI, except as disclosed in
         Section 5.9 of the CCBI Disclosure Memorandum, there is no reasonable basis for any Litigation of a type described above in Section 5.9(b), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCBI.

                  (d)      To the Knowledge of CCBI, except as disclosed in
         Section 5.9 of the CCBI Disclosure Memorandum, during the period of (i) CCBI's or any of its Subsidiaries' ownership or operation of any of their respective properties, (ii) CCBI's or any of its Subsidiaries' participation in the management of any Participation Facility, or (iii) CCBI's or any of its Subsidiaries' holding a security interest in a Loan Property, to the Knowledge of CCBI there have been no releases of Hazardous

         Material in, on, under, or affecting any Participation Facility or Loan Property of a CCBI Company, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCBI.

         5.10 Compliance With Laws. CCBI is duly registered as a bank holding company under the BHC Act. Except as set forth in Section 5.10 of the CCBI Disclosure Memorandum, each CCBI Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCBI. None of the CCBI Companies is presently in default under any such Permit, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCBI. Except as disclosed in Section 5.10 of the CCBI Disclosure Memorandum, none of the CCBI
Companies:

                  (a) is in violation of any Laws or Orders, applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCBI; and

                  (b) has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any CCBI Company is not in substantial compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCBI, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, a Material Adverse Effect on CCBI, or (iii) requiring any CCBI Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         5.11 Labor Relations. No CCBI Company is the subject of any Litigation asserting that it or any other CCBI Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other CCBI Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any CCBI Company, pending or threatened, nor is there any activity involving any CCBI Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         5.12     Employee Benefit Plans.

                  (a) CCBI has disclosed in Section 5.12 of the CCBI Disclosure Memorandum, and has delivered or made available to FNB prior to the execution of this Agreement copies or summaries in each case of, all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" (as that term is defined in Section 3(3) of ERISA), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by CCBI or any of its Subsidiaries for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "CCBI Benefit Plans"). Any of the CCBI Benefit Plans which is an "employee pension benefit plan" (as that term is defined in Section 3(2) of ERISA) is referred to herein as a "CCBI ERISA Plan." No CCBI Benefit Plan is or has been a multi-employer plan within the meaning of
         Section 3(37) of ERISA.

                  (b) Except as disclosed in the CCBI Disclosure Memorandum, all CCBI Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, except for such noncompliance which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on CCBI.

                  (c) Except as disclosed in Section 5.12 of the CCBI Disclosure Memorandum, no CCBI ERISA Plan which is a "defined benefit pension plan" (as defined in Section 4140 of the Internal Revenue Code) has any "unfunded current liability" (as that term is defined in Section 302(d)(8)(A) of ERISA) and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities" (as that term is defined in Section 4001(a)(16) of ERISA) when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

                  (d) Except as disclosed in Section 5.12 of the CCBI Disclosure Memorandum or otherwise provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of CCBI or any of its Subsidiaries from CCBI or any of its Subsidiaries under any CCBI Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any CCBI Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCBI.

         5.13 Material Contracts. All material Contracts to which CCBI or any CCBI Company is a party and which are required to be filed as exhibits to CCBI SEC Reports have been so filed and, except as disclosed in Section 5.13 of the CCBI Disclosure Memorandum, as of the date of this Agreement, to the Knowledge of CCBI neither CCBI nor any of the CCBI Companies is a party to any Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-KSB filed by CCBI with the SEC except for the fact that no such Form 10-KSB is required to be filed with the SEC on the date hereof.

         5.14 Legal Proceedings. Except as disclosed in Section 5.14 of the CCBI Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of CCBI, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any CCBI Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCBI, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any CCBI Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCBI.

         5.15 Reports. Each CCBI Company has, since January 1, 1997, timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authority, which failure to file is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CCBI. As of their respective dates, each such report, statement and amendment, including any financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report, statement or amendment did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, which untrue statement of a material fact or omission to state a material fact is likely to have, individually or in the aggregate, a Material Adverse Effect on CCBI.

         5.16 Statements True and Correct. None of the information supplied or to be supplied by any CCBI Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by FNB with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any CCBI Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to CCBI's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by a CCBI Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of CCBI, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any CCBI Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         5.17 Accounting, Tax and Regulatory Matters. Neither CCBI nor any Affiliate thereof has taken or agreed to take any action which would, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

         5.18 State Takeover Laws. The transactions contemplated by this Agreement will be exempt from the provisions of Sections 607.0901 through 607.0903, inclusive, of the FBCA (collectively, "Takeover Laws").

         5.19 Derivatives Contracts. Except as disclosed in Section 5.19 of the CCBI Disclosure Memorandum, neither CCBI nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof) (each a "Derivatives Contract").

                                   ARTICLE 6
                      REPRESENTATIONS AND WARRANTIES OF FNB

         FNB hereby represents and warrants to CCBI as follows:

         6.1 Organization, Standing, and Power. FNB is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Pennsylvania, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its material Assets. FNB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

         6.2      Authority; No Breach By Agreement.

                  (a) FNB has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FNB. This Agreement represents a legal, valid, and binding obligation of FNB, enforceable against FNB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Neither the execution and delivery of this Agreement by FNB, nor the consummation by FNB of the transactions contemplated hereby, nor compliance by FNB with any of the provisions hereof, will
         (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of FNB, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FNB Company under, any Contract or Permit of any FNB Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any FNB Company or any of their respective material Assets.

                  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of Nasdaq, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FNB of the Merger and the other transactions contemplated in this Agreement.

         6.3      Capital Stock. The authorized capital stock of FNB consists of
(i) 100,000,000 shares of FNB Common Stock, of which 22,007,381 shares were issued and outstanding as of the date of this Agreement and (ii) 20,000,000 shares of FNB Preferred Stock, of which 167,732 shares were issued and outstanding as of the date of this Agreement ("FNB Capital Stock"). All of the issued and outstanding shares of FNB Capital Stock are, and all of the FNB Common Stock to be issued in exchange for CCBI Common Shares upon consummation of the Merger will be authorized and reserved for issuance prior to the Effective Time and, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the PBCL. None of the outstanding shares of FNB Capital Stock has been, and none of the shares of FNB Common Stock to be issued in exchange for CCBI Common Shares upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of FNB.

         6.4 FNB Subsidiaries. Except as disclosed in Section 6.4 of the FNB Disclosure Memorandum, the list of Subsidiaries of FNB filed by FNB with its most recent FNB Report on Form 10-K for the fiscal year ended December 31, 1999, is a true and complete list of all of the FNB Subsidiaries as of the date of this Agreement. Except as disclosed in Section 6.4 of the FNB Disclosure Memorandum, FNB or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each FNB Subsidiary. No equity securities of any FNB Subsidiary are or may become required to be issued (other than to another FNB Company) by reason of any Rights, and there are no Contracts by which any FNB Subsidiary is bound to issue (other than to another FNB Company) additional shares of its capital stock or Rights or by which any FNB Company is or may be bound to transfer any shares of the capital stock of any FNB Subsidiary (other than to another FNB Company). There are no Contracts relating to the rights of any FNB Company to vote or to dispose of any shares of the capital stock of any FNB Subsidiary. All of the shares of capital stock of each FNB Subsidiary held by a FNB Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized (except, in the case of Subsidiaries that are national banks, for the assessment contemplated by 12 U.S.C. ss. 55), and are owned by the FNB Company free and clear of any Lien. Each FNB Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each FNB Subsidiary is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB. Each FNB Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

         6.5      SEC Filings; Financial Statements.

                  (a) FNB has filed and made available to CCBI accurate and complete copies of all forms, reports, and documents required to be filed by FNB with the SEC since January 1, 1997 (collectively, the "FNB SEC Reports"). The FNB SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FNB SEC Reports or necessary in order to make the statements in such FNB SEC Reports, in light of the circumstances under which they were made, not misleading. Except for FNB Subsidiaries that are registered as brokers, dealers, investment advisers, or associated persons thereof, none of the FNB Subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Each of the FNB Financial Statements (including, in each case, any related notes) contained in the FNB SEC Reports, including any FNB SEC Reports filed after the date of this Agreement until the Effective Time, complied, and each FNB SEC Report filed after the date of this Agreement until the Effective Time will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented the consolidated financial position of FNB and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         6.6      Absence of Certain Changes or Events. Since December 31, 1999,
(i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, and (ii) the FNB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FNB provided in Articles 7 or 8 of this Agreement.

         6.7      Tax Matters.

                  (a) All Tax Returns required to be filed by or on behalf of any of the FNB Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1999, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on FNB, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on FNB, except as reserved against in the FNB Financial Statements delivered prior to the date of this Agreement. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                  (b) Adequate provision for any Taxes due or to become due for any of the FNB Companies for the period or periods through and including the date of the respective FNB Financial Statements has been made and is reflected on such FNB Financial Statements.

                  (c) Deferred Taxes of the FNB Companies have been adequately provided for in the FNB Financial Statements.

                  (d) To the Knowledge of FNB, each of the FNB Companies is in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

                  (e) Except as disclosed in Section 6.7 of the FNB Disclosure Memorandum, none of the FNB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                  (f) Except as described in Section 6.7 of the FNB Disclosure Memorandum, there are no Liens with respect to Taxes upon any of the assets of the FNB Companies.

                  (g) No FNB Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

                  (h) All material elections with respect to Taxes affecting the FNB Companies as of the date of this Agreement have been or will be timely made as set forth in Section 6.7 of the FNB Disclosure Memorandum.

         6.8 Compliance With Laws. FNB is duly registered as a financial holding company under the BHC Act. Each FNB Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB. None of the FNB Companies is presently in Default under or in violation of any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB. No FNB Company:

                  (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB; and

                  (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any FNB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, or (iii) requiring any FNB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

         6.9 Assets. Except as disclosed in Section 6.9 of the FNB Disclosure Memorandum, the FNB Companies have good and marketable title, free and clear of all Liens (except for those Liens which are not likely to have a Material Adverse Effect on FNB), to all of their respective material Assets, reflected in FNB Financial Statements as being owned by FNB as of the date hereof. All material tangible properties used in the businesses of the FNB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FNB's past practices. All Assets which are material to FNB's business on a consolidated basis, held under leases or subleases by any of the FNB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The FNB Companies currently maintain insurance in amounts, scope, and coverage as disclosed in Section 6.9 of the FNB Disclosure Memorandum. None of the FNB Companies has received written notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 6.9 of the FNB Disclosure Memorandum, to the Knowledge of FNB there are presently no occurrences giving rise to a claim under such policies of insurance and no notices have been given by any FNB Company under such policies.

         6.10 Legal Proceedings. Except as disclosed in Section 6.10 of the FNB Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of FNB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FNB Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any FNB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

         6.11 Reports. Since January 1, 1997, or the date of organization if later, each FNB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to timely file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB). As of their respective dates, each such report, statement and amendment, including any financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report, statement and amendment did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         6.12 Statements True and Correct. None of the information supplied or to be supplied by any FNB Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by FNB with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any FNB Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to CCBI's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any FNB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of CCBI, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any FNB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         6.13 Accounting, Tax and Regulatory Matters. No FNB Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal

Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

         6.14     Environmental Matters.

                  (a) To the Knowledge of FNB, except as disclosed in Section
         6.14 of the FNB Disclosure Memorandum, each FNB Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

                  (b) Except as disclosed in Section 6.14 of the FNB Disclosure Memorandum, there is no Litigation pending, or, to the Knowledge of FNB, threatened before any court, governmental agency, or authority or other forum in which any FNB Company or any of its Loan Properties or Participation Facilities (or any FNB Company in respect of any such Loan Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

                  (c) To the Knowledge of FNB, except as disclosed in Section
         6.14 of the FNB Disclosure Memorandum, there is no reasonable basis for any Litigation of a type described above in Section 6.14(b), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

                  (d) To the Knowledge of FNB, except as disclosed in Section
         6.14 of the FNB Disclosure Memorandum, during the period of (i) FNB's or any of its Subsidiaries' ownership or operation of any of their respective properties, (ii) FNB's or any of its Subsidiaries' participation in the management of any Participation Facility, or
         (iii) FNB's or any of its Subsidiaries' holding a security interest in a Loan Property, to the Knowledge of FNB there have been no releases of Hazardous Material in, on, under, or affecting any Participation Facility or Loan Property of a FNB Company, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

         6.15 Derivatives Contracts. Neither FNB nor any of its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract, except for those Derivatives Contracts set forth in Section 6.15 of the FNB Disclosure Memorandum.

         6.16     Outstanding CCBI Common Shares. Except as disclosed in
Section 6.16 of the FNB Disclosure Memorandum, FNB Companies do not beneficially own any CCBI Common Shares for their own accounts (not including those held in a fiduciary or trust capacity for, or on behalf of, unaffiliated third parties). During the term of this Agreement, no FNB Company shall purchase or otherwise acquire beneficial ownership of any additional CCBI Common Shares except pursuant to the terms of this Agreement.

         6.17 Material Contracts. All material Contracts to which FNB or any FNB Company is a party and which are required to be filed as exhibits to FNB SEC Reports have been so filed and, except as disclosed in Section 6.17 of the FNB Disclosure Memorandum, as of the date of this Agreement, to the Knowledge of FNB neither FNB nor any of the FNB Companies is a party to any Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by FNB with the SEC except for the fact that no such Form 10-K is required to be filed with the SEC on the date hereof.

         6.18 Labor Relations. No FNB Company is the subject of any Litigation asserting that it or any other FNB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other FNB Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any FNB Company, pending or threatened, nor is there any activity involving any FNB Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.


                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION


         7.1 Affirmative Covenants of CCBI. Unless the prior written consent of FNB shall have been obtained (which consent shall not be unreasonably withheld), and except as otherwise expressly contemplated herein, CCBI shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) use its reasonable best efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable best efforts to maintain its current employee relationships, and (iv) take no action which would materially adversely affect the ability of any Party to obtain any Consents of Regulatory Authorities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement.

         7.2      Negative Covenants of CCBI. Except as disclosed in Section
7.2 of the CCBI Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, CCBI covenants and agrees that it will not do or agree or commit to do, any of the following without the prior written consent (except as specifically provided otherwise in this Agreement) of the chief executive officer, president, chief financial officer, or any executive vice president or duly authorized designee of FNB (which consent shall not be unreasonably withheld):

                  (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any CCBI Company, except as expressly contemplated by this Agreement; or

                  (b) except for loans secured by a first mortgage on single family owner-occupied real estate, make any unsecured loan or other extension of credit in excess of $100,000, or make any fully secured loan to any Person (except those who have received a commitment for a loan or extension of credit prior to the date of this Agreement) in excess of $250,000 (in either case FNB shall object thereto within two business days, and the failure to provide a written objection within two business days shall be deemed as the approval of FNB to make such loan or extend such credit); or

                  (c) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a CCBI Company to another CCBI Company) in excess of an aggregate of $100,000 (for the CCBI Companies on a consolidated basis) except in the ordinary course of the business of CCBI Subsidiaries consistent with past practices (it being understood and agreed that the incurrence of indebtedness in the ordinary course of business shall include, without limitation, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any CCBI Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the CCBI Disclosure Memorandum); or

                  (d) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of CCBI, or make, declare, or pay any dividend or make any other distribution in respect of CCBI's capital stock (except for the acquisitions of CCBI Common Shares by CCBI in a fiduciary or trust capacity in the ordinary course of business and except for a cash dividend on CCBI Common Shares not to exceed $0.05 per share payable in January 2001); or

                  (e) except for this Agreement, or pursuant to the Stock Option Agreement or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(e) of the CCBI Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional CCBI Common Shares or any other capital stock of any CCBI Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

                  (f) adjust, split, combine, or reclassify any capital stock of any CCBI Company or issue or authorize the issuance of any other securities in respect of or in substitution for CCBI Common Shares, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber
         (i) any shares of capital stock of any CCBI Subsidiary (unless any such shares of stock are sold or otherwise transferred to another CCBI Company) or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

                  (g) except for purchases of United States Treasury securities or United States Government agency securities, which in either case have maturities of five years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned CCBI Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business,
         (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement in which case FNB shall object thereto within two business days, and the failure to provide written objection within two business days shall be deemed to be approval of FNB to make such purchase or investment; or

                  (h) grant any material increase in compensation or benefits to the employees or officers of any CCBI Company, except in accordance with past practice disclosed in Section 7.2(h) of the CCBI Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement or as otherwise disclosed in Section 7.2(h) of the CCBI Disclosure Memorandum; enter into or amend any severance agreements with officers of any CCBI Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any CCBI Company except in accordance with past practice disclosed in Section 7.2(h) of the CCBI Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

                  (i) except as disclosed in Section 7.2(i) of the CCBI Disclosure Memorandum or that may be entered into in accordance with
         Section 8.15 of this Agreement, enter into or amend any employment Contract between CCBI and any Person (unless such amendment is required by Law) that CCBI does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                  (j) except as disclosed in Section 7.2(j) of the CCBI Disclosure Memorandum, adopt any new employee benefit plan of any CCBI Company or make any material change in or to any existing employee benefit plans of any CCBI Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

                  (k) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                  (l) except as disclosed in Section 7.2(l) of the CCBI Disclosure Memorandum, commence any Litigation other than in accordance with past practice or settle any Litigation involving any liability of any CCBI Company for material money damages or restrictions upon the operations of any CCBI Company; or

                  (m) except in the ordinary course of business, modify, amend, or terminate any material Contract other than renewals without material adverse change of terms, or waive, release, compromise, or assign any material rights or claims; or

                  (n) except as disclosed in Section 7.2(n) of the CCBI Disclosure Memorandum, except for transactions in the ordinary course of business consistent with past practice, make any investment in excess of $100,000 either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary thereof; or

                  (o) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement; or

                  (p) agree to, or make any commitment to, take any of the actions prohibited by this Section 7.2.

         7.3 Covenants of FNB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FNB covenants and agrees that it shall (i) continue to conduct its business and the business of FNB Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the FNB Common Stock and the business prospects of the FNB Companies, and (ii) take no action which would materially adversely affect the ability of any Party to (a) obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any FNB Company from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of FNB, desirable in the conduct of the business of FNB and its Subsidiaries.

         7.4      Adverse Changes In Condition. Except as disclosed in Section
7.4 of the CCBI Disclosure Memorandum, each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable best efforts to prevent or promptly to remedy the same.

         7.5 Reports. Each Party and their respective Subsidiaries shall file all reports required to be filed by each of them with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material and except for the absence of certain footnote information in the unaudited financial statements). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS


         8.1 Registration Statement; Proxy Statement; Shareholder Approval. As soon as practicable after execution of this Agreement (in no event later than March 31, 2001), FNB shall file the Registration Statement with the SEC, and shall use its reasonable best efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state blue sky or securities Laws in connection with the issuance of the shares of FNB Common Stock upon consummation of the Merger. CCBI shall furnish all information concerning it and the holders of its capital stock as FNB may reasonably request in connection with such action. Not later than three business days prior to the filing of the Registration Statement, FNB will provide CCBI a copy thereof. CCBI shall call a Shareholders' Meeting, to be held on a date that is determined by the Parties to be a mutually desirable date, which date shall be as soon as practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) CCBI shall prepare a Proxy Statement relating to the Merger and mail such Proxy Statement to its shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of CCBI shall recommend (subject to compliance with their fiduciary duties under applicable law as advised by counsel) to its shareholders the approval of this Agreement, (iv) each member of the Board of Directors of CCBI shall vote all CCBI Common Shares beneficially owned by each in favor of the approval of this Agreement, and (v) the Board of Directors and officers of CCBI shall (subject to compliance with their fiduciary duties under applicable law as advised by counsel) use their reasonable best efforts to obtain such shareholders' approval.

         8.2 Applications. FNB shall use its reasonable best efforts to prepare and file, not later than January 16, 2001, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement and thereafter use its reasonable best efforts to cause the Merger to be consummated as expeditiously as possible, and CCBI shall cooperate in the preparation and, where appropriate, filing of such applications. Further, FNB shall, prior to the Closing, prepare and file with the National Association of Securities Dealers the required documents and make payment of the required fees for the shares of FNB Common Stock to be issued to holders of CCBI Common Shares in connection with the Merger.

         8.3 Filings With State Offices. Upon the terms and subject to the conditions of this Agreement, FNB shall, in connection with the Closing, execute and file the Florida Articles of Merger with the Florida Department of State and execute and file the Pennsylvania Articles of Merger with the Pennsylvania Department of State.

         8.4 Agreement As To Efforts To Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including the use of their respective reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable best efforts to obtain all Permits and Consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         8.5      Access to Information; Confidentiality.

                  (a) From the date hereof to the Effective Time or termination pursuant to Article 10 of this Agreement, upon reasonable notice and subject to applicable Laws, FNB and CCBI shall afford each other, and each other's accountants, counsel, and other representatives, during normal working hours for the period of time prior to the Effective Time or termination of this Agreement pursuant to Article 10 hereof, reasonable access to all of its and its Subsidiaries' properties, books, contracts, commitments, and records and, during such period, each shall furnish promptly to the other Party (i) a copy of each report, schedule, and other document filed or received by it or any of its Subsidiaries during such period pursuant to the requirements of the Securities Laws, (ii) a copy of all filings made with any Regulatory Authorities or other governmental entities in connection with the transactions contemplated by this Agreement and all written communications received from such Regulatory Authorities and governmental entities related thereto, and (iii) all other information concerning FNB or FNB's Subsidiaries' business, properties and personnel as CCBI may reasonably request, including reports of condition filed with Regulatory Authorities. In this regard, without limiting the generality of the foregoing, FNB and its Subsidiaries and Affiliates shall notify CCBI promptly upon the receipt by it of any comments from the SEC, or its staff, and of any requests by the SEC for amendments or supplements to the Registration Statement or for additional information and will supply CCBI with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its staff or any other government official, on the other hand, with respect to the Registration Statement. Each Party hereto shall, and shall cause its advisors and representatives to (x) conduct its investigation in such a manner which will not unreasonably interfere with the normal operations, customers or employee relations of the other and shall be in accordance with procedures established by the Parties having the due regard for the foregoing, and (y) refrain from using for any purposes other than as set forth in this Agreement, and shall treat as confidential, all information obtained by each hereunder or in connection herewith and not otherwise known to them prior to the Effective Time.

                  (b) FNB, the FNB Companies and their Affiliates will hold, and will use their best efforts to cause their officers, directors, employees, consultants, advisors, representatives, and agents to hold, in confidence, unless compelled by judicial or other legal process, all confidential documents and information concerning CCBI furnished to FNB, any FNB Company, or their Affiliates in connection with the transactions contemplated by this Agreement, including information provided in accordance with this Section 8.5, except to the extent that such information can clearly be demonstrated by FNB to have been
         (i) previously known on a nonconfidential basis by FNB, (ii) in the public domain other than as a result of disclosure by FNB, any FNB Company, or any of their Affiliates, or (iii) later lawfully acquired by FNB from sources other than CCBI; provided, however, that FNB may disclose such information to its officers, directors, employees, consultants, advisors, representatives, and agents in connection with the transactions contemplated by this Agreement only to the extent that such Persons who, in FNB's reasonable judgment, need to know such information for the purpose of evaluating CCBI (provided that such Persons shall be informed of the confidential nature of such information and shall agree to be bound by the terms of this provision) and, in any event, such disclosures shall be made only to the extent necessary for such purposes. If this Agreement is terminated in accordance with Article 10 hereof, FNB, the FNB Companies and their Affiliates shall maintain the confidence of such information and will, and will use their best efforts to cause its officers, directors, employees, consultants, advisors, representatives, and agents to, return to CCBI all documents and other materials, and all copies made thereof, obtained by FNB, any FNB Company, or any of their Affiliates in connection with this Agreement that are subject to this Section 8.5.

                  (c) CCBI and its Affiliates will hold, and will use their best efforts to cause their officers, directors, employees, consultants, advisors, representatives, and agents to hold, in confidence, unless compelled by judicial or other legal process, all confidential documents and information concerning FNB furnished to CCBI or its Affiliates in connection with the transactions contemplated by this Agreement, including information provided in accordance with this Section 8.5, except to the extent that such information can clearly be demonstrated by CCBI to have been (i) previously known on a nonconfidential basis by CCBI, (ii) in the public domain other than as a result of disclosure by CCBI or any of its Affiliates, or (iii) later lawfully acquired by CCBI from sources other than FNB; provided, however, that CCBI may disclose such information to its officers, directors, employees, consultants, advisors, representatives, and agents in connection with the transactions contemplated by this Agreement only to the extent that such Persons who, in CCBI's reasonable judgment, need to know such information for the purpose of evaluating FNB (provided that such Persons shall be informed of the confidential nature of such information and shall agree to be bound by the terms of this provision) and, in any event, such disclosures shall be made only to the extent necessary for such purposes. If this Agreement is terminated in accordance with Article 10 hereof, CCBI and its Affiliates shall maintain the confidence of such information and will, and will use their best efforts to cause its officers, directors, employees, consultants, advisors, representatives, and agents to, return to FNB all documents and other materials, and all copies made thereof, obtained by CCBI or any of its Affiliates in connection with this Agreement that are subject to this Section 8.5.

         8.6 Press Releases. Prior to the Effective Time, CCBI and FNB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         8.7 Current Information. During the period from the date of this Agreement until the Effective Time or termination of this Agreement pursuant to
Article 10 hereof, each of CCBI and FNB shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other. Each of CCBI and FNB shall promptly notify the other of (i) any material change in its business or operations, (ii) any material complaints, investigations, or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority, (iii) the institution or threat of material Litigation involving such Party, or (iv) the occurrence or nonoccurrence, of an event or condition, the occurrence, or nonoccurrence, of which would be reasonably expected to cause any of such Party's representations or warranties set forth herein in any respect as of the Effective Time; and in each case shall keep the other fully informed with respect thereto.

         8.8 Other Actions. No Party shall, or shall permit any of its Subsidiaries, if any, to, take any action, except in every case as may be required by applicable Law or sound banking practice, that would or is intended to result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality being or becoming untrue, (ii) any of such representations and warranties that are not so qualified become untrue in any manner having a Material Adverse Effect on such Party, (iii) any of the conditions set forth in this Agreement not being satisfied or in a violation of any provision of this Agreement, or (iv) adversely affecting the ability of any of them to obtain any of the Consents or Permits.

         8.9 No Solicitation. Except with respect to this Agreement and the transactions contemplated hereby, from the date of this Agreement until the Effective Time or termination pursuant to Article 10, no CCBI Company nor any Affiliate thereof, or any Representatives thereof retained by any CCBI Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of CCBI's Board of Directors determined after consultation with counsel, no CCBI Company nor any Affiliate or Representative thereof shall furnish any nonpublic information that it is not legally obligated to furnish or negotiate with respect to, any Acquisition Proposal, but CCBI may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. CCBI shall promptly notify FNB orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. CCBI shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable best efforts to cause of all its Representatives not to engage in any of the foregoing.

         8.10 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. FNB and CCBI undertake and agree to use their respective reasonable best efforts to cause the Merger, and to take no action that would cause the Merger not, to qualify for pooling-of-interests accounting treatment.

         8.11     [Intentionally omitted.]

         8.12 Articles of Incorporation Provisions. Each CCBI Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any CCBI Company or restrict or impair the ability of FNB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any CCBI Company that may be directly or indirectly acquired or controlled by it.

         8.13 Agreement of Affiliates. CCBI has disclosed in Section 8.13 of the CCBI Disclosure Memorandum all Persons whom it reasonably believes are "affiliates" of CCBI for purposes of Rule 145 under the 1933 Act. CCBI shall use its reasonable best efforts to cause each such Person to deliver to FNB not later than 10 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 2 hereto, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the CCBI Common Shares held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of FNB Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of FNB and CCBI have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Shares of FNB Common Stock issued to such affiliates of CCBI in exchange for CCBI Common Shares shall not be transferable until such time as financial results covering at least 30 days of combined operations of FNB and CCBI have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.13 (and FNB shall be entitled to place restrictive legends upon certificates for shares of FNB Common Stock issued to affiliates of CCBI pursuant to this Agreement to enforce the provisions of this Section 8.13). FNB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of FNB Common Stock by such affiliates.

         8.14     [Intentionally omitted.]

         8.15     [Intentionally omitted.]

         8.16     Indemnification.

                  (a) FNB shall, and shall cause the Surviving Corporation (and its successors and assigns) to, indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of CCBI (each, an "Indemnified Party") after the Effective Time against all costs, fees, or expenses (including reasonable attorneys' fees), judgments, fines, penalties, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any Litigation arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Florida Law and by CCBI's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by FNB is required to effectuate any indemnification, FNB shall direct, or cause such FNB Company to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between FNB and the Indemnified Party. FNB shall, and shall cause the Surviving Corporation and all other relevant FNB Companies, to apply such rights of indemnification in good faith and to the fullest extent permitted by applicable Law.

                  (b) Incident to any information furnished or disclosed by FNB or any FNB Company in connection with the Registration Statement and Proxy Statement, and subject to applicable Law, FNB shall indemnify, defend, and hold harmless the Indemnified Parties against all costs or expenses

         (including reasonable attorneys' fees), judgments, fines, penalties, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any Litigation, whether civil or criminal, administrative, or investigative, arising out of or under the Securities Laws or any state blue sky or securities Laws based in whole or in part on (i) any untrue statement or alleged untrue statement of a material fact contained in such documents, including any amendment or supplement to such document, (ii) any omission or alleged omission to state in such documents a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by FNB or an FNB Company of the Securities Laws or any state blue sky or securities Laws in connection with such documents; provided, however, that neither FNB or any FNB Company will be liable in any such case to the extent that any such claim, action, suit, proceeding or investigation is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement and Proxy Statement or any amendment thereto in reliance upon and in conformity with information furnished in writing to FNB or any FNB Company by CCBI or any Indemnified Party specifically for use therein.

                  (c) CCBI and each Indemnified Party, jointly and severally, shall indemnify and hold harmless FNB, any FNB Company, each of its directors, officers, employees and agents, and each person who controls FNB or any FNB Company, against all costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any Litigation, whether civil or criminal, administrative, or investigative, arising out of or under the Securities Laws or any state blue sky or securities Laws based in whole or in part on (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or Proxy Statement (including any amendment or supplement to such document); or (ii) any omission or alleged omission to state in such documents material facts required to be stated therein or necessary to make the statements therein not misleading; provided, however, that CCBI will not be liable in any such case to the extent that any such claim, action, suit, proceeding, or investigation is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or Proxy Statement or any amendment thereto in reliance upon and conformity with information furnished in writing to CCBI by FNB specifically for use therein.

                  (d) If FNB or the Surviving Corporation or any of their successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of FNB shall assume the obligations set forth in this Section 8.16.

                  (e) The provisions of this Section 8.16 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and shall survive the consummation of the Merger and be binding on all successors and assigns of FNB and the Surviving Corporation.

                  (f) Prior to Closing, CCBI shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors' and officers' liability insurance policy maintained by CCBI to provide for continued coverage of such insurance for a period of four years following the date of Closing with respect to matters occurring prior to the Effective Time.

         8.17 Use of Name. FNB shall, during the two-year period commencing on the date of Closing, cause that branch office of CCBF which is presently located at 650 East Elkcam Circle, Marco Island, Florida, to be operated under the name "Citizens Community Bank of Florida."

         8.18 Titles of Officers. CCBI agrees that, for the period commencing on the date hereof and ending on the earlier of (i) the Effective Time and (ii) the termination of the agreement pursuant to Article 10 hereof, CCBI shall refrain from changing the title of any of its officers who, as of the date hereof, occupy a position of Vice President or above with CCBI or CCBF.

         8.19 Retention of Financial Advisor. CCBI shall, prior to January 31, 2001, engage an investment banking firm of its choice (the "Financial Advisor") to render an opinion, as of a date not more than five business days prior to the date of the Proxy Statement, as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of CCBI Common Shares.


                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE


         9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by all Parties pursuant to Section
11.7 of this Agreement:

                  (a) Shareholder Approval. The holders of a majority of the CCBI Common Shares shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as required by Law and the rules and regulations of Nasdaq.

                  (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either CCBI or FNB would have a material adverse impact on the economic or business benefits of the transactions contemplated by this Agreement such that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

                  (c) Consents and Approvals. Other than filing the Florida Articles of Merger and the Pennsylvania Articles of Merger, each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement or listed in Section 9.1(c) of the CCBI Disclosure Memorandum) or for the preventing of any default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

                  (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

                  (e) Registration Statement. The Registration Statement shall have been declared effective under the 1933 Act, and no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of FNB Common Stock issuable pursuant to the Merger shall have been received.

                  (f) Pooling of Interests. Ernst & Young LLP, FNB's independent public accountants, shall have issued a letter dated as of the Effective Time, to CCBI and FNB, respectively, to the effect that the Merger shall be accounted for as a pooling-of-interests under GAAP.

                  (g) Tax Matters. CCBI and FNB shall each have received a written opinion or opinions in a form reasonably satisfactory to such Party from either Igler & Dougherty, P.A. or Smith, Gambrell & Russell, LLP, and (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) the exchange in the

         Merger of CCBI Common Shares for FNB Common Stock will not give rise to gain or loss to the shareholders of CCBI with respect to such exchange (except to the extent of any cash received). In rendering the Tax Opinion, such counsel shall be entitled to rely upon representations of officers of CCBI and FNB reasonably satisfactory in form and substance to such counsel. It is the intent of the Parties that the Tax Opinion shall be provided by Igler & Dougherty, P.A.; provided, however, that if for any reason such firm does not render the Tax Opinion on the date of Closing, this condition shall be satisfied if Smith, Gambrell & Russell, LLP renders the Tax Opinion.

         9.2 Conditions to Obligations of FNB. The obligations of FNB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FNB pursuant to Section 11.7(a) of this Agreement:

                  (a) Representations and Warranties. For purposes of this
         Section 9.2(a), the accuracy of the representations and warranties of CCBI set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of CCBI set forth in Section
         5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of CCBI set forth in Sections 5.17, 5.18, and 5.19 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of CCBI set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.17, 5.18 and 5.19) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on CCBI; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of CCBI to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Certificates. CCBI shall have delivered to FNB (i) a certificate, dated as of the date of the Closing and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in
         Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and
         (ii) certified copies of resolutions duly adopted by CCBI's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FNB and its counsel shall request.

                  (d) Affiliates Agreements. FNB shall have received from each affiliate of CCBI the affiliates letter referred to in Section 8.13 of this Agreement, to the extent necessary to assure in the reasonable judgment of FNB that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

                  (e) Opinion of Counsel. FNB shall have received a written opinion of Igler & Dougherty, P.A., counsel to CCBI, dated as of the Effective Time, with respect to such matters and in such form as shall be agreed upon between such firm and FNB.

                  (f) Non-Competition Agreements. FNB shall have received an executed copy of the Non-Compete Agreement in the form attached to this Agreement as Exhibit 3 from each director of either CCBI or CCBF who is not also an executive officer of either CCBI or CCBF.

         9.3 Conditions to Obligations of CCBI. The obligations of CCBI to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CCBI pursuant to Section 11.7(b) of this
Agreement:

                  (a) Representations and Warranties. For purposes of this
         Section 9.3(a), the accuracy of the representations and warranties of FNB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of FNB set forth in Section
         6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of FNB set forth in Sections 6.11, 6.13 and 6.15 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of FNB set forth in this Agreement (including the representations and warranties set forth in Sections 6.3, 6.11, 6.13 and 6.15) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on FNB; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of FNB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Certificates. FNB shall have delivered to CCBI (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(b) and 9.3(c) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by FNB's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FNB and its counsel shall request.

                  (d) Fairness Opinion. CCBI shall have received from the Financial Advisor a letter, dated not more than five business days prior to the date of the Proxy Statement, to the effect that, in the opinion of the Financial Advisor, the Exchange Ratio is fair, from a financial point of view, to the holders of CCBI Common Shares.

                  (e) Payment of Consideration. FNB shall have delivered to the Exchange Agent the consideration to be paid to holders of the CCBI Common Shares pursuant to Sections 3.1 of this Agreement.

                  (f) Opinion of Counsel. CCBI shall have received a written opinion of Smith, Gambrell & Russell, LLP, counsel to FNB, dated as of the Effective Time, with respect to such matters and in such form as shall be agreed upon between such firm and CCBI.


                                  ARTICLE 10
                                  TERMINATION


         10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of CCBI, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a) By mutual written consent of the Board of Directors of FNB and the Board of Directors of CCBI; or

                  (b) By the Board of Directors of either FNB or CCBI (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(b) of this Agreement in the case of CCBI and
         Section 9.3(a) in the case of FNB or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(b) of this Agreement in the case of CCBI and Section 9.3(a) of this Agreement in the case of FNB; or

                  (c) By the Board of Directors of either FNB or CCBI in the event of a material breach by the other Party of any covenant, agreement, or obligation contained in this Agreement which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                  (d) By the Board of Directors of either FNB or CCBI in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of CCBI fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the FBCA at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

                  (e) By the Board of Directors of either FNB or CCBI in the event that the Merger shall not have been consummated by June 30, 2001 (or such other date as is mutually agreed upon by the Parties on or prior to June 30, 2001), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this
         Section 10.1(e); or

                  (f) By FNB in the event that dissenters' rights claimed pursuant to the applicable provisions of the FBCA, aggregate more than 10% of the issued and outstanding CCBI Common Shares; or

                  (g) By the Board of Directors of either FNB or CCBI (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(b) of this Agreement in the case of CCBI and
         Section 9.3(a) in the case of FNB or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

                  (h) By CCBI, if at any time prior to the Effective Time, the fairness opinion of the Financial Advisor is withdrawn; or

                  (i) By CCBI, if, prior to the Effective Time, a corporation, partnership, person, or other entity or group shall have made a bona fide Acquisition Proposal that the CCBI Board determines in its good faith judgment and in the exercise of its fiduciary duties, with respect to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, is more favorable to the CCBI stockholders and that the failure to terminate this Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties.

         10.2     Effect of Termination.

                  (a) In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Sections 8.5 and 11.1 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b) or 10.1(c) of this Agreement shall not relieve the breaching Party from liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

                  (b) In the event this Agreement is terminated as a result of FNB's failure to satisfy any of its representations, warranties or covenants set forth herein, FNB shall reimburse CCBI for its reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages.

                  (c) In the event this Agreement is terminated as a result of CCBI's failure to satisfy any of its representations, warranties or covenants set forth herein, CCBI shall reimburse FNB for its reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $250,000, which amount shall not be deemed an exclusive remedy or liquidated damages.

                  (d) In the event FNB exercises its option to purchase any number of CCBI Common Shares pursuant to and in accordance with the terms of the Stock Option Agreement, FNB shall, at the time of such exercise, pay to CCBI an amount equal to the aggregate amount which has at such time been paid by CCBI to FNB pursuant to Section 10.2(c) hereof.

         10.3 Non-Survival of Representations and Covenants. The respective representations and warranties of the Parties shall not survive the Effective Time. All agreements of the Parties to this Agreement which by their terms are to be performed following the Effective Time shall survive the Effective Time until performed in accordance with their terms.


                                  ARTICLE 11
                                 MISCELLANEOUS


         11.1     Definitions.

                  (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                  "1933 Act" shall mean the Securities Act of 1933, as amended.

                  "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Acquisition Proposal" with respect to FNB or CCBI shall mean any tender offer or exchange offer or any proposal for a merger, consolidation, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries (other than the transactions contemplated or permitted by this Agreement).

                  "Affiliate" of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

                  "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

                  "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                  "BHC Act" shall mean the Federal Bank Holding Company Act of 1956, as amended.

                  "CCBF" shall have the meaning set forth in the Preamble of this Agreement.

                  "CCBI" shall have the meaning set forth in the first paragraph of this Agreement.

                  "CCBI Benefits Plans" shall have the meaning set forth in
         Section 5.12(a) of this Agreement.

                  "CCBI Common Shares" shall mean the $0.01 par value common stock of CCBI.

                  "CCBI Companies" shall mean, collectively, CCBI and all CCBI Subsidiaries.

                  "CCBI Contract" shall have the meaning set forth in Section 5.13.

                  "CCBI Disclosure Memorandum" shall mean the written information entitled "CCBI Disclosure Memorandum" delivered prior to the date of this Agreement to FNB describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                  "CCBI ERISA Plan" shall have the meaning set forth in Section 5.12(a) of this Agreement.

                  "CCBI Financial Statements" shall mean certain financial statements of CCBI consisting of (i) the consolidated balance sheets and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) as of and for each of the three years ended December 31, 1999, 1998 and 1997, as filed by CCBI in SEC Documents, and (ii) the consolidated balance sheets and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to any period ended subsequent to December 31, 1999.

                  "CCBI Options" shall have the meaning set forth in Section 3.5(a) of this Agreement.

                  "CCBI SEC Reports" shall have the meaning set forth in
         Section 5.5(a) of this Agreement.

                  "CCBI Stock Plans" shall have the meaning set forth in
         Section 3.5(a) of this Agreement.

                  "CCBI Subsidiaries" shall mean the Subsidiaries of CCBI, which shall include the CCBI Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of CCBI in the future and owned by CCBI at the Effective Time.

                  "Change in Control of FNB" shall mean that at any time between the date of this Agreement and the Effective Time, any person, corporation, or group of associated persons acting individually or in concert enters into any agreement, understanding, contract, or other arrangement to acquire, or otherwise acquires (or the right to acquire) by merger, consolidation, the purchase of capital stock (or Rights to purchase capital stock) of FNB, or the purchase of substantially all of the Assets of FNB, or otherwise becomes a direct or indirect beneficial owner of, shares of Common Stock of FNB representing an aggregate of more than 50% of the votes then entitled to be cast at an election of directors of FNB.

                  "Closing" shall have the meaning set forth in Section 1.2 of this Agreement.

                  "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person.

                  "Contract" shall mean any written agreement, commitment, contract, note, bond, mortgage, indenture, instrument, lease, obligation, or plan of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock or Assets.

                  "Default" shall mean (i) any breach or violation of or default under any Contract, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any liability under, any Contract where, in any such event, such default is reasonably likely to have a Material Adverse Effect on a Party.

                  "Derivatives Contract" shall have the meaning set forth in
         Section 5.19 of this Agreement.

                  "Designated Price" shall mean the average of the high and low price of FNB Common Stock as reported by Nasdaq (as reported in the Wall Street Journal, or if not reported thereby, another authoritative source selected by FNB) or such other trading system or exchange upon which the FNB Common Stock shall then be traded for the ten (10) consecutive full trading days in which such shares are traded ending on the fifth business day preceding the Determination Date.

                  "Determination Date" shall mean the date on which the last of the following occurs: (i) the effective date (including expiration of any applicable waiting period required by Law) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of CCBI approve this Agreement to the extent that such approval is required by applicable Law.

                  "Dissent Provisions" shall have the meaning set forth in
         Section 3.1(e) of this Agreement.

                  "Dissenting CCBI Shares" shall have the meaning set forth in
         Section 3.1(e) of this Agreement.

                  "Dissenting Shareholders" shall have the meaning set forth in
         Section 3.1(e) of this Agreement.

                  "Effective Time" shall have the meaning set forth in Section
         1.3 of this Agreement.

                  "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "Exchange Agent" shall have the meaning set forth in Section
         4.1 of this Agreement.

                  "Exchange Ratio" shall have the meaning set forth in Section 3.1(c) of this Agreement.

                  "Exhibits" 1, 2 and 3 shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                  "FBCA" shall mean the Florida Business Corporation Act.

                  "Financial Advisor" shall have the meaning set forth in
         Section 8.19 of this Agreement.

                  "Florida Articles of Merger" shall mean the Articles of Merger to be executed by CCBI and FNB and filed with the Secretary of State of the State of Florida relating to the Merger as contemplated by Section 1.1 of this Agreement.

                  "FNB" shall have the meaning set forth in the first paragraph of this Agreement.

                  "FNB Capital Stock" shall have the meaning set forth in
         Section 6.3 of this Agreement.

                  "FNB Common Stock" shall mean the $2 par value common stock of FNB.

                  "FNB Companies" shall mean, collectively, FNB and all FNB Subsidiaries.

                  "FNB Disclosure Memorandum" shall mean the written information entitled "FNB Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to CCBI describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

                  "FNB Financial Statements" shall mean certain financial statements of FNB consisting of (i) the consolidated balance sheets and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) as of and for each of the three years ended December 31, 1999, 1998, and 1997, as filed by FNB in SEC Documents, and (ii) the consolidated balance sheets and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to any period ended subsequent to December 31, 1999.

                  "FNB Preferred Stock" shall mean the $10 par value preferred stock of FNB.

                  "FNB SEC Reports" shall have the meaning set forth in Section 6.5(a) of this Agreement.

                  "FNB Subsidiaries" shall mean the Subsidiaries of FNB, which shall include any corporation, bank, savings association, or other organization acquired as a Subsidiary of FNB in the future and owned by FNB at the Effective Time.

                  "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved applicable to banks or bank holding companies, as the case may be.

                  "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable

         Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities, and any polychlorinated biphenyls).

                  "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Indemnified Party" shall have the meaning set forth in
         Section 8.16 of this Agreement.

                  "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior or executive vice president of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

                  "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

                  "Lien" with respect to any Asset, shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable or being contested in good faith, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and
         (iii) other Liens incurred in the ordinary course of the banking business.

                  "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.

                  "Loan Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or its Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                  "material" shall mean significant in the context in which such term is used.

                  "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

                  "Merger" shall have the meaning set forth in the Preamble of this Agreement.

                  "Nasdaq" shall mean the Nasdaq Stock Market, Inc.

                  "Order" shall mean any decree, injunction, judgment, order, decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                  "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                  "Party" shall mean either CCBI, CCBF or FNB, and "Parties" shall mean CCBI, CCBF and FNB.

                  "PBCL" shall mean the Pennsylvania Business Corporation Law.

                  "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person.

                  "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "Proxy Statement" shall mean the proxy statement used by CCBI to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of FNB relating to the issuance of the FNB Common Stock to holders of CCBI Common Shares.

                  "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by FNB under the 1933 Act with respect to the shares of FNB Common Stock to be issued to the shareholders of CCBI in connection with the transactions contemplated by this Agreement.

                  "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the SEC, NASD, Nasdaq and all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries.

                  "Rights" shall mean all arrangements, calls, commitments, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or any contract, commitments or other arrangements by which a Person is or may be bound to issue additional shares of its capital stock or options, warrants, rights to purchase or acquire any additional shares of its capital stock, or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

                  "SEC" shall mean the Securities and Exchange Commission.

                  "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                  "Securities Laws" shall mean the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                  "Shareholders' Meeting" shall mean the meeting of the shareholders of CCBI to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

                  "Stock Option Agreement" shall have the meaning set forth in the Preamble of this Agreement.

                  "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

                  "Surviving Corporation" shall mean FNB as the surviving corporation resulting from the Merger.

                  "Takeover Laws" shall mean Sections 607.0901 through 607.0903, inclusive, of the FBCA.

                  "Tax" or "Taxes" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto.

                  "Tax Opinion" shall have the meaning set forth in Section 9.1(g) of this Agreement.

                  "Taxable Period" shall mean any period prescribed by any governmental authority, including the United States or any state, local, foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

                  "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                  (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         11.2     Expenses.

                  (a) Except as otherwise provided in this Section 11.2 and
         Section 10.2, each of FNB and CCBI shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of FNB and CCBI shall each bear and pay one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

                  (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute an exclusive remedy or liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

         11.3 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by CCBI or FNB, each of CCBI and FNB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any liability in respect of any such claim.

         11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Other than as provided in Section 8.16, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

         11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of CCBI Common Shares, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of CCBI Common Shares without the further approval of such shareholders.

         11.6 Obligations of FNB. Whenever this Agreement requires FNB (including the Surviving Corporation) to take any action, such requirement shall be deemed to include an undertaking by FNB to cause the FNB Subsidiaries to take such action.

         11.7     Waivers.

                  (a) Prior to or at the Effective Time, FNB, acting through its Board of Directors, chief executive officer, president, or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by CCBI, to waive or extend the time for the compliance or fulfillment by CCBI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FNB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FNB.

                  (b) Prior to or at the Effective Time, CCBI, acting through its Board of Directors, chief executive officer, president or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by FNB, to waive or extend the time for the compliance or fulfillment by FNB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CCBI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CCBI.

                  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         11.8 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors, and assigns.

         11.9 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:


         CCBI and CCBF:        Citizens Community Bancorp, Inc.
                               650 East Elkcam Circle
                               Marco Island, Florida 34145
                               Telecopy Number: (941) 393-2311
                               Attention: Richard Storm, Jr.


         Copy to Counsel:      Igler & Dougherty, P.A.
                               1501 Park Avenue East
                               Tallahassee, Florida 32301
                               Telecopy Number: (850) 878-1230
                               Attention: A. George Igler, Esq.


         FNB:                  One FNB Boulevard
                               Hermitage, PA 16148
                               Telecopy Number: 724-983-3515
                               Attention: President and Chief Operating Officer


         Copy to Counsel:      Smith, Gambrell & Russell, LLP
                               1230 Peachtree Road, NE
                               Suite 3100, Promenade II
                               Atlanta, Georgia 30309
                               Telecopy Number: 404-685-7058
                               Attention:  Robert C. Schwartz, Esq.

         11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable conflicts of Laws, except to the extent this Agreement is required to be governed by Laws of the Commonwealth of Pennsylvania.

         11.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         11.12 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officer as of the day and year first above written.



                         F.N.B. CORPORATION


                         By: /s/ Gary L. Tice
                            ---------------------------------------------------
                            Gary L. Tice, President and Chief Operating Officer



                         CITIZENS COMMUNITY BANCORP, INC.


                         By: /s/ Richard Storm, Jr.
                            ---------------------------------------------------
                            Richard Storm, Jr., Chairman and
                            Chief Executive Officer



                         CITIZENS COMMUNITY BANK OF FLORIDA


                         By: /s/ Richard Storm, Jr.
                            ---------------------------------------------------
                            Richard Storm, Jr., Chairman and
                            Chief Executive Officer

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT (this "Agreement") is entered into this 18th day of December, 2000, between F.N.B. Corporation, a Pennsylvania corporation ("FNB") and Citizens Community Bancorp, Inc., a Florida corporation ("CCBI").

                                   WITNESSETH:

         WHEREAS, concurrently with the execution of this Agreement, FNB, CCBI and Citizens Community Bank of Florida, a wholly owned subsidiary of CCBI, are entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which CCBI will be merged with and into FNB; and

         WHEREAS, as a condition and inducement to FNB's pursuit of the transactions contemplated by the Merger Agreement and in consideration therefor, CCBI has agreed to grant FNB the Option (as hereinafter defined).

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

         1. (a) CCBI hereby grants to FNB an irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 672,000 authorized but unissued fully paid and nonassessable Common Shares, $0.01 par value, of CCBI ("Common Shares"), at a price per Common Share equal to $7.50 (as adjusted as set forth herein, the "Option Price"); provided, that in no event shall the number of Shares for which this Option is exercisable, when combined with the CCBI Common Shares beneficially owned by FNB at such time the Option is exercised by FNB, exceed 19.9% of the issued and outstanding Common Shares. The number of Common Shares that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

                  (b) In the event that any additional Common Shares are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of Common Shares subject to the Option shall be increased so that, after such issuance, such number equals 19.9% of the number of Common Shares then issued and outstanding including Common Shares beneficially owned by FNB, but without giving effect to any Shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize CCBI or FNB to breach any provision of the Merger Agreement.

         2. (a) Subject to compliance with applicable laws and regulations, FNB may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined). For the purposes of this Agreement, the term "Exercise Termination Event" shall mean the earlier to occur of: (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event (other than termination due to the failure of FNB to satisfy a condition to closing); (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event; or (iv) such other date as to which FNB and CCBI agree.

                  (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                           (i) CCBI or any of its Subsidiaries (as hereinafter
                  defined) (each a "CCBI Subsidiary"), without having received FNB's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "1934 Act"), and the rules and regulations thereunder) other than FNB, or the Board of Directors of CCBI shall have recommended that the shareholders of CCBI approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement or this Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving CCBI or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of CCBI, (y) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of CCBI or any Significant Subsidiary of CCBI, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 15% or more of the voting power of CCBI or any Significant Subsidiary of CCBI, and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

                           (ii) Any person (excluding the officers and directors
                  of CCBI) other than FNB, any FNB Subsidiary, or any CCBI Subsidiary acting in a fiduciary capacity shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding Common Shares (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

                           (iii) The shareholders of CCBI shall not have
                  approved the transactions contemplated by the Merger Agreement at the meeting held for that purpose or any adjournment thereof, or such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, in either case, after CCBI's Board of Directors shall have withdrawn or materially modified (or publicly announced its intention to withdraw or materially modify or interest in withdrawing or materially modifying) its recommendation that the shareholders of CCBI approve the transactions contemplated by the Merger Agreement, or CCBI or any CCBI Subsidiary, without having received FNB's prior written consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose or interest in authorizing, recommending or proposing) an agreement to engage in an Acquisition Transaction, with any person other than FNB or a FNB Subsidiary;

                           (iv) Any person other than FNB or any FNB Subsidiary
                  shall have made a bona fide proposal to CCBI or its shareholders to engage in an Acquisition Transaction, which proposal has an economic value equivalent to or in excess of that of FNB.

                           (v) CCBI shall have willfully and materially breached
                  any material covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and such breach would entitle FNB to terminate the Merger Agreement; or

                           (vi) Any person other than FNB or any FNB Subsidiary,
                  other than in connection with a transaction to which FNB has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

                  (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                           (i) The acquisition by any person of beneficial
                  ownership of 25% or more of the then outstanding Common Shares; or

                           (ii) The occurrence of the Initial Triggering Event
                  described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) shall be 25%.

                  (d) CCBI shall notify FNB promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by CCBI shall not be a condition to the right of FNB to exercise the Option.

                  (e) No shares shall be issued pursuant to the exercise of this Option if (i) at the time of the Initial Triggering Event and at the time of exercise, FNB is in material breach under the Merger Agreement, or (ii) a preliminary or permanent injunction has been issued by a court of proper jurisdiction.

                  (f) In the event FNB is entitled to and wishes to exercise the Option, it shall send to CCBI a written notice prior to an Exercise Termination Event (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 10 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, FNB shall promptly file the required notice or application for approval, shall promptly notify the CCBI of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

                  (g) At the closing referred to in subsection (f) of this
Section 2, FNB shall pay to CCBI the aggregate purchase price for the Common Shares purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by CCBI, provided that failure or refusal of CCBI to designate such a bank account shall not preclude FNB from exercising the Option.

                  (h) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (g) of this Section 2, CCBI shall deliver to FNB a certificate or certificates representing the number of Common Shares purchased by FNB and, if the Option should be exercised in part only, a new Option evidencing the rights of FNB thereof to purchase the balance of the shares purchasable thereunder. In addition, FNB shall provide to CCBI a letter agreeing that FNB will not offer to sell or dispose of such shares in violation of applicable law or this Agreement

                  (i) Certificates for Common Shares delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

                           "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and CCBI and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of CCBI and will be provided to the holder hereof without charge upon receipt by CCBI of a written request therefor."

It is understood and agreed that: (1) the reference to the resale restrictions of the Securities Act of 1933 (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if FNB shall have delivered to CCBI a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to CCBI, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the proceeding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

                  (j) Upon the giving by FNB to CCBI of the written notice of exercise of the Option provided for under subsection (f) of this Section 2 and the tender of the applicable purchase price in immediately available funds FNB shall be deemed to be the holder of record of the Common Shares issuable upon such exercise, notwithstanding that the stock transfer books of CCBI shall then be closed or that certificates representing such Common Shares shall not then be actually delivered to FNB. CCBI shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of FNB or its assignee, transferee or designee.

         3. CCBI agrees: (a) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Common Shares so that the Option may be exercised without additional authorization of Common Shares after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Shares; (b) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by CCBI; (c) promptly to take all action as may from time to time be required (including (i) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C.
Section 18a and regulations promulgated thereunder and (ii) in the event, under the Bank Holding Company Act of 1956, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with FNB in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit FNB to exercise the Option and CCBI duly and effectively to issue Common Shares pursuant hereto; and (d) promptly to take all action provided herein to protect the rights of FNB against dilution as set forth in Section 5 hereof.

         4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of FNB, upon presentation and surrender of this Agreement at the principal office of CCBI, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of Common Shares purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by CCBI of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, CCBI will execute and deliver a new Agreement of like tenor and date.

         5. The number of Common Shares purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this
Section 5.

                  (a) During the term of this Agreement, in the event of any change in Common Shares by reason of stock dividends, splitups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of Common Shares purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional Common Shares are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of Common Shares that remain subject to the Option shall be increased so that, after such issuance and together with Common Shares previously issued pursuant to the exercise of the Option by FNB (together with the number of Common Shares otherwise beneficially owned by FNB, as adjusted on account of any of the foregoing changes in the Common Shares), such number equals 19.9% of the number of Common Shares then issued and outstanding.

                  (b) Whenever the number of Common Shares purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of Common Shares purchasable prior to the adjustment and the denominator of which shall be equal to the number of Common Shares purchasable after the adjustment.

         6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, CCBI shall, at the request of FNB delivered prior to an Exercise Termination Event (or such later period as provided in Section 8), or any of the Common Shares issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any Common Shares issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by FNB. CCBI will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 90 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. FNB shall have the right to demand two such registrations. The first demand registration effected under this Section 6 shall be at CCBI's expense except for underwriting commissions and the fees and expenses of FNB's counsel attributable to the registration of the Common Shares. The second demand registration shall be at FNB's expense. In addition, if at any time after the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, CCBI proposes to register any of its equity securities under the 1933 Act, whether for sale for its own account or for the account of any other person, on a form and in a manner which would permit registration of the Common Shares issued pursuant hereto for sale to the public under the 1933 Act, it will each such time give prompt written notice to FNB of its intention to do so, describing such securities and specifying the form and manner and the other relevant facts involved in such proposed registration, and upon the written request of FNB delivered to the Company within 10 business days after the giving of any such notice (which request shall specify the Common Shares intended to be disposed of and the intended method or methods of disposition thereof), CCBI will use its best efforts to effect the registration under the 1933 Act of all Common Shares which CCBI has been so requested to register by FNB, to the extent requisite to permit the disposition of the Common Shares in accordance with the intended methods thereof as specified by FNB. CCBI shall be obligated to effect only one such piggy-back registration pursuant to this Section 6. FNB shall pay such incremental expenses incurred by CCBI in connection with registering the Common Shares requested to be registered by FNB pursuant to its piggy-back registration rights under this Section 6, which expenses are in addition to the expenses that CCBI would have otherwise incurred in registering equity securities under the 1933 Act. The foregoing notwithstanding, if, at the time of any request by FNB for registration of Option Shares as provided above, CCBI has initiated discussions with investment bankers concerning, or is in registration with respect to an underwritten public offering of Common Shares, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Option Shares would interfere with the successful marketing of the Common Shares offered by CCBI, the number of

Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of FNB shall constitute at least 25% of the total number of shares to be sold by FNB and CCBI in the aggregate; and provided further, however, that if such reduction occurs, then the CCBI shall file a registration statement for the balance as promptly as practical thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and FNB shall thereafter be entitled to one additional registration. FNB shall provide all information reasonably requested by CCBI for inclusion in any registration statement to be filed hereunder. If requested by FNB in connection with such registration, CCBI shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for CCBI. In any such registration, CCBI and FNB shall agree to indemnify each other on customary terms with regard to any information provided by such party. Upon receiving any request under this
Section 6 from FNB, CCBI agrees to send a copy thereof to any other person known to CCBI to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

         7. (a) In the event that, prior to an Exercise Termination Event, CCBI shall enter into an agreement (i) to consolidate with or merge into any person, other than FNB or a FNB Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than FNB or a FNB Subsidiary, to merge into CCBI and CCBI shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding Common Shares shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding Common Shares shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its or any Significant Subsidiary's assets or deposits to any person, other than FNB or a FNB Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of FNB, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

                  (b) The following terms have the meanings indicated:

                           (i) "Acquiring Corporation" shall mean (i) the
                  continuing or surviving corporation of a consolidation or merger with CCBI (if other than CCBI), (ii) CCBI in a merger in which CCBI is the continuing or surviving person, and (iii) the transferee of all or substantially all of CCBI's assets or deposits (or the assets or deposits of a Significant Subsidiary of CCBI).

                           (ii) "Substitute Common Shares" shall mean the common
                  shares issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

                           (iii) "Assigned Value" shall mean the highest of (i)
                  the price per share of Common Shares at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Shares to be paid by any third party pursuant to an agreement with CCBI, or (iii) in the event of a sale of all or substantially all of CCBI's assets, the sum of the net price paid in such sale for such assets and the current market value of the remaining net assets of CCBI as determined by a nationally recognized investment banking firm selected by FNB, divided by the number of Common Shares of CCBI outstanding at the time of such sale. In determining the Assigned Value, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by FNB, at FNB's expense.

                           (iv) "Average Price" shall mean the average closing
                  price of the Substitute Common Shares for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the substitute Common Shares on the day preceding such consolidation, merger or sale; provided that if CCBI is the issuer of the Substitute Option, the Average Price shall be computed with respect to common shares issued by the person merging into CCBI or by any company which controls or is controlled by such person, as FNB may elect.

                  (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to FNB. The issuer of the Substitute Option shall enter into an agreement with FNB in substantially the same form as this Agreement, which agreement shall be applicable to the Substitute Option.

                  (d) The Substitute Option shall be exercisable for such number of Substitute Common Shares as is equal to the Assigned Value multiplied by the number of Common Shares for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per Substitute Common Share shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of Common Shares for which the Option is then exercisable and the denominator of which shall be the number of Substitute Common Shares for which the Substitute Option is exercisable.

                  (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for a number of shares which together with shares of the Acquiring Corporation then beneficially owned by FNB, constitutes more than 19.9% of the shares of Substitute Common Shares outstanding prior to exercise of the Substitute Option.

         9.       CCBI hereby represents and warrants to FNB as follows:

                  (a) CCBI has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of CCBI and no other corporate proceedings on the part of CCBI are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by CCBI.

                  (b) CCBI has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of Common Shares equal to the maximum number of Common Shares at any time and from time to time issuable hereunder, and all such shares, upon issuance hereto will be duly authorized, validly issued, fully paid and nonassessable.

         10. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party.

         11. Each of FNB and CCBI will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation applying to the Federal Reserve Board under the Bank Holding Company Act for approval to acquire the shares issuable hereunder, but FNB shall not be obligated to apply to state banking authorities for approval to acquire the Common Shares issuable hereunder until such time, if ever, as it deems appropriate to do so.

         12. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

         13. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that FNB is not permitted to acquire, or CCBI is not permitted to repurchase pursuant to Section 7, the full number of Common Shares provided in Section 1(a) hereof (as adjusted pursuant to Section 5 hereof), it is the express intention of CCBI to allow FNB to acquire or to require CCBI to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

         14. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

         15. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         16. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         17. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         18. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

         19. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officer thereunto duly authorized, all as of the date first above written.

                                    F.N.B. CORPORATION


                                By: /s/ Gary L. Tice
                                    --------------------------------------------
                                    Gary L. Tice
                                    President and Chief Operating Officer

                                    CITIZENS COMMUNITY BANCORP, INC.


                                By: /s/ Richard Storm, Jr.
                                    --------------------------------------------
                                    Richard Storm, Jr.
                                    Chairman and Chief Executive Officer

                                                                      APPENDIX C

                      [LETTERHEAD OF ALLEN C. EWING & CO.]



January 22, 2001


Board of Directors
Citizens Community Bancorp, Inc.
650 E. Elkcam Circle
Marco Island, Florida 34145

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Citizens Community Bancorp, Inc. (the "Company") of Marco Island, Florida, the registered bank holding for Citizens Community Bank of Florida (the "Bank"), in regard to the terms of the proposed acquisition of 100% of the shares of the Company by F.N.B. Corporation ("F.N.B."), a Pennsylvania corporation, of Hermitage, Pennsylvania (the "Merger"). Immediately upon consummation of the Merger, the Bank shall be merged into First National Bank of Florida, a wholly owned subsidiary of F.N.B. The shareholders of the Company will receive registered shares of F.N.B. in a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code.

In arriving at its opinion, Ewing relied upon the accuracy and completeness of the information provided by the Company, which was used in the preparation of the accompanying analysis. Ewing did not conduct an independent verification of such information or perform an independent appraisal of the Company's assets and liabilities.

Based upon the accompanying analysis and our knowledge of and experience in the valuation of Florida banks and their securities, it is our opinion that the terms of the Merger are fair, from a financial point of view, to the shareholders of the Company.

The opinion of Allen C. Ewing & Co. ("Ewing") is directed to the Board of Directors and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the shareholders' meeting held in connection with the proposed Merger. Ewing has not been requested to opine as to, and the opinion does not address, the Board's underlying business decision to support and recommend the acquisition to the shareholders.

Very truly yours,

ALLEN C. EWING & CO.



By: /s/ Benjamin C. Bishop, Jr.
    ----------------------------------------
    Benjamin C. Bishop, Jr.

                                                                      APPENDIX D

         607.1301 DISSENTER'S RIGHTS; DEFINITIONS. The following definitions apply to ss. 607.1302 and 607.1320:

         (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

         607.1302 RIGHT OF SHAREHOLDERS TO DISSENT. (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

         (a) Consummation of a plan of merger to which the corporation is a party:

         1.       If the shareholder is entitled to vote on the merger, or

         2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

         (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

         (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

         (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

         (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

         1. Altering or abolishing any preemptive rights attached to any of his or her shares;

         2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

         3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

         4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

         5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

         6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

         7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

         (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

         (2) A shareholder dissenting from any amendment specified in paragraph (1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

         (3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

         (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

         (5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS. (1)(a) If a proposed corporate action creating dissenters' rights under s. 607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

         1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

         2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

         (b)      If proposed corporate action creating dissenters' rights under
s. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

         (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

         (3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

         (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

         (a)      Such demand is withdrawn as provided in this section;

         (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

         (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

         (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

         (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

         (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

         (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

         (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

         (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in the state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and compliant and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

         (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

         (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

         (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS


         Numbered Paragraph 6.b of the FNB Articles of Incorporation provides as follows:


         Directors and Officers of the Corporation shall be indemnified as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened action, suit or proceedings, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Corporation or otherwise), arising out of their service to the Corporation or to another organization at the request of the Corporation, or because of their positions with the Corporation. Persons who are not Directors or Officers of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The Corporation may purchase and maintain insurance to protect itself and any such Director, Officer or other person against any liability, cost or expense asserted against or incurred by him in respect of such service, whether or not the Corporation would have the power to indemnify him against such liability by law or under the provisions of this paragraph. The provisions of this paragraph shall be applicable to persons who have ceased to be Directors or Officers, and shall inure to the benefit of the heirs, executors and administrators of persons entitled to indemnity hereunder.

         Article IX of the FNB Bylaws provides that FNB shall indemnify each director and officer of FNB and of its controlled subsidiaries made or threatened to be made a party to any civil, criminal, administrative action, suit or proceeding (whether brought by or in the name of FNB or otherwise) arising out of such director's or officer's service to FNB or to another organization at FNB's request against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director and officer in connection with such action, suit or proceeding. Indemnification shall not be made with respect to actions, suits or proceedings where the act or omission giving rise to the claim for indemnification has been determined to have constituted willful misconduct or recklessness or where prohibited by law. In addition, expenses incurred by each director and officer in defending any such action, suit or proceeding shall be paid by FNB in advance of the final disposition of such action, suit or proceeding if an undertaking (in form and scope satisfactory to FNB) shall have been furnished to FNB to repay amounts so advanced if and to the extent it shall ultimately be determined that such officer or director is not entitled to indemnification and certain other conditions shall have been satisfied. FNB may purchase and maintain insurance, create a fund of any nature, grant a security interest or otherwise secure or insure in any manner its indemnification obligations.

         Section 1741 of the PBCL provides that a corporation shall (subject to the provisions described in the second succeeding paragraph) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

         Under Section 1744 of the PBCL, any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in a specific case upon a determination that indemnification of the representative is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made:


                  (1) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; or


                  (2) If such quorum is not obtainable or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or


                  (3)      By the shareholders.


         Notwithstanding the above, Section 1743 provides that to the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         Under Section 1745 of the PBCL, expenses (including attorneys' fees) incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

         Section 1746 of the PBCL further provides that the indemnification provided by Sections 1741, 1742 and 1743 and the advancement of expenses provided by Section 1745 shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders, disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office. A corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, whether arising under or pursuant to Section 1746 or otherwise. Indemnification pursuant to Section 1746 shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

         Indemnification pursuant to Section 1746 under any bylaw, agreement, vote of shareholders, or directors or otherwise may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in such Section 1746 and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Section 1746 declares such indemnification to be consistent with the public policy of Pennsylvania.

         The foregoing is only a general summary of certain aspects of Pennsylvania law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnification shall or may be made and accordingly are incorporated herein by reference as
Exhibit 99.3 of this registration statement.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


         The following exhibits are filed with or incorporated by reference in this Registration Statement:


EXHIBIT NO.       DESCRIPTION OF EXHIBIT
-----------       ----------------------
   2.1            Agreement and Plan of Merger, by and among F.N.B. Corporation, Citizens Community Bancorp, Inc.
                  and Citizens Community Bank of Florida (included as Appendix A to the proxy statement/prospectus)
   5.1            Opinion of Charles C. Casalnova, Corporate Counsel of FNB.
   8.1            Form of Tax Opinion of Igler & Dougherty, P.A.
  10.1            Stock Option Agreement by and between FNB and CCBI, dated December 18, 2000 (included as
                  Appendix B to the proxy statement/prospectus)
  23.1            Consent of Ernst & Young LLP
  23.2            Consent of Bobbitt, Pittenger & Company, P.A.
  23.3            Consent of Hacker, Johnson & Smith PA
  23.4            Consent of Hacker, Johnson & Smith PA
  23.5            Consent of Charles C. Casalnova, Corporate Counsel of FNB (included in Exhibit 5.1)
  23.6            Consent of Igler & Dougherty, P.A. (included in Exhibit 8.1)
  23.7            Consent of Allen C. Ewing & Co.
  24.1            Powers of Attorney
  99.1            Form of Proxy for Special Meeting of Shareholders of CCBI
  99.2            Opinion of Allen C. Ewing & Co. (included as Appendix C to the proxy statement/prospectus)
  99.3            Provisions of Pennsylvania law regarding indemnification of directors and officers


ITEM 22. UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                  Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                  (d)      (1)      The undersigned Registrant hereby
         undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                           (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, Commonwealth of Pennsylvania, on February 6, 2001.


                                    F.N.B. CORPORATION


                                    By: /s/ Gary L. Tice
                                       ----------------------------------------
                                       Gary L. Tice
                                       President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                       SIGNATURE                                         TITLE                            DATE
                       ---------                                         -----                            ----

                          *                                       Chairman of the Board           February 6, 2001
---------------------------------------------------
                   Peter Mortensen


                 /s/ Gary L. Tice                           President, Chief Executive Officer    February 6, 2001
---------------------------------------------------         and Director (principal executive
                    Gary L. Tice                                          officer)


                          *                                           Vice Chairman               February 6, 2001
---------------------------------------------------
                  Stephen J. Gurgovits


                /s/ John D. Waters                          Vice President and Chief Financial    February 6, 2001
---------------------------------------------------         Officer (principal financial and
                    John D. Waters                                 accounting officer)


---------------------------------------------------                       Director
                  W. Richard Blackwood


---------------------------------------------------                       Director
                    Alan C. Bomstein


                          *                                               Director                February 6, 2001
---------------------------------------------------
                  William B. Campbell


                          *                                               Director                February 6, 2001
---------------------------------------------------
                   Charles T. Cricks


                          *                                               Director                February 6, 2001
---------------------------------------------------
                     Henry M. Ekker


                          *                                               Director                February 6, 2001
---------------------------------------------------
                    James S. Lindsey


                          *                                               Director                February 6, 2001
---------------------------------------------------
                     Paul P. Lynch

                                                                         Director
---------------------------------------------------
                     Edward J. Mace


                                                                         Director
---------------------------------------------------
                     Robert S. Moss


                                                                         Director
---------------------------------------------------
                    William A. Quinn


                          *                                              Director                 February 6, 2001
---------------------------------------------------
                   William J. Strimbu


                          *                                              Director                 February 6, 2001
---------------------------------------------------
                   Archie O. Wallace


                          *                                              Director                 February 6, 2001
---------------------------------------------------
                    James T. Weller


                                                                         Director
---------------------------------------------------
                     Eric J. Werner


                                                                         Director
---------------------------------------------------
                    Robert B. Wiley


                          *                                              Director                 February 6, 2001
---------------------------------------------------
                    Donna C. Winner


* By: /s/ John D. Waters
     ----------------------------------------------
     John D. Waters, as Attorney-in-Fact,
     pursuant to Powers of Attorney filed as
     Exhibit 24.1 to this Registration Statement

                                 EXHIBIT INDEX


EXHIBIT NO.       DESCRIPTION OF EXHIBIT
-----------       ----------------------
   2.1            Agreement and Plan of Merger, by and among F.N.B. Corporation, Citizens Community Bancorp, Inc.
                  and Citizens Community Bank of Florida (included as Appendix A to the proxy statement/prospectus)
   5.1            Opinion of Charles C. Casalnova, Corporate Counsel of FNB.
   8.1            Form of Tax Opinion of Igler & Dougherty, P.A.
  10.1            Stock Option Agreement by and between FNB and CCBI, dated December 18, 2000 (included as
                  Appendix B to the proxy statement/prospectus)
  23.1            Consent of Ernst & Young LLP
  23.2            Consent of Bobbitt, Pittenger & Company, P.A.
  23.3            Consent of Hacker, Johnson & Smith PA
  23.4            Consent of Hacker, Johnson & Smith PA
  23.5            Consent of Charles C. Casalnova, Corporate Counsel of FNB (included in Exhibit 5.1)
  23.6            Consent of Igler & Dougherty, P.A. (included in Exhibit 8.1)
  23.7            Consent of Allen C. Ewing & Co.
  24.1            Powers of Attorney
  99.1            Form of Proxy for Special Meeting of Shareholders of CCBI
  99.2            Opinion of Allen C. Ewing & Co. (included as Appendix C to the proxy statement/prospectus)
  99.3            Provisions of Pennsylvania law regarding indemnification of directors and officers